Exhibit 99.(b) (5)

EXECUTION COPY

€2,275,000,000

BRIDGE FACILITY AGREEMENT

dated 30 November 2005 as amended and restated on January 12, 2006 for

NORDIC TELEPHONE COMPANY HOLDING APS

arranged by

BARCLAYS CAPITAL

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

DEUTSCHE BANK AG, LONDON BRANCH

J.P. MORGAN plc

THE ROYAL BANK OF SCOTLAND plc

with

J.P. MORGAN EUROPE LIMITED

acting as Bridge Facility Agent

and

J.P. MORGAN EUROPE LIMITED

acting as Security Agent

CONTENTS

CLAUSE		PAGE
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION	3

SECTION 2
THE FACILITY

2.	THE FACILITY	38
3.	PURPOSE	38
4.	CONDITIONS OF UTILISATION	39

SECTION 3
UTILISATION

5.	UTILISATION	42

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT	43
7.	PREPAYMENT AND CANCELLATION	43

SECTION 5
COSTS OF UTILISATION

8.	INTEREST	63
9.	CHANGES TO THE CALCULATION OF INTEREST	64
10.	FEES	65

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS-UP AND INDEMNITIES	66
12.	INCREASED COSTS	70
13.	OTHER INDEMNITIES	71
14.	MITIGATION BY THE LENDERS	72
15.	COSTS AND EXPENSES	73

SECTION 7
GUARANTEE

16.	GUARANTEE AND INDEMNITY	75

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS	81
18.	INFORMATION UNDERTAKINGS	89
19.	FINANCIAL COVENANTS	97
20.	GENERAL UNDERTAKINGS	112
21.	EVENTS OF DEFAULT	148

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SECTION 9
CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS	154
23.	CHANGES TO THE OBLIGORS	160

SECTION 10
THE FINANCE PARTIES

24.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS	162
25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	168
26.	SHARING AMONG THE FINANCE PARTIES	168

SECTION 11
ADMINISTRATION

27.	PAYMENT MECHANICS	171
28.	SET-OFF	174
29.	NOTICES	174
30.	CALCULATIONS AND CERTIFICATES	176
31.	PARTIAL INVALIDITY	176
32.	REMEDIES AND WAIVERS	177
33.	AMENDMENTS AND WAIVERS	177
34.	COUNTERPARTS	180

SECTION 12
GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW	181
36.	ENFORCEMENT	181

THE SCHEDULES

ii

THIS AGREEMENT is dated 30 November 2005 as amended and restated on 12 January 2006 and made between:

(1)                            NORDIC TELEPHONE COMPANY HOLDING ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29174202) having its seat in Denmark and its registered office at Langelinie Alle 35 2100 København Ø, Denmark (the “Borrower”);

(2)                            BARCLAYS CAPITAL, CREDIT SUISSE FIRST BOSTON INTERNATIONAL, DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN PLC AND THE ROYAL BANK OF SCOTLAND PLC AS MANDATED LEAD ARRANGERS (whether acting individually or together the “Arrangers” or the “Bridge Arrangers”);

(3)                            THE INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(4)                            J.P. MORGAN EUROPE LIMITED as Bridge Facility Agent of the Lenders (the “Bridge Facility Agent”); and

(5)                            J.P. MORGAN EUROPE LIMITED as Security Agent for the Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.                                       DEFINITIONS AND INTERPRETATION

1.1.                              Definitions

In this Agreement:

“2006 Target Bonds” means the €684,518,000 5.875% Notes due 2006, issued by the Target pursuant to the terms and conditions of the Offering Circular for the US$3,000,000,000 Euro Medium Term Notes dated 9 April 2001.

“Acceleration Date” means the date (if any) on which the Bridge Facility Agent:

(a)                                  gives a notice under paragraphs (a) (at a time prior to the Closing Date only) or (b) of Clause 21.15 (Acceleration); or

(b)                                 having placed the Bridge Facility on demand pursuant to paragraph (c) of Clause 21.15 (Acceleration), makes a demand under the said paragraph (c).

“Acceptable Bank” means:

(a)                                  a financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits);

(b)                                 any Finance Party or Senior Finance Party; or

(c)                                  any other bank or financial institution approved by the Bridge Facility Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Principles” means International Financial Reporting Standards and practice and financial reference periods used in the Business Plan.

“Accounting Report” means the accounting due diligence report relating to the Group and prepared by PricewaterhouseCoopers LLP in the Agreed Form.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a member of the Group which becomes a Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Adjustment Date” means the earliest of:

(a)                                  the date on which all Tenders have been completed in accordance with their respective terms;

(b)                                 the date falling four Months after the Closing Date; or

(c)                                  such date, if any, as the Borrower confirms to the Bridge Facility Agent in writing that no Tender is to be launched, offered, called or made.

“ADRs” means American Depositary Receipts in respect of ordinary shares of the Target.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Bridge Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euro as of 11.00 a.m. on a particular day.

“Agreed Form” means, in relation to a document, that:

(a)                                  it is in a form initialled by or on behalf of the Borrower and the Bridge Facility Agent on or before the signing of this Agreement for the purposes of identification; or

(b)                                 if not falling within paragraph (a) above, it is in form and substance satisfactory to the Bridge Facility Agent (acting reasonably) and initialed by or on behalf of the Bridge Facility Agent for the purposes of identification or is in a form set out in a Schedule to this Agreement.

“Agreed Security Principles” means the agreed security principles set out in Schedule 10 (Agreed Security Principles).

“Agreed Sources and Uses Spreadsheet” means the spreadsheet contained in the agreed model prepared by Initial Investors and initialed by the Bridge Facility Agent and the Borrower for the purposes of identification only on or about January 12, 2006 which, amongst other things, contains the agreed methodology by which the maximum aggregate amount of Term Loans under Facility A1, Facility B1, Facility C1 and Cash Bridge Facility A (each such term as defined in the Senior Facilities Agreement) that are to be outstanding at any time are determined having regard to the number of Target Shares owned by Bidco at such time.

“Annual Accounting Date” means the annual financial year-end of the Borrower.

“Annual Financial Statements” means any financial statements delivered pursuant to paragraph (a)(i) of Clause 18.1 (Financial Statements).

“Anti-Terrorism Laws” means any law or regulation of any jurisdiction relating to terrorism or money laundering, including the Executive Order and the USA Patriot Act.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, required by law or regulation.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 120 days after the Closing Date.

“Available Commitment” means a Lender’s Commitment minus the amount of its participation in any outstanding Initial Loan.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bidco” means Nordic Telephone Company ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (CVR number 29146780) having its seat in Denmark and its registered office at Langelinie Alle 35, 2100 København Ø, Denmark, which (other than any shares owned by directors (or other officers) of Bidco solely (to the minimum extent permitted) so as to comply with applicable laws requiring such shareholding to be maintained), is a wholly owned direct subsidiary of the Borrower.

“Board” means the Board of Governors of the Federal Reserve System of the US (or any successor).

“Bond Redemption Account” has the meaning given to it in the Senior Facilities Agreement.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest (excluding any Margin and Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Initial Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Initial Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Debt” means all present and future moneys, debts and liabilities due, owing or incurred by any Obligor to any Finance Party under or in connection with any Bridge Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Bridge Facility” means the facility made available under this Agreement.

“Bridge Facility Fee Letter” means any letter or letters entered into by reference to this Agreement between any one or more of the Finance Parties and the Borrower.

“Bridge Finance Documents” means each of: (a) this Agreement; (b) any Accession Letter; (c) any Resignation Letter; (d) any Transaction Security Document; (e) the Intercreditor Agreement; (f) any Utilisation Request; (g) any Transfer Certificate; and (h) any other document or agreement designated as such by the Bridge Facility Agent and the Borrower.

“Budget” means any budget delivered by the Borrower to the Bridge Facility Agent pursuant to Clause 18.4 (Budget).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Denmark and:

(a)                                  (if on that day a payment in or a purchase of a currency (other than euro) is to be made) the principal financial centre of the country of that currency; or

(b)                                 (if on that day a payment in or a purchase of euro is to be made) which is also a TARGET Day.

“Business Plan” means the financial model, including profit and loss statement, balance sheet and cash flow projections, in the Agreed Form, relating to the Group (including the Target Group).

“Capital Expenditure” has the meaning given to that term in Clause 19.1 (Financial definitions).

“Capitalised Lease Obligations” means, with respect to any person, any rental obligation (including, without limitation, any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a finance lease or otherwise capitalised on the books of such person, in accordance with such principles.

“Cash” means, at any time, cash in hand, cash in till, receivables due from a recognised credit card provider or financial institution arising out of the use of a debit card issued by such financial institution, cash in transit or any credit balance on an account in the name of a member of the Group and to which a member of the Group is alone beneficially entitled (together, when used in this definition “cash”) and for so long as:

(a)                                  repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member (other than, for the purposes of Clause 19 (Financial covenants), any indebtedness included in the calculation of Consolidated Total Net Debt) or of any other person whatsoever;

(b)                                 there is no Security over that cash except Transaction Security (as defined, for purposes of this Clause (b), in the Senior Facilities Agreement) (or, for the purposes of Clause 19 (Financial covenants), Security securing other indebtedness included in the calculation of Consolidated Total Net Debt); and

(c)                                  such cash (save for cash securing the indebtedness referred to in parentheses in paragraphs (a) and (b) above) is capable of being applied in repayment or prepayment of the Senior Facilities or the Bridge Facility within 3 months without any condition other than the lapse of time and notice being given having to be fulfilled.

“Cash Equivalent Investments” means:

(a)                                  debt securities or other investments in marketable obligations issued by, or unconditionally guaranteed by, the government of the United States of America, the United Kingdom, Switzerland, Denmark, any member state of the European Economic Area or any Participating Member State which are not convertible into any other form of security and having not more than one year to final maturity;

(b)                                 open market commercial paper or other debt securities for which a recognised trading market exists which are not convertible into any other form of security and having not more than one year to final maturity, at all times rated at least P-1 by Moody’s or A-1 by S&P or Fitch and which are not issued or guaranteed by any member of the Group;

(c)                                  certificates of deposit issued by, and acceptances by, banking institutions rated at least P-1 by Moody’s or A-1 by S&P or Fitch;

(d)                                 any bonds or notes issued and having not more than one year to final maturity and, at the time of acquisition, having a rating of at least BBB - from S&P or Fitch, or at least Baa3 from Moody’s;

(e)                                  bills of exchange issued in the United States of America, the United Kingdom, Switzerland, Japan, Denmark, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);

(f)                                    investments in money market funds or enhanced yield funds at all times rated at least P-1 by Moody’s or A-1 by S&P or Fitch which invest substantially all their assets in securities of the type described in sub-paragraphs (a) to (c) above;

(g)                                 investments accessible within 30 days in:

(i)                                     AAA money market funds; and

(ii)                                  enhanced yield funds within a minimum rating of AA; and

(h)                                 other securities (if any) approved in writing by the Facility Agent,

to which any member of the Group is beneficially entitled at that time and which in each case is not subject to any Security (other than pursuant to any Transaction Security Document (as defined, for purposes of this definition, in the Senior Facilities Agreement) or, for the purposes of Clause 19 (Financial covenants), Security securing other indebtedness included in the calculation of Consolidated Total Net Debt) and which is denominated and payable in euro, Swiss Francs, Sterling, US Dollars or Danish Kroner (or any currency of a country in which a member of the Group has operations provided that such currency is freely convertible into one or more of euro, Swiss Francs, Sterling, US Dollars or Danish Kroner), and the proceeds of which are capable of being remitted to a member of the Group.

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)                                   the later of:

(i)                                  the date which is the originally scheduled maturity date of the 2006 Target Bonds; and

(ii)                               the date falling four Months after the Closing Date; and

(b)                                  the date on which the Offer is withdrawn or terminated.

“Closing Date” means the date on which the Initial Loans are first drawn down.

“Commitment” means as to any Lender, its obligation to (i) make an Initial Loan to the Borrower pursuant to Clause 2.1(a) in an amount equal to the amount set forth under such Lender’s name in Schedule I, Part 2 opposite the caption “Commitment Amount” or in the Transfer Certificate pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Clause 7.2 (Voluntary cancellation) Clause 7.3 (Voluntary prepayment) and Clause 22 (Changes to the Lenders) and (ii) convert into Extended Loans as provided in Clause 2.1(b).  The aggregate Commitments on the Closing Date shall not exceed €2,275,000,000.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of quarterly Compliance Certificate).

“Compulsory Acquisition Procedures” means:

(a)                                  compulsory acquisition pursuant to the Articles of Association (in Danish: “Vedtaegtsbesternt tvangsindløsning”) pursuant to Section 79(2) ((3)) of the Danish Public Companies Act; or

(b)                                 the procedure established by Sections 20(b) to 20(e) of the Danish Public Companies Act,

in both cases requiring any remaining minority shareholders of the Target below a certain level after the Closing Date to sell to Bidco all of their respective Target Shares such that, following the implementation and completion thereof, Bidco owns all of the Target Shares.

“Connected Person” means:

(a)                                  any Investor; and

(b)                                 any person (which is not a member of the Group) through which the Investors hold their interest in the Group.

“Consideration” has the meaning given to that term in sub-paragraph (b)(viii)(A) of Clause 20.8 (Acquisitions).

“Consolidated Cashflow” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Consolidated EBITDA” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Consolidated Total Net Debt” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Core Assets” means:

(a)                                  each member of the Target Group incorporated in Denmark, other than TDC Services A/S and the TDC Directories business;

(b)                                 the companies and businesses trading as or known as TDC Song; and

(c)                                  Bidco,

and any other member of the Group to which a substantial portion of the assets of any member of the Group referred to above has been transferred after the date of this Agreement.

“Danish FSA” means the Danish Financial Services Authority (“Finanstilsynet”).

“Danish Obligor” means an Obligor incorporated or established under the laws of the Kingdom of Denmark.

“Danish Public Companies Act” means the Danish Companies Consolidated Act No.1001 of 8 October 2004 with later amendments.

“Danish Securities Trading Act” means the Danish Securities Trading etc. Consolidated Act No 843 of 7 September 2005.

“Danish Takeover Order” means the Executive Order no. 618 of 23 June 2005 issued pursuant to the Danish Securities Trading Act.

“DCCA” means the Danish Commerce and Companies Agency.

“Debt Cover” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Deed of Accession” means a deed of accession delivered to the Security Agent in accordance with the Intercreditor Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Bridge Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Person” means a person:

(a)                                  listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)                                 owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(c)                                  with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)                                 that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                                  named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)                                  the pollution or protection of the environment;

(b)                                 harm to or the protection of human health; or

(c)                                  the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Establishment” has the meaning given in Article 2(h) of Council Regulation (EC) No. 1346/2000 of 29 May 2000.

“Equity Funded Target Shares” has the meaning given to it in sub-paragraph (a)(i)(C)(ii) of Clause 7.6 (Exit).

“EURIBOR” means, in relation to any Initial Loan or overdue amount in euro:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Initial Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Bridge Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Initial Loan.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exchange Documents” means the Exchange Note Indenture, the Exchange Notes and any Exchange Notes Registration Rights Agreement.

“Exchange Note Holders” means registered holders of the Exchange Notes.

“Exchange Note Indenture” shall have the meaning assigned to such term in Clause 20.34 (Exchange Notes).

“Exchange Notes” shall mean the securities issued under the Exchange Note Indenture.

“Exchange Notes Registration Rights Agreement” means an Exchange Notes Registration Rights Agreement consistent with the provisions set forth opposite the caption “Registration Rights” in the Summary of Terms and Conditions of Exchange Notes.

“Excluded Non-Core Asset Proceeds” has the meaning given to such term in paragraph (a) of Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds).

“Executive Order” means the US Executive Order No. 13224 on Terrorist Financing, which came into effect on 24 September 2001.

“Existing Debt” means any Financial Indebtedness of the Target Group existing at the Closing Date.

“Extended Loan Credit Agreement” shall have the meaning assigned to such term in Clause 20.33 (Extended Loan Documents).

“Extended Loans” shall have the meaning assigned to such term in Clause 2.1(b).

“Extension Date” shall mean the date on which the Initial Loans are converted into Extended Loans pursuant to Clause 2.1(b).

“Facility Office” means the office or offices notified by a Lender to the Bridge Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Final Maturity Date” means the tenth anniversary of the Closing Date or, if such date is not a Business Day, the Business Day next preceding such tenth anniversary.

“Finance Company” means a company which is a (direct or indirect) wholly owned Subsidiary of the Borrower, is a sister company, and not a Subsidiary of, Bidco, and does not own any shares or interest in any other person.

“Finance Party” means the Bridge Facility Agent, the Arrangers, the Exchange Note Holders, the Security Agent or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                                  monies borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds (other than any performance or advance payment bond), notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any Capitalised Lease Obligation;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the amount of any derivative transaction, only the marked to market value shall be taken into account (provided that for the purposes of Clause 21.4 (Cross Acceleration) only the net amount not paid or which is payable by the relevant member of the Group shall be included);

(g)                                 the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance and in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the relevant supplier save where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier or from the contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;

(h)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary letter of credit or any other instrument issued by a bank or financial institution (each an “instrument”) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness;

(i)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing which is treated as such under the Accounting Principles; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition, but excluding for the avoidance of doubt all pension related liabilities.

“Financial Quarter” has the meaning given to that term in Clause 19.1 (Financial definitions).

“Financial Statements” means Annual Financial Statements, Quarterly Financial Statements or Monthly Financial Statements, as applicable.

“Fitch” means Fitch Ratings Ltd. or any successor to its ratings business.

“Funds Flow Memorandum” means:

(a)                                  the funds flow memorandum in the Agreed Form containing details of the indicative flow of funds on the Closing Date such details having been prepared on the basis of information available at the time of preparation and applying assumptions which were, at the time it was compiled, considered by the Borrower and the Bridge Facility Agent to be reasonable; and

(b)                                 any replacement Funds Flow Memorandum that may from time to time be agreed between the Borrower and the Bridge Facility Agent, it being understood that they will to the extent it is required (as appropriate) discuss in good faith with a view to preparing and agreeing a revised funds flow memorandum.

If a precise funds flow memorandum is not able to be settled as contemplated above at the time of drawing of the Initial Loans, to the extent it has not and it is relevant to the Initial Loans, references in this Agreement to payment being made in accordance with the Funds Flow Memorandum (or similar) shall be construed as being a reference to payment being made in a manner such that, where applicable, the obligations of Bidco in respect of the Offer will be able to be fulfilled and in all other respects, so as to fulfill the transactions to which such Initial Loans relate as contemplated in this Agreement and provided further, any amount relating to Transaction Costs payable by members of the Group shall not exceed the amount agreed between the Borrower and the Arrangers as the same is provided for in the Agreed Sources and Uses Spreadsheet.

“GAAP” means:

(a)                               in relation to the consolidated financial statements of the Group, International Financial Reporting Standards; and

(b)                              in relation to any member of the Group, generally accepted accounting principles in its jurisdiction of incorporation or, as the case may be, International Financial Reporting Standards.

“Gross Non-Core Asset Disposal Proceeds” means the Consideration received for the Disposal of a Non-Core Asset to the extent that the same would constitute Disposal Proceeds (ignoring for this purpose any deductions in respect of Disposal Proceeds pursuant to paragraphs (i) to (vi) of the definition of “Disposal Proceeds”) and adding back any costs relating to that Disposal to the extent that they have been deducted therefrom and not ignored as aforesaid provided that only one Disposal during the life of the Facility shall be capable of giving rise to such Gross Non-Core Asset Disposal Proceeds and those Gross Non-Core Asset Disposal Proceeds, less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Borrower has identified to the Bridge Facility Agent as being potential Re-investment Proceeds) must, in order to constitute Gross Non-Core Asset Disposal Proceeds, be equal to or greater than €2,000,000,000 (or its equivalent in other currencies).

“Group” means the Borrower and its Subsidiaries.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 23 (Changes to the Obligors).

“High Yield Inter-Company Loan Agreement” shall have the same meaning as “Notes On-Loan” in the Intercreditor Agreement.

“High Yield Noteholders” means the holders of the High Yield Notes.

“High Yield Notes” means high yield notes due no earlier than 9.5 years after the Closing Date to be issued by the High Yield Notes Issuer on terms consistent with the Intercreditor Agreement for the purposes of replacing or refinancing the Bridge Facility or, if the High Yield Notes are able to be issued on or before the Closing Date such that a drawing is not required to be made under the Bridge Facility, making payment in lieu of the Initial Loans under the Bridge Facility Agreement and, if applicable, for the purpose of refinancing part of the Senior Facilities (and shall include, for the avoidance of doubt “Demand Securities” as defined in this Agreement or any other demand securities or other debt instrument (other than any Exchange Notes) issued by the High Yield Notes Issuer in compliance with the “Notes Major Terms” and the “Notes Guarantee Maturity Provisions” (each as defined in the Intercreditor Agreement)).

“High Yield Notes Documents” means the High Yield Notes Indenture, any guarantee or guarantor accession agreement under the High Yield Notes Indenture, any associated fee and engagement letters, the High Yield Inter-Company Loan Agreement, the High Yield Notes Security Documents and any other documents designated as such by the High Yield Notes Trustee and the Borrower, in each case on terms consistent with the Intercreditor Agreement.

“High Yield Notes Finance Parties” means the High Yield Notes Trustee, the High Yield Noteholders and the Security Agent.

“High Yield Notes Indenture” means the indenture to be executed by the High Yield Notes Issuer and the trustee of the High Yield Notes pursuant to which the High Yield Notes are issued.

“High Yield Notes Issuer” means the Borrower, any Holding Company of the Borrower, any Affiliate of any Holding Company of the Borrower that is not a member of the Group or any Finance Company.

“High Yield Notes Outstandings” means the aggregate amount outstanding at any time in respect of principal under the High Yield Notes.

“High Yield Notes Security Documents” shall have the same meaning as “Notes Security Documents” in the Intercreditor Agreement.

“High Yield Notes Trustee” means the trustee of the High Yield Notes under the High Yield Notes Indenture.

“Holdcos” means each of Topco, InterCo, PIKCo, the Borrower, Bidco, the Finance Company and any other entity through which the Borrower holds, directly or indirectly, an interest in the Finance Company.

“Holders” means the Lenders and the Exchange Note Holders.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IBOR” means EURIBOR or LIBOR, as appropriate.

“Information Memorandum” means the document in the form approved by the Borrower concerning the Group which, at the request of the Borrower and on its behalf, is to be prepared in relation to this transaction and distributed by the Arrangers to selected institutions in connection with the syndication of the Senior Facilities and the Bridge Facility.

“Initial Investors” means:

(a)                                  funds or partnerships managed or advised by Apax Partners Worldwide LLP or an Affiliate thereof;

(b)                                 Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone FI Communications Partners (Cayman) L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Participation Partnership (Cayman) IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them or by The Blackstone Group International Limited;

(c)                                  KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund II, Limited Partnership and funds or partnerships related, managed or advised by Kohlberg Kravis Roberts & Co. Ltd. or any of them or any Affiliate of any of them;

(d)                                 funds advised by Permira Advisers KB or an Affiliate thereof; and

(e)                                  Providence Equity Offshore Partners V L.P., Providence Equity Operating Partners V L.P., Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them.

“Initial Loan” has the meaning assigned to such term in Clause 2.1(a) (The Commitment).

“Initial Loan Borrowing” means a group of Initial Loans as to which a single Interest Period is in effect.

“Initial Maturity Date” means the date that is 18 months after the Closing Date or, if such date is not a Business Day, the Business Day next preceding such date.

“Insurance” means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim.

“Intellectual Property” means:

(a)                                  any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of each member of the Group.

“InterCo” means Nordic Telephone Company Administration ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29176396) having its seat in

Denmark and registered office at Langelinie Alle 35, 2100 Københaven Ø, Denmark, which is, as at the Closing Date, the immediate Holding Company of PIKCo and the immediate Subsidiary of Topco.

“Intercreditor Agreement” means the intercreditor agreement entered into or to be entered into between, amongst others, the Finance Parties, the Senior Finance Parties, and, after issue of the High Yield Notes, the High Yield Notes Trustee (or in the case of any other refinancing of the Bridge Facility, the equivalent under that other refinancing), PIKCo, the Original Intercompany Lenders and the Original Intercompany Borrowers (as defined in the intercreditor agreement) and the Obligors in the Agreed Form.

“Interest Cover” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Interest Payment Date” has the meaning assigned to such term in Clause 8.2(a) (Payment of interest).

“Interest Period” means, as to any Initial Loan Borrowing, the period commencing on the date of such Initial Loan Borrowing or on the last day of the immediately preceding Interest Period applicable to such Initial Loan Borrowing, as applicable, and ending on the numerically corresponding day in the calendar month that is three months thereafter (provided that (i) an Interest Period may be a period of less than three months if reasonably requested by the Bridge Facility Agent in connection with the initial syndication of the Initial Loans and (ii) the date that is 45 days after the Closing Date shall be the last day of an Interest Period); provided that:

(a)                                  if any Interest Period relating to an Initial Loan Borrowing begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(b)                                 if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)                                  the last Interest Period applicable to the Initial Loans shall end on the Initial Maturity Date (or, if later, the Extension Date);

(d)                                 the Interest Period for any Extended Loan shall be as set forth in the Extended Loan Credit Agreement; and

(e)                                  the Interest Period for any Exchange Note shall be as set forth in the Exchange Note Indenture.

“Investor Documents” means:

(a)                                  the memorandum and articles of association of the Borrower;

(b)                                 any subscription agreement for shares of the Borrower;

(c)                                  any Permitted Subordinated Debt Document;

(d)                                 the Intercreditor Agreement; and

(e)                                  the Investors’ Equity Commitment Letter.

“Investors” means the Initial Investors and any of their assignees or transferees and any assignee or transferee (direct or indirect) of any interest in the Borrower.

“Investors’ Equity Commitment Letter” means the letters dated on or about the date of this Agreement in the Agreed Form between the Initial Investors and the Holdcos containing, amongst other things, a commitment by the Initial Investors to make available directly or indirectly to Bidco an amount (when taken together, and without double counting) equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet.

“Investors’ Reports Recoveries Letter” means the letter agreement dated on or about the date of this Agreement between the Security Agent and the Initial Investors relating to obligations of the Initial Investors in respect of claims brought by them against the authors or providers of Reports.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity which in any such case is not a member of the Group but in which a member of the Group has a direct or indirect equity or similar interest.

“Legal Due Diligence Report” means:

(a)                                  the legal due diligence report prepared by Bech-Bruun, in relation to Danish law-governed matters, with input from Abel & Skovgård Larsen Law Firm in relation to Danish labour law and works council matters, Baker & McKenzie Zurich, Switzerland, in relation to Swiss-law governed matters and Gleiss-Lutz in relation to Polish-law governed matters and relating to the Target Group in the Agreed Form; and

(b)                                 the legal due diligence report prepared by Simpson Thacher & Bartlett LLP, in relation to English and New York law-governed matters relating to the Target Group in the Agreed Form.

“Legal Reservations” means:

(a)                                  the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)                                 the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; and

(c)                                  any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Bridge Facility Agent pursuant to Clause 4.1 (Conditions precedent) or delivered in connection with the accession of an Additional Guarantor or under any other provision of or otherwise in connection with any Bridge Finance Document (provided that where any such legal opinion has been delivered in relation to a particular Obligor and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to such Obligor and/or document (other than in the case where the definition is used in respect of any person and/or a document in respect of which a legal opinion has not been rendered under this Agreement, where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document)).

“Lender” means:

(a)                                  any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders).

“LIBOR” means, in relation to any Initial Loan or overdue amount denominated in U.S. Dollars:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for U.S. Dollars or that Interest Period of that Initial Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Bridge Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in U.S. Dollars for a period comparable to that Interest Period.

“Licence” means any licence or authorisation issued to a member of the Target Group for the undertaking of:

(a)                                  in Denmark, a universal mobile telecommunications service;

(b)                                 in Denmark, Germany, Poland, Sweden and Switzerland, a DCS/GSM cellular mobile telecommunications service;

(c)                                  In Denmark, a voice telephony service;

(d)                                 in Denmark, the construction and operation of a telecommunications network;

(e)                                  in Denmark, the provision of data services over telecommunications networks; and

(f)                                    in Denmark, the resale of capacity on telecommunications networks,

(together, the “Initial Licences”) and any other licence or authorisation issued to a member of the Target Group by any relevant authority in connection with the Initial Licences or for cellular mobile telephony under a different technology standard, in each case to the extent that any such licence or authorisation is required under applicable law for the designated purpose.

“Loans” means the Initial Loans and the Extended Loans.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50% (fifty per cent.) of the aggregate amount of the Commitments (or, if the Commitments have been reduced to zero, aggregated more than 50% (fifty per cent.) of the aggregate amount of the Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Bridge Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)                                  during the period beginning on the Closing Date through the day that is 179 days after the Closing Date, 6.75%,

(b)                                 during the period beginning on the 180th day after the Closing Date through the day that is 269 days after the Closing Date, 7.25%,

(c)                                  during the period beginning on the 270th day after the Closing Date through the day that is 359 days after the Closing Date, 7.75%,

(d)                                 during the period beginning on the 360th day after the Closing Date through the day that is 449 days after the Closing Date, 8.25%, and

(e)                                  during the period beginning on the 450th day after the Closing Date through the Extension Date, 8.75%.

“Margin Stock” has the meaning given to that term in Regulation U of the Board as in effect from time to time.

“Market Purchase Agreement” means the agreement dated on or about the date of this Agreement between, inter alia, the Borrower, Bidco and JPMorgan Chase Bank, N.A.

“Market Purchase Facility Agreement” means a €1,050,000,000 market purchase facility agreement entered into between the Borrower and The Royal Bank of Scotland plc on or about the date of this Agreement.

“Market Purchases” means market and other purchases of Target Shares (other than pursuant to the Offer or any Compulsory Acquisition Procedure).

“Market Report” means a market report prepared by Bain & Company in relation to the Group in the Agreed Form.

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on:

(a)                                  the business, assets or financial condition of the Group taken as a whole (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt directly or indirectly to the Borrower, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made); or

(b)                                 the ability of the Group taken as a whole to perform its payment obligations under the Bridge Finance Documents (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt directly or indirectly to the Borrower, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made); or

(c)                                  the validity or enforceability of the Transaction Security Documents taken as a whole which is materially adverse to the interests of the Lenders taken as a whole.

“Material Company” means, at any time:

(a)                                  the Borrower;

(b)                                 any other Obligor;

(c)                                  a member of the Group which:

(i)                                     has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but excluding intra-Group items) representing five per cent. or more of Consolidated EBITDA; or

(ii)                                  has gross assets (excluding intra-Group items) representing five per cent. or more of the gross assets of the Group,

in each case calculated on a consolidated basis;

(d)                                 each Holding Company (provided that it is a member of the Group) of any company that is a Material Company pursuant to paragraph (b) or (c) above; and

(e)                                  a Subsidiary of the Borrower to which it has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Company.

For the purposes of this definition if a Subsidiary becomes a Material Company under paragraph (e) above, the Material Company by which the relevant transfer was made shall, subject to paragraphs (b), (c) and (d) above, cease to be a Material Company.

Compliance with the conditions set out in paragraphs (c)(i) and (c)(ii) above shall be determined by reference to the most recent annual Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group (or (in either case) if such audited financial statements are not available or required by law, such other accounts as available).

However if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary.

A report by the auditors of the Borrower that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

“Monthly Financial Statements” means any financial statements delivered pursuant to paragraph (c) of Clause 17.11 (Financial statements).

“Moody’s” means Moody’s Investors Service Limited or any successor to its ratings business.

“Net Debt Service” has the meaning given to such term in Clause 19 (Financial covenants).

“New Equity” means:

(a)                                  a subscription for ordinary shares in the Borrower; or

(b)                                 any other form of equity contribution to the Borrower previously agreed to by the Bridge Facility Agent (acting reasonably) in writing,

in each case where such subscription or contribution does not result in a Change of a Control.

“Non-Core Asset” means a member of the Group together with, where applicable, its Subsidiaries (that were Subsidiaries of such member of the Group as at the date of this Agreement) or any of the assets of such member of the Group that is not and does not constitute all or any part of the Core Assets.

“Non-Core Asset Disposal” means a disposal of the entire issued share capital of a Non-Core Asset or all or any part of any of its businesses.

“Notes Guarantee” has the meaning given to such term in the Intercreditor Agreement.

“Obligor” means the Borrower or a Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means the offer to be made by Bidco to acquire the Target Shares substantially on the terms and conditions set out in the Offer Documents, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement.

“Offer Advertisement” means an advertisement to be published through the Copenhagen Stock Exchange A/S and published, issued or otherwise placed in one or more daily Danish national newspapers by or on behalf of Bidco announcing or otherwise setting out the terms and conditions of the Offer in accordance with Section 9 of the Danish Takeover Order.

“Offer Documents” means the Offer Advertisement and the Offering Circular, each in the Agreed Form and any amendments or supplements thereto not in breach of this Agreement.

“Offering Circular” means the public offer document approved by the Copenhagen Stock Exchange A/S setting out the terms of the Offer.

“Original Financial Statements” means the consolidated audited financial statements for the Target and its Subsidiaries for the financial year ended 31 December 2004.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder.

“Permanent Securities” means any debt securities issued by the Borrower or any of its Subsidiaries to refinance the Initial Loans.

“Permanent Securities Prepayment Event” has the meaning given to it in Clause 7.8 (Permanent Securities).

“Permitted Acquisition” means an acquisition satisfying the requirements of paragraph (b)(viii) of Clause 20.8 (Acquisitions).

“Permitted Notes On-Loan Payments” has the meaning given to such term in the Intercreditor Agreement.

“Permitted Payments” means:

(a)                                  the payment:

(i)                                  of any amount payable under the Bridge Finance Documents, the High Yield Notes Documents or the Senior Finance Documents;

(ii)                               Permitted Notes On-Loan Payments;

(iii)                            of any amount payable under the Permitted Subordinated Debt Documents which would be permitted as, and is in lieu of, a dividend under paragraph (b) of the definition below;

(iv)                           of any amount to the Borrower to enable it to satisfy obligations permitted by the terms of this Agreement to be incurred by the Borrower on behalf of or in respect of the obligations of other members of the Group;

(v)                              of any amount payable in respect of Transaction Costs;

(vi)                           of reasonable third party costs and expenses incurred by the Investors in connection with the Offer (and its financing) and the Transaction Documents in accordance with the Agreed Sources and Uses Spreadsheet;

(vii)                        of the financial arrangement fees of the Initial Investors in accordance with the Agreed Sources and Uses Spreadsheet;

(viii)                     of an annual monitoring fee to the Investors in accordance with the Business Plan;

(ix)                             to any of the Investors or an advisor to any Investor (not constituting part of any management or monitoring fee, royalty fee or similar fee or other investment return) for corporate finance, M&A and transaction advice actually provided to the Group on bona fide arms’ length commercial terms; or

(x)                                of amounts in order, and to the extent necessary, to:

(A)                              enable the Holding Companies of the Borrower to pay (aa) their operating costs and any audit fees, legal fees, directors’ endowments, directors’ insurance and any other proper and necessary incidental expenses required to register and maintain their corporate existence, up to a maximum of €5,000,000 in aggregate for all such Holding Companies in each financial year of the Borrower and (bb) charges, fees and other expenses relating to the PIK Facility or any similar or replacement facility up to (other than in the case of annual agency fees (provided that these are in an amount that is not materially different to the amount of the first annual PIK agency fee set out in the Agreed Sources and Uses Spreadsheet) and other amounts set out in the Agreed Sources and Uses Spreadsheet) the amount approved by the Bridge Facility Agent (acting on the instructions of the Majority Lenders) and, outside of any default or distress situation, any consent fee for the amendment of the PIK Facility Agreement which is reasonable and customary for that type of amendment;

(B)                                acquire the shares of any management leavers under any share option or other management incentive plan (and/or to purchase or repay any related loans) and/or to make other compensation payments to management leavers;

(C)                                pay all Taxes for which the Borrower’s Holding Companies are liable to the extent that those Taxes are attributable to the business of the Group and to the extent that the Taxes do not arise as a result of activities that are in breach of this Agreement, provided that no member of the Group may make any payment in respect of Taxes to any of the Borrower’s Holding Companies unless the amount so paid is required by the ultimate recipient in order to make a payment to the relevant tax authorities;

(D)                               after the date on which Senior Pushdown occurs, pay any fees, expenses or other costs incurred by the Borrower in acting as or maintaining its existence as a holding company or arising by operation of law or in the course of the ordinary administration of its business or for any Transaction Costs payable by the Borrower;

(E)                                 after the date on which Senior Pushdown occurs, pay for any liabilities of the Borrower for or in connection with any Taxes, provided that no member of the Group may make any payment in respect of Taxes to the Borrower unless the amount so paid is required by it in order to make a payment to the relevant tax authorities;

(F)                                 after the date on which Senior Pushdown occurs, pay for any amount due under any employment contracts for employees of the Borrower or service contracts for directors of the Borrower; and

(G)                                after the date on which the Senior Pushdown occurs, pay for an amount equal to any insurance premiums, fees or costs payable by the Borrower;

provided in all cases (save, in the case of (aa) sub-paragraphs (i) to (v) inclusive and (bb) sub-paragraph (x) (other than in respect of the PIK Facility)) that no Event of Default is outstanding or, in the case of sub-paragraphs (i) to (v) inclusive and sub-paragraphs (x)(D) to (x)(G) inclusive, to the extent permitted under the Intercreditor Agreement;

(b)                                 to the extent lawful under applicable law, the payment (in cash) of interim and final dividends provided that:

i)                                 such dividend is funded entirely from Disposal Proceeds (excluding the Non-Core Asset Disposal Proceeds) and:

(A)                              the ratio of Consolidated Total Net Debt to Consolidated EBITDA was at the end of the most recent complete Relevant Period less than or equal to 3.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if any applicable proceeds from such disposal had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period and by reference to the Borrower’s then most recent financial statements as delivered to the Facility Agent); and

(B)                                no Event of Default is outstanding; or

ii)                              such dividend is funded entirely from the Excluded Non-Core Asset Proceeds not otherwise applied in accordance with, and as required by, the terms of this Agreement and/or the Senior Facilities Agreement, provided that:

(A)                              the Gross Non-Core Assets Disposal Proceeds were at least €2,000,000,000 (or the equivalent in other currencies) and the amount required under this Agreement and/or the Senior Facilities Agreement to be prepaid as a result of the Non-Core Asset Disposal having been made has been prepaid in full in accordance with Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds) and/or Clause 11.8 of the Senior Facilities Agreement; and

(B)                                no Event of Default is outstanding; or

(c)                                  any payments that are contemplated to be made to the Borrower under or pursuant to any step set out in the Structure Memorandum.

“Permitted Reorganisation” means:

(a)                                  an acquisition by way of merger (not involving any Holdcos other than Bidco) provided that the acquisition is a Permitted Acquisition or is contemplated by the Structure Memorandum; and

(b)                                 an amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction on a solvent basis of a member of the Group (not involving the Borrower or any Holdco) whether in relation to the business or assets or shares of that member of the Group or otherwise, where all of the business and assets of that member remain within the Group and the percentage of any minority interest in the Target (or, if applicable, the Phase Two Entity) held by any person which is not a member of the Group is not increased (unless otherwise permitted under Clause 20.11 (Disposals), excluding for this purpose sub-paragraph (b)(x) of that Clause)  and if that member of the Group was a Senior Obligor immediately prior to that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Senior Obligors and:

(i)                                     to the extent such action results in a merger, the surviving entity of that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction is liable for the obligations to the Finance Parties under the Bridge Finance Documents of the member of the Group it has merged with;

(ii)                                  the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group (or, if a merger relates to two or more members of the Group, the same jurisdiction as one of those members of the Group); and

(iii)                               the Bridge Facility Agent and the Security Agent are given 15 Business Days’ notice by the Borrower of that proposed amalgamation, demerger, merger, consolidation,

re-organisation or corporate reconstruction and, in the case of an Obligor, the Security Agent, acting reasonably, is satisfied that the Finance Parties will in all material respects enjoy at least the same or equivalent Transaction Security (if any) over the same assets and over that member of the Group and the shares in it (or the shares of the surviving entity); and

(c)                                  any other amalgamation, demerger, merger, consolidation or corporate reconstruction to which the Majority Lenders have given their consent; and

(d)                                 any step or other matter set out in or contemplated by the Structure Memorandum;

(e)                                  any step or other matter arising as a consequence of an undertaking or other obligation in this Agreement.

“Permitted Subordinated Debt” means any loan made to the Borrower or other Financial Indebtedness borrowed by the Borrower:

(a)                                  which:

(i)                                     does not provide for any cash pay interest;

(ii)                                  has a maturity date later than the date falling 11 years after the Closing Date;

(iii)                               does not receive any credit support from any member of the Group other than the Borrower as borrower on an unsecured basis; and

(iv)                              is subject to the terms of, and the creditor of the loan is party as an Investor to, the Intercreditor Agreement; or

(b)                                 which, if it does not fall within paragraph (a) above, is otherwise on terms acceptable to, and approved by, the Majority Lenders (acting reasonably).

“Permitted Subordinated Debt Document” means each document evidencing Permitted Subordinated Debt.

“Phase One Debt Pushdown Date” has the meaning given to that term in the Senior Facilities Agreement.

“Phase One Dividend” has the meaning given to that term in Clause 20.30 (Target dividends).

“Phase Two Date” means the date, if any, on which a Permitted Reorganisation pursuant to Step 5 of that part of the Structure Memorandum prepared by Bech-Brun and Step 3 of that part of the Structure Memorandum prepared by PricewaterhouseCoopers LLP is completed.

“Phase Two Debt Pushdown Date” has the meaning given to that term in the Senior Facilities Agreement.

“Phase Two Dividend” has the meaning given to that term in Clause 20.30 (Target dividends).

“Phase Two Entity” means Bidco or, after the Phase Two Date, the surviving entity of a Permitted Reorganisation pursuant to Step 5 of that part of the Structure Memorandum prepared by Bech-Bruun and Step 3 of that part of the Structure Memorandum prepared by PricewaterhouseCoopers LLP.

“PIKCo” means Nordic Telephone Company Finance ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173265) having its seat in Denmark and its registered office at Langelinie Alle 35, 2100 København Ø, Denmark which is a wholly owned direct subsidiary of Topco.

“PIK Facility Agent” means Deutsche Bank AG, London.

“PIK Facility Agreement” means the €350,000,000 subordinated PIK Facility Agreement dated on or about the date of this Agreement and made between (amongst others) PIKCo, the PIK Facility Arrangers and the PIK Facility Lenders.

“PIK Facility Arrangers” means Deutsche Bank AG, London Branch and Credit Suisse First Boston International.

“PIK Facility Documents” means the PIK Facility Agreement and any other document designated as such by the PIK Facility Agent and the Borrower.

“PIK Facility Fee Letter” means any letter or letters dated on or about the date of the PIK Facility Agreement between the PIK Facility Arrangers and PIKCo setting out any fees referred to in the PIK Facility Agreement.

“PIK Facility Lenders” means each of the banks and financial institutions named as Lenders in the PIK Facility Agreement.

“PIK Finance Party” means the PIK Facility Agent, the PIK Facility Arrangers and the PIK Facility Lenders.

“PIK Interest Amount” shall mean, for any period, the aggregate amount equal to the amount of interest borne by an Initial Loan for such period in excess of 11.50% per annum.

“Polkomtel” means the Target’s interest in the Polish mobile phone business of Polkomtel S.A.

“Prepayment Account” means the account of the Borrower with the Security Agent as designated by the Security Agent for this purpose.

“Pro Rata Share” means the proportion which a Lender’s Commitment bears to all the Commitments.

“Quarterly Financial Statements” means any financial statements delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements).

“Rate Fixing Day” means:

(a)                                  the second Business Day before the first day of an Interest Period for an Initial Loan denominated in U.S. Dollars; or

(b)                                 the second TARGET Day before the first day of an Interest Period for an Initial Loan denominated in euro,

or such other day as the Bridge Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one date, the Rate Fixing Day will be the last of those days).

“Reference Banks” means the principal offices in London of Credit Suisse First Boston International, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc or such other banks as may be appointed by the Bridge Facility Agent in consultation with the Borrower.

“Re-investment Proceeds” means disposal proceeds that are contracted to be used or are used to purchase or invest in assets to be used in the business of the Group in the manner contemplated by sub-paragraph (b)(vi) of Clause 20.11 (Disposals) or as otherwise agreed under this Agreement, but do not include Polkomtel Disposal Proceeds.

“Related Fund” means, in relation to a trust, fund or other entity, another trust, fund or other entity which:

(a)                                  is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; and

(b)                                 has the same fund manager or asset manager or, if managed by different fund managers or asset managers, the fund managers or asset managers are Affiliates, or is owned by the same person as the first trust, fund or other entity.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to U.S. Dollars, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                  its jurisdiction of incorporation; and

(b)                                 the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to such term in Clause 19.1 (Financial definitions).

“Repeating Representations” means the representations and warranties in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.5 (Authorisations) and 17.16 (Good title to assets).

“Reports” means the Accounting Report, the Legal Due Diligence Reports and the Market Report.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Retained Excess Cash” means Excess Cashflow (as defined in the Senior Facilities Agreement) in respect of any financial year of the Borrower ending on or after 1 January 2006 not required to be applied in prepayment of the Senior Facilities in accordance with Clause 11.10 (Excess cash) of the Senior Facilities Agreement.

“Retained Proceeds” means the aggregate of:

(a)                                  any New Equity received by the Borrower and on-lent to, or subscribed for equity in, a member of the Group after the Closing Date;

(b)                                 any Permitted Subordinated Debt;

(c)                                  any Retained Excess Cash;

(d)                                 any Flotation Proceeds that the Borrower is not required to apply in prepayment of the Senior Facilities in accordance with Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds); and

(e)                                  any Unused Amount that is, at such time, able to have been carried forward to that financial year pursuant to Clause 19.2(d) (Capital Expenditure).

provided that no such amount may be used to increase a limit or basket under this Agreement or utilized for a purpose permitted under this Agreement more than once.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

“Screen Rate” means:

(a)                                  for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)                                 for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen. If the relevant page is replaced or the service ceases to be available, the Bridge Facility Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” means:

(a)                                  any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security or security interest or any other agreement or arrangement having a substantially similar effect; and

(b)                                 a transaction under which any member of the Group will:

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms whereby they are contractually required to be leased to or re-acquired by any other member of the Group;

(ii)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)          enter into any other arrangement with the effect of conferring a preferential right to assets in an insolvency,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Senior Facilities” means the facilities made available by the Senior Lenders under the Senior Facilities Agreement.

“Senior Facilities Agreement” means the €9,600,000,000 senior facilities agreement dated on or about the date of this Agreement between the Borrower, certain Group Companies as borrowers and guarantors, the Senior Lenders, the Senior Facility Agent and J.P. Morgan Europe Limited as security agent, as amended, supplemented or otherwise modified from time to time.

“Senior Facility Agent” means the Facility Agent under the Senior Facilities Agreement.

“Senior Finance Documents” means the Senior Finance Documents under and as defined in the Senior Facilities Agreement.

“Senior Finance Parties” means the Finance Parties under the Senior Facilities Agreement.

“Senior Lenders” means the Lenders under the Senior Facilities Agreement.

“Senior Management” means each of the chief executive officer, chief operating officer and the chief financial officer of the Group.

“Senior Obligor” means an Obligor under the Senior Facilities Agreement.

“Senior Pushdown” has the meaning given to such term in the Intercreditor Agreement.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Structure Memorandum” means the structure reports relating to the Offer, the Senior Facilities and the Bridge Facility prepared by Bech-Bruun and PricewaterhouseCoopers LLP in the Agreed Form.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)           which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(b)           more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)           which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Summary Terms and Conditions of Exchange Notes” means the term sheet relating to the Exchange Notes attached as Schedule 14.

“Summary Terms and Conditions of Extended Loans” means the term sheet relating to the Extended Loans attached as Schedule 13.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66-2/3 (sixty six and two thirds per cent.) of the aggregate Commitments (or, if the Commitments have been reduced to zero, aggregated more than 66-2/3  (sixty six and two thirds per cent.) of the aggregate amount of the Commitments immediately prior to that reduction).

“Swiss Obligor” means an Obligor incorporated or established under the laws of, or for tax purposes resident in, Switzerland.

“Swiss Withholding Tax” means a tax under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13 Oktober 1965 über die Verrechnungssteuer).

“Target” means TDC A/S.

“Target Bonds” means:

(a)           the DEM 500,000,000 5.00% Notes due 2008, (ISIN: XS0088684849) issued by the Target;

(b)           the JPY 3,000,000,000 1.28% Notes due 2008, (ISIN: XS0131967613) issued by the Target;

(c)           the €350,000,000 5.625% Notes due 2009, (ISIN: XS0142545796) issued by the Target;

(d)           the €1,000,000,000 5.20% Notes due 2010, (ISIN: XS0161466254) issued by the Target;

(e)           the €700,053,000 3.875% Notes due 2011, (ISIN: XS0207600528) issued by the Target; and

(f)            the €750,000,000 6.50% Notes due 2012, (ISIN: XS0146556385) issued by the Target.

“Target Group” means the Target and its Subsidiaries to be acquired by Bidco pursuant to the Offer.

“Target Shares” means the shares the subject of the Offer, being all of the issued shares in the capital of the Target (including any shares and any Treasury Stock of the Target issued while the Offer remains open for acceptance and any shares represented by ADRs) and any such shares issued or to be issued following the exercise of any stock options.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Tender” means any tender offer or call for or market or other purchase or redemption of any Target Bonds (and/or any consent solicitation with respect to any Target Bonds) to the extent launched,

offered, called or made such that it is able to be completed prior to the date falling four Months after the Closing Date.

“Topco” means Nordic Telephone Company Investment ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173141) having its seat in Denmark and its registered office at Langelinie Alle 35, 2100 København Ø, Denmark which is owned directly or indirectly by the Investors.

“Transaction Costs” means all non-periodic fees, costs and expenses, stamp, registration and other Taxes and advisory or financing fees incurred by any member of the Group (or any Holding Company of the Borrower) in connection with the Transaction Documents and/or the Offer (or the financing thereof) and/or any Tender in an amount previously agreed by the Borrower and the Arrangers (as the same is provided for in the Agreed Sources and Uses Spreadsheet).

“Transaction Documents” means:

(a)           the Offer Documents;

(b)           the Bridge Finance Documents;

(c)           the Senior Finance Documents;

(d)           the PIK Facility Documents; and

(e)           the Investor Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the pledges identified in Schedule 12 (Transaction Security Documents).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or in any other form agreed between the Bridge Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)           the proposed Transfer Date specified in the Transfer Certificate; and

(b)           the date on which the Bridge Facility Agent executes the Transfer Certificate.

“Treasury Stock” means any issued share capital of the Target held by the Target.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Bridge Finance Documents.

“US” or “United States” means the United States of America.

“USA Patriot Act”  means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation Date” means any date on which the Bridge Facility is utilised by the drawing of an Initial Loan.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor Financing” means any Financial Indebtedness of a member of the Group to a vendor of equipment (or its Affiliate) in respect of or arising under or in connection with the supply of equipment by such vendor to a member of the Group on arms’ length terms (or better).

1.2.          Construction

(a)           Unless a contrary indication appears, a reference in this Agreement to:

(i)            the “Arrangers”, the “Bridge Facility Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, the “Security Agent”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as security agent or security agents in accordance with this Agreement;

(ii)           an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);

(iii)          an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(iv)          “assets” includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v)           “Barclays Capital” means Barclays Capital, the Investment Banking Division of Barclays Bank PLC;

(vi)          a “company” includes a company, a corporation or a limited partnership;

(vii)         a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)        a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(ix)           the “European interbank market” means the interbank market for sterling, euro or other currencies operating in Participating Member States;

(x)            the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Bridge Facility Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Bridge Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(xi)           a “guarantee” includes:

(A)          indemnity, counter-indemnity, guarantee or assurance against loss in respect of any indebtedness of any person; and

(B)           any other obligation of any person, whether actual or contingent:

(i)            to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(ii)           to be responsible for the performance of any obligations by or the solvency of any other person,

and “guaranteed” and “guarantor” shall be construed accordingly;

(xii)          “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(xiii)         “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiv)        a “participation” of a Lender in a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(xv)         a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(xvi)        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xvii)       “shares” includes shares or limited partnership interests and share capital includes partnership capital;

(xviii)      a Bridge Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Bridge Finance Document or Transaction Document or other agreement or instrument as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement or instrument;

(xix)         a provision of law is a reference to that provision as amended or re-enacted;

(xx)          a time of day is a reference to London time; and

(xxi)         the singular includes the plural (and vice versa).

(b)           Section, Clause and Schedule headings are for ease of reference only.

(c)           Unless a contrary indication appears, a term used in any other Bridge Finance Document or in any notice given under or in connection with any Bridge Finance Document has the same meaning in that Bridge Finance Document or notice as in this Agreement.

(d)           Representations and warranties made on or before the Closing Date in respect of matters relating to members of the Target Group are qualified by the awareness of the Obligor giving those representations and warranties.

(e)           Representations and warranties qualified by the awareness of the Obligor giving those representations and warranties are made by reference to, and are limited, to the actual knowledge of the Obligor at the relevant time.

(f)            A Default or an Event of Default is continuing if it has not been remedied (in respect of an Event of Default under Clause 19.2 (Financial condition), in accordance with Clause 19.3 (Equity cure right) or Clause 19.4 (Deemed remedy)) or waived.

(g)           Any accounting or financial term shall, unless otherwise indicated, be construed in accordance with the Accounting Principles.

(h)           No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by a director, officer or employee save in the case of gross negligence or fraud in which case liability (if any) will be determined in accordance with applicable law.

(i)            Where a person (the “first person”) is required to “ensure” or “procure” certain acts or circumstances in relation to any other person (the “second person”) and the first person owns 90 per cent. or less of the equity in the second person and the balance of the equity is not owned by an Affiliate of the first person, such first person shall only be obliged to use its best efforts, subject to all limitations and restrictions on the influence it may exercise as a parent or shareholder over such second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts or circumstances.

(j)            In the event that the High Yield Notes are not issued and the Group undertakes an alternative refinancing of the Bridge Facility, references in this Agreement to the High Yield Notes and related definitions shall be construed to apply to such alternative refinancing provided that, to the extent applicable, such alternative refinancing is on terms which are subject to or substantially consistent with the Intercreditor Agreement.

(k)           In relation to:

(i)            the “permitted acquisitions” general basket annual limit specified in sub-paragraph (b)(viii)(A)(X) of Clause 20.8 (Acquisitions), but excluding for this purpose any amount by which this is increased by the addition of Retained Proceeds, Re-investment Proceeds or Excluded Polkomtel Disposal Proceeds at any time;

(ii)           the “permitted joint venture investments” general basket annual limits specified in sub-paragraphs (b)(iii) and (c) of Clause 20.9 (Joint Ventures); and

(iii)          the “permitted disposals” general basket annual limit specified in sub-paragraph (b)(xxi) of Clause 20.11 (Disposals),

(each an “original basket amount”),

in any financial year of the Borrower (the “Original Financial Year”), an amount equal to 50 per cent. of each original basket amount that is not applied in that Original Financial Year (the “Available Amount”) may be carried forward to the immediately following financial year (the “Carry Forward Year”) and added to the relevant corresponding basket in the Carry Forward Year so that the amount of such basket is increased by an amount equal to the Available Amount, provided that in any Carry Forward Year, any available basket amount shall be applied after any Available Amount carried forward into such Carry Forward Year.

1.3.          Currency Symbols and Definitions

(a)           “€” and “euro” mean the single currency unit of the Participating Member States.

(b)           “US$” and “US Dollars” mean the lawful currency for the time being of the United States of America.

(c)           “DKK” and “Danish Kroner” means the lawful currency for the time being of the Kingdom of Denmark.

(d)           “CHF” and “Swiss Francs” means the lawful currency for the time being of Switzerland.

(e)           “£” and “Sterling” means the lawful currency for the time being of the United Kingdom.

1.4.          Third party rights

(a)           Other than unless expressly provided to the contrary in a Bridge Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)           Notwithstanding any term of any Bridge Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement or any Bridge Finance Document at any time.

1.5.          Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

SECTION 2
THE FACILITY

2.             THE FACILITY

2.1.          The Commitment

(a)           Subject to the terms and conditions set forth herein, each Lender agrees to make one or more loans (individually, an “Initial Loan” and collectively, the “Initial Loans”) to the Borrower from and including the Closing Date to and including the end of the Availability Period in an aggregate principal amount not to exceed its Commitment.

(b)           Each Lender agrees, if the Initial Loans have not been repaid prior to the Initial Maturity Date, that the then outstanding principal amount of each of its Initial Loans shall automatically be converted on the Initial Maturity Date into a loan (individually, an “Extended Loan” and collectively, the “Extended Loans”) to the Borrower in an aggregate principal amount equal to the then outstanding principal amount of such Initial Loan or Initial Loans (including any accrued interest not required to be paid in cash) and denominated in the same currency as each such Initial Loan; provided that (i) if, on the Initial Maturity Date, a Default described in Clause 21.6 (Insolvency proceedings) (with respect to the Borrower only) shall have occurred and be continuing, the Initial Loans shall not be so converted on the Initial Maturity Date, but if such Default is cured before the expiration of the grace period specified in such Clause 21.6, such conversion shall take place on the date that such Default is cured, (ii) if an Event of Default described in Clause 21.5 (Insolvency) or Clause 21.6 (Insolvency proceedings) (in each case, with respect to the Borrower only) shall have occurred and be continuing on the Initial Maturity Date, the Initial Loans shall not be so converted but shall, instead, be due and payable on the Initial Maturity Date and (iii) if a Default described in Clause 21.6 (Insolvency proceedings) (with respect to the Borrower only) shall have occurred and be continuing on the Initial Maturity Date and such Default is not cured prior to the end of the grace period specified in such subsection, the Initial Loans shall not be so converted but shall, instead, be due and payable on the last day of such grace period.  The Extended Loans shall be deemed to be borrowed under (and shall remain outstanding on the terms set forth in) the Extended Loan Credit Agreement, which the Borrower, each Lender, the Bridge Facility Agent and the Security Agent shall execute and deliver in accordance with Clause 20.33 (Extended Loan Documents).  Upon the conversion of the Initial Loans into Extended Loans, each Lender shall cancel on its records the principal amount of the Initial Loans held by such Lender, the repayment of which shall be satisfied by the conversion of such Initial Loans into Extended Loans in accordance with this Clause 2.1(b).

3.             PURPOSE

3.1.          Purpose

Each Initial Loan may only be used in or towards:

(i)            financing the consideration payable by Bidco for the acquisition by it of Target Shares from accepting shareholders pursuant to the Offer and the cash settlement of any Treasury Stock and/or Target warrants or the acquisition by it of those Target Shares to be acquired by it as a result of implementing any of the Compulsory Acquisition Procedures, the making of Market Purchases on or after the Closing Date and/or the refinancing of expenditure incurred by or on behalf of the Borrower or Bidco in making Market Purchases prior to the Closing Date, provided that, such Target Shares are, or, upon the relevant Loan being made will be owned by Bidco or subscribing for shares in (or making another type of capital contribution to) Bidco to enable it to carry out any such transaction; and

(ii)           financing Transaction Costs.

3.2.          Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.             CONDITIONS OF UTILISATION

4.1.          Conditions precedent

The Lenders shall only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Initial Loans if on or before the Utilisation Date with respect to such Initial Loans (i) the Bridge Facility Agent has received in form and substance satisfactory to the Bridge Facility Agent (acting reasonably) all of the documents and evidence set out in Part I of Schedule 2 (Conditions Precedent to Signing), (ii) subject to Clause 4.2 (Certain Funds) and Clause 21.16 (Clean-up Period) Bidco has received (indirectly) from the Investors proceeds by way of equity subscription in an amount equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet and (iii) subject to Clause 4.2 (Certain Funds) and Clause 21.16 (Clean-up Period) (x) in relation to any Initial Loans requested to be made on the Closing Date, all the representations and warranties in Clause 17 (Representations) are true in all material respects or (y) in relation to any Initial Loans requested to be made after the Closing Date, the Repeating Representations are true in all material respects.  The Bridge Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2.          Certain funds

(a)           Except as provided in paragraph (b) below and provided that paragraph (c) below has been complied with and notwithstanding any other term of this Agreement or any other Bridge Finance Document, during the Certain Funds Period, the Finance Parties are not permitted or entitled to:

(i)            refuse or fail to make available or participate in any Initial Loan;

(ii)           cancel any Commitment;

(iii)          exercise any right of rescission, termination, or similar right or remedy (whether under this Agreement or under any applicable law) or any other right of enforcement which it may have in relation to any Initial Loan or Commitment;

(iv)          accelerate, make demand or cause or require repayment or prepayment of any Initial Loan or take any other step under Clause 21.15 (Acceleration) or enforce any Transaction Security;

(v)           invoke any condition set out in clauses (ii) or (iii) of Clause 4.1; or

(vi)          exercise any right of set-off or counterclaim in respect of any Initial Loan or the proceeds thereof.

(b)           Paragraph (a) above does not apply if the entitlement arises because:

(i)            the Borrower has not delivered on or before the Utilisation Date all of the documents and evidence required under Clause 4.1 (Conditions precedent) (unless the delivery of any condition precedent has been waived in accordance with this Agreement);

(ii)           the Borrower has not delivered a Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request);

(iii)          the Offer has terminated or (unless the same is mandatorily imposed by the Danish FSA, or the Copenhagen Stock Exchange or other relevant regulatory body) an amendment or waiver of any of the material terms of the Offer (other than the extension of the Offer period or a reduction of the required level of acceptances to the Offer to an amount equal to or greater than 85 per cent.) has been made by any member of the Group (or any person on their behalf) without the consent of the Majority Lenders (acting reasonably) where such amendment or waiver is reasonably likely to affect materially and adversely the interests of the Lenders save that it is agreed that, notwithstanding any imposition as aforesaid, or not, any amendment or waiver that has the effect of reducing the level of acceptances to the Offer to an amount less than 85 per cent. is material and, if such an amendment or waiver was implemented or was imposed, it would be reasonably likely to affect materially and adversely the interest of the Lenders and the provisions of paragraph (a) are not applicable unless the Arrangers otherwise agree; or

(iv)          in respect of any Initial Loans requested to be made on the Closing Date, the board of directors of the Target has not recommended, or has withdrawn its recommendation at any time prior to the last day on which the Offer remains open for acceptances, to the shareholders of the Target that they accept the Offer.

(c)           The Borrower has delivered to the Bridge Facility Agent a certificate confirming that there has been:

(i)            no termination of the Offer; and

(ii)           having regard to paragraph (b) above the provisions of paragraph (a) are applicable to the requested Initial Loans.

(d)           Subject to Clause 21.16 (Clean up period), nothing in this Clause 4.2 will affect the rights of any Lender in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4.3.          Adjustment Date Equity

On the Adjustment Date, Bidco must have received (indirectly) from the Investors proceeds by way of equity subscription in an amount equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet.

SECTION 3
UTILISATION

5.             UTILISATION

5.1.          Delivery of a Utilisation Request

The Borrower may request that the Lenders make Initial Loans by delivery to the Bridge Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Bridge Facility Agent may agree).

5.2.          Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)           the currency and amount of the Initial Loans comply with Clause 5.3 (Currency and amount).

5.3.          Currency and amount

The currency specified in a Utilisation Request must be euro provided that if so notified by the Arrangers to the Borrower (by at least 3 Business Days’ prior notice) on the date that is 45 days after the Closing Date, a portion of the Initial Loans specified by the Arrangers in such prior notice up to the US Dollar equivalent of €500,000,000 shall be redenominated into US Dollars at the Agent’s Spot Rate of Exchange on the date that is one Business Day before the date of such redenomination.  Each Initial Loan (or portion thereof) redenominated into US Dollars pursuant to this Clause 5.3 shall, from the date of such redenomination, constitute a separate Initial Loan for all purposes under this Agreement.

5.4.          Lenders’ participation

(a)           The Bridge Facility Agent must promptly notify each Lender of the details of the requested Initial Loan and the amount of its share in that Initial Loan.

(b)           The amount of each Lender’s share of the Initial Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)           No Lender is obliged to participate in an Initial Loan if as a result:

(i)            its share in the Initial Loans would exceed its Commitment; or

(ii)           the Initial Loans would exceed the aggregate amount of the Commitments.

(d)           If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Initial Loan available to the Bridge Facility Agent for the account of the Borrower by the Utilisation Date through its Facility Office.

(e)           The amount of each Lender’s participation in each Initial Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making such Initial Loan.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.             REPAYMENT

6.1.          Repayment of Loans

(a)           Subject to Clause 2.1(b) (The Commitment), the Initial Loans will mature on the Initial Maturity Date and, to the extent then unpaid, will automatically be converted into Extended Loans or become due and payable pursuant to Clause 2.1(b) (The Commitment).

(b)           The Extended Loans will mature on the Final Maturity Date in accordance with the terms of the Extended Loan Credit Agreement.  Pursuant to the Extended Loan Credit Agreement, each Extended Loan shall bear interest as described in the Summary Terms and Conditions of Extended Loans from the Extension Date until such Extended Loan shall be paid in full or exchanged for an Exchange Note.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Bridge Facility Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable (including, without limitation, any PIK Interest Amount and any interest payable thereon) from the Borrower to each Lender hereunder and (iii) any amount received by the Bridge Facility Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to Clause 6.1(c) and 6.1(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Bridge Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Initial Loans in accordance with the terms of this Agreement and the Extended Loans in accordance with the terms of the Extended Loan Credit Agreement.

(f)            The Borrower may not re-borrow any part of the Bridge Facility which is repaid.

7.             PREPAYMENT AND CANCELLATION

7.1.          Illegality of a Lender

If, at any time after a Lender becomes a party to this Agreement, it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan that Lender shall promptly notify the Bridge Facility Agent upon becoming aware of that event and upon the Bridge Facility Agent notifying the Borrower:

(a)           the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Borrower, on such date transferred to another bank or institution willing to accept that transfer; and

(b)           the Borrower shall, on such date as the Bridge Facility Agent shall have specified (being no earlier than the last day permitted by law), repay that Lender’s participation in the Loans (together with accrued interest on and all other amounts owing to that Lender under the Bridge Finance Documents) or, if required by the Borrower, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer).

7.2.          Voluntary cancellation

(a)           The Borrower may, if it gives the Bridge Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility being, in the case of a cancellation in part, a minimum amount of €10,000,000.  Any cancellation under this Clause 7.2 shall reduce rateably the Commitments of the Lenders.

7.3.          Mandatory cancellation

(a)           If:

(i)            it is not possible to complete the Offer prior to the end of the Availability Period; or

(ii)           the Offer is withdrawn or terminates.

all the Commitments will be immediately and automatically cancelled.

(b)           If the Borrower owns less than 100 per cent. of the Target Shares, and any prepayment of the Initial Loans is made during the Availability Period, then the undrawn Commitments will be immediately and automatically cancelled in an amount equal to the amount of such prepayment multiplied by 100/A where “A” is the percentage of Target Shares owned by Bidco (or, if less, the aggregate amount of undrawn Commitments at such time).  Any cancellation under this Clause 7.3(b) shall reduce ratably the Commitments of the Lenders.

7.4.          Voluntary prepayment

Subject to any limitations imposed by the Senior Facilities Agreement or under the Intercreditor Agreement, the Borrower may, if it gives the Bridge Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Initial Loans (but, if in part (unless such prepayment follows from an exercise of the adjustment procedure set forth in Clause 2.2 of the Senior Facilities Agreement), being an amount that reduces the amount of the relevant Initial Loan by a minimum amount of €10,000,000) without premium or penalty.

7.5.          Right of repayment and cancellation in relation to a single Lender

(a)           If:

(i)            any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)           any Lender claims indemnification from the Borrower or an Obligor under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs); or

(iii)          any Lender notifies the Bridge Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae); or

(iv)          any Lender becomes a Non-Consenting Lender or a Non-Funding Lender,

the Borrower may, while (in the case of paragraphs (i) or (ii) above) the circumstance giving rise to the requirement for increased payment or indemnification continues or while (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, either (x) require the transfer of the whole of that Lender’s (the transferring Lender) Commitments and participations in Loans to another bank or institution willing to accept that transfer on the last day of the then current Interest Period or (y) subject to any limitations imposed by the Senior Facilities Agreement or the Intercreditor Agreement, give the Bridge Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the outstanding Loans together with accrued interest and unpaid fees then due to such Lender.

(b)           On receipt of a notice referred to in paragraph (a)(y) above, the Commitments of the relevant Lender shall immediately be reduced to zero.

(c)           Any notice delivered under paragraph (a)(x) above shall be accompanied by a Transfer Certificate complying with Clause 22.5 (Procedure for transfer), duly executed by the New Lender proposed by the Borrower, which Transfer Certificate shall be immediately accepted by the transferring Lender.

(d)           On the last day of the Interest Period in which the Borrower has given notice under paragraph (a)(y) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay the relevant Lender’s participation in that Loan.

7.6.          Exit

(a)           For the purpose of this Clause 7.6 and Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds):

Change of Control means:

(i)            (x) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has not occurred) prior to the earlier to occur of (1) a Flotation and (2) the Quarter Date on which the Debt Cover ratio of the Group is less than 3.75:1 provided that on such date the Borrower does not have any outstanding Utilisations (as defined in the Senior Facilities Agreement) under any of the Senior Facilities or (y) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has occurred) prior to a Flotation:

(A)          the Initial Investors, together, ceasing to directly or indirectly beneficially own 50.1 per cent. or more of the issued voting share capital of, or ceasing to have the ability directly or indirectly to exercise at least 50.1 per cent. of the voting rights in, the Borrower; or

(B)           persons appointed, nominated or voted for by the Initial Investors, taken together, ceasing to form a majority of the board of directors (or equivalent body) of the Borrower; or

(C)           prior to the Phase Two Date:

(i)            the Borrower ceasing to directly beneficially own all of the issued share capital of Bidco (save for any such shares required by applicable law to be issued to a director or other officer of Bidco); or

(ii)           Bidco ceasing to directly beneficially own at least an amount equal to the greatest percentage of the issued shares in the Target owned by it at any time that are funded in whole or in part with the proceeds of utilizations of the Term Facilities (as defined in the Senior Facilities Agreement) and the Bridge Facility (but ignoring for this purpose any Target shares that are funded solely by equity proceeds provided for the purpose of such acquisition (excluding any amount of equity proceeds which the Investors are required to provide pursuant to clause (ii) of Clause 4.1 (Conditions precedent) or Clause 4.3 (Adjustment Date Equity)) and are not funded with the proceeds of any utilisations of the Senior Facilities or the Bridge Facility (“Equity Funded Target Shares”)) and, in any event, from the settlement date relating to the Offer not less than 85 per cent. of the issues shares in the Target; or

(D)          after the Phase Two Date, the Borrower ceasing to directly beneficially own a percentage of the issued shares in the Phase Two Entity at least equal to the greatest percentage of the issued shares in the Target owned by Bidco at any time that are funded in whole or in part with the proceeds of utilisations of the Term Facilities (as defined in the Senior Facilities Agreement) and the Bridge Facility (but ignoring for this purpose any Equity Funded Target Shares) and, in any event, not less than 85 per cent. of the issued shares in the Phase Two Entity; or

(ii)           (x) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has not occurred) after the earlier to occur of (1) a Flotation and (2) the Quarter Date on which the Debt Cover ratio of the Group is less than 3.75:1 provided that on such date the Borrower does not have any outstanding Utilisations (as defined in the Senior Facilities

Agreement) under any of the Senior Facilities or (y) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has occurred) after a Flotation:

(A)          the Initial Investors, together, ceasing to directly or indirectly beneficially own at least 30 per cent. of the issued voting share capital of, or ceasing to have the ability directly or indirectly to exercise at least 30 per cent of the voting rights in, the Borrower; or

(B)           any other person or group of persons acting in concert obtaining beneficial ownership (directly or indirectly) of more voting shares in, or (directly or indirectly) the right to exercise more of the voting rights in, the Borrower than the Initial Investors taken together.

“acting in concert” means a group of persons (excluding, for the purposes of this definition, the management of the Borrower, other than in their capacity as shareholders) who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, either directly or indirectly.

“Flotation” means a listing of all or any part of the share capital of any Holdco or the Target or any Holding Company of them on any recognised investment exchange or any other sale or issue by way of flotation or public offering in relation to any Holdco or the Target or any Holding Company of any (but does not include (i) any admission or listing of the Target Shares in existence on the date of this Agreement or (ii) any disposal of Target Shares made prior to a delisting of the Target Shares from the Copenhagen Stock Exchange).

(b)           Upon the occurrence of:

(i)            the sale of the whole or substantially the whole of the business and assets of the Group to persons who are not members of the Group (whether in a single transaction or in a series of related transactions); or

(ii)           a Change of Control,

the Bridge Facility shall be cancelled in full and the Initial Loans shall be prepaid in full at par together with interest thereon and all other amounts accrued and owing by each of the Obligors under the Bridge Finance Documents.

7.7.          Disposal, Insurance, Report and Flotation Proceeds

(a)           For the purposes of this Clause 7.7:

“Disposal” means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

“Disposal Proceeds” means the consideration received in cash by any member of the Group (including any amount received in cash from a person who is not a member of the Group in repayment of intercompany debt) for any Disposal made by any member of the Group to a person who is not a member of the Group after deducting:

(i)            fees and expenses incurred by any member of the Group with respect to that Disposal to person(s) who are not members of the Group;

(ii)           any Tax incurred and required to be paid (or, on the basis of professional advice,  reserved against as evidenced in reasonable detail to the Bridge Facility Agent on request) by the seller in connection with that Disposal;

(iii)          any amount retained in respect of any possible warranty or indemnity claim against such Disposal as evidenced in reasonable detail to the Bridge Facility Agent on request, provided that to the extent no such warranty or indemnity claim is able to be made such amount shall constitute Disposal Proceeds;

(iv)          any amount required to be applied in prepaying any Financial Indebtedness (other than any amount outstanding under the Bridge Finance Documents) permitted under Clause 20.18 (Financial Indebtedness) which is secured over the asset disposed of as permitted under clause 20.10 (Negative pledge) to the extent that such Financial Indebtedness was not incurred prior to such Disposal for the purpose of that Disposal; and

(v)           any related reasonable out-of-pocket, redundancy, relocation, closure or restructuring costs arising in connection with or as a result of or preparatory to such Disposal as evidenced in reasonable detail to the Bridge Facility Agent on request; and

(vi)          any amount received in respect of a Disposal which is to be paid into the Bond Redemption Account in accordance with the terms of Clause 7.11 (Bond Redemption Account) and which is so paid, but does not include any consideration for any Disposal:

(A)          referred to in paragraphs (b) (i), (ii), (iii), (iv), (v), (vii), (ix), (x), (xi), (xii)(A), (xiv) save to the extent such proceeds are required to be applied in prepayment of the Senior Facilities pursuant to that sub-paragraph, (xvii) save to the extent that if the agreement to make such Disposal had been concluded after the Closing Date the proceeds would have been required to be prepaid pursuant to the Senior Facilities Agreement, (xviii), (xix), (xx), or (xxi) of Clause 20.11 (Disposals);

(B)           of a kind contemplated by paragraph (b)( vi) of Clause 20.11 (Disposals), to the extent such proceeds are used (or committed to be used, as applicable) within the timeframes set out in, and in the purchase of assets permitted by that paragraph;

(C)           being either a licence of Intellectual Property or a lease or licence of real property unless the consideration is received by way of a capital sum rather than periodic payment; or

(D)          in an amount (after the deductions referred to in paragraphs (i) to (vi) above) of €2,500,000 or less.

“Excluded Polkomtel Disposal Proceeds” means an amount equal to 25 per cent. of the Polkomtel Disposal Proceeds.

“Excluded Non-Core Asset Proceeds” means the lower of:

(i)            €350,000,000 (or its equivalent in other currencies); and

(ii)           the aggregate amount of the Non-Core Asset Disposal Proceeds less the amount of those proceeds (if any) necessary, when applied in prepayment of the Senior Facilities, to reduce the Debt Cover ratio (adjusted on a pro forma basis to take account of the Non-Core Asset Disposal and calculated as if such Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period and by reference to the Borrower’s then most recent financial statements as delivered to the Bridge Facility Agent pursuant to Clause 18.1 (Financial statements)) to the lowest of:

(A)          the Debt Cover ratio as at the end of the most recent complete Relevant Period;

(B)           the Debt Cover ratio appearing at Clause 19.2 (Financial condition) in respect of the Relevant Period ending as at the end of the next Financial Quarter, adjusted so that Consolidated Net Debt is increased by five per cent.); and

(C)           the Opening Debt Cover ratio

“Flotation Proceeds” means the proceeds of any Flotation received by any Holdco or the Target or any Holding Company of them in cash (after deducting any Tax incurred in connection with that Flotation and any fees and expenses properly incurred by any Holdco or the Target or any Holding Company of them to persons who are not members of the Group or any such Holding Company) provided that where Flotation Proceeds have been received and the required proportion of such Flotation Proceeds has been applied in prepayment as required by paragraph (b) below, and monies derived from the remaining part of such Flotation Proceeds (after such prepayment) are subsequently paid (otherwise than in breach of this Agreement) to the Borrower or any other Holding Company of the Borrower, such monies shall not, merely by reason of their receipt by the Borrower or such other Holding Company, constitute Flotation Proceeds in the hands of the recipient necessitating a further prepayment under paragraph (b) below.

“Insurance Proceeds” means the proceeds of any insurance claim received by any member of the Group in cash for loss or damage to property (and for the avoidance of doubt excluding any third party or public liability claim or claim under any business interruption or similar Insurance) of any member of the Group (after deducting any fees and expenses properly incurred in relation to that claim by any member of the Group to persons who are not members of the Group that are not Connected Persons) but not any proceeds which (a) are applied to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made or towards the purchase of other assets to be used in the Group’s business, within 12 Months of receipt of such proceeds (or within 18 Months of receipt if the same are, within 12 Months of receipt, contractually committed to be so applied) or such longer period as agreed by the Majority Lenders or are applied to reimburse a member of the Group for amounts expended to replace, reinstate or repair the asset in respect of which the claim was made or (b) are less than €2,500,000 (or the equivalent in other currencies) in respect of any single claim or when aggregated with the amount of proceeds of any other insurance claims received by members of the Group, less than €20,000,000 (or the equivalent in other currencies) in any financial year of the Borrower.

“Non-Core Asset Disposal Proceeds” are Disposal Proceeds arising from the Disposal of a Non-Core Asset to the extent the same would constitute Disposal Proceeds and which are identified by the Borrower as being the Required Disposal Proceeds for the purpose of sub-paragraph (ii) of that definition.

“Opening Debt Cover Ratio” means a Debt Cover ratio of 5.7:1.0.

“Polkomtel Disposal Proceeds” means Disposal Proceeds arising from the Disposal of the Group’s interest in Polkomtel (whether occurring on, prior to or after the Closing Date).

“Report Proceeds” means the proceeds received in cash by a member of the Group of a claim against any adviser who prepared a Report (after deducting any fees and expenses properly incurred in relation to that claim by any member of the Group) but not any proceeds which are applied:

(i)            to satisfy (or reimburse a member of the Group who has discharged) any liability, charge or claim upon a member of the Group by a person who is not a member of the Group; or

(ii)           in the replacement, reinstatement and/or repair of assets of a member of the Group or towards the purchase of other assets to be used in the Group’s business,

in each case as a result of the events or circumstances giving rise to that claim, if those proceeds are so applied within 12 Months of receipt of those proceeds (or within 18 Months of receipt if the same are, within 12 Months of receipt, contractually committed to be so applied) or such longer period as agreed by the Majority Lenders, but excluding any proceeds in an amount of less than €2,500,000 (or the equivalent in other currencies) in respect of any single claim or, when aggregated with the amount of the proceeds of any other claims received by members of the Group, less than €5,000,000 (or the equivalent in other currencies) in any financial year of the Borrower.

“Required Disposal Proceeds” means the aggregate of:

(i)            In respect of Disposal Proceeds that are not Non-Core Asset Disposal Proceeds or Polkomtel Disposal Proceeds;

(A)          the proportion, up to a maximum of 100 per cent., of any Disposal Proceeds which would, if applied in prepayment of the Senior Facilities, and, to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), reduce the Debt Cover ratio to 4.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if such Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period; and

(B)           the proportion, up to a maximum of 100 per cent., of any remaining Disposal Proceeds after application of any amount pursuant to sub-paragraph (i)(A) above which would, if applied (I) in prepayment of the Senior Facilities or, at the option of the Borrower, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii) the Bridge Facility and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other, pro rata according to the proportion which on the date of prepayment, the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments respectively bear to the aggregate of the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments), reduce the Debt Cover ratio to 3.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if such proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period);

(ii)           on one occasion only during the life of the Bridge Facility in respect of Disposal Proceeds that are Non-Core Asset Disposal Proceeds if the aggregate Gross Non-Core Asset Disposal Proceeds less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Borrower has identified to the Bridge Facility Agent as being potential Re-investment Proceeds (any such amount(s) so used being “Disapplied Non-Core Asset Proceeds”) is equal to or greater than €2,000,000,000 (or its equivalent in other currencies):

(A)          the proportion, up to a maximum amount of 100 per cent., of any Non-Core Asset Disposal Proceeds (that are not Disapplied Non-Core Asset Proceeds) less (i) an amount equal to the Excluded Non-Core Asset Proceeds that are, subject to the Intercreditor Agreement, to be paid, directly or indirectly to the Investors or a Holding Company of the Borrower and (ii) any amount of Non-Core Asset Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) which would, if applied in prepayment of the Senior Facilities and, to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), reduce the Debt Cover ratio to 4.5:1 (adjusted on a pro forma basis to take account of the relevant Non-Core Asset Disposal and calculated as if the required amount of Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period); and

(B)           the proportion, up to a maximum amount of 100 per cent., of any remaining Non-Core Asset Disposal Proceeds (that are not Disapplied Non-Core Asset Proceeds) after application of any amount pursuant to sub-paragraph (ii)(A) above, less to the extent not already deducted (i) an amount equal to the Excluded Non-Core Asset Proceeds that are, subject to the Intercreditor Agreement, to be paid, directly or indirectly to the Investors or a Holding Company of the Borrower and (ii) any amount of Non-Core Asset Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) which would, if applied (I) in prepayment of the Senior Facilities or, at the option of the Borrower, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii)  the Bridge Facility and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other (such amount to be applied pro rata according to the proportion which, on the date of prepayment the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments respectively bear to the aggregate of the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments) reduce the Debt Cover ratio to 3.5:1 (adjusted on a pro forma basis to take account of the relevant Non-Core Asset Disposal and calculated as if the required amount of Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior

Facilities and the Bridge Facility on the last day of the most recent complete Relevant Period); and

(iii)          in respect of Disposal Proceeds that are Polkomtel Disposal Proceeds:

(A)          where such Disposal Proceeds can be applied in prepayment of the Senior Facilities within three months of the Closing Date, at the option of the Borrower;

(X)          as set out in sub-paragraph (iii)(B) below, or

(Y)          up to a maximum amount of 100 per cent. of any Polkomtel Disposal Proceeds less any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) (such amount to be applied in prepayment of (I) in prepayment of the Senior Facilities or, at the option of the Borrower, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii) the Bridge Facility and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other, (up to 66.67 per cent. of such amount to be applied in prepayment of the Senior Facilities and up to 33.33 per cent., less ,at the option of the Borrower, an amount up to the amount equal to the Excluded Polkomtel Disposal Proceeds (which amount may be retained by the Group and applied as permitted by the terms of this Agreement) of such amount to be applied in prepayment of the Facility, and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, provided that in all circumstances an amount at least equal to €500,000,000 must be applied in prepayment of the Senior Facilities)); or

(B)           where such Disposal Proceeds cannot be applied in prepayment of the Senior Facilities within three months of the Closing Date:

(X)          the proportion, up to a maximum amount of 100 per cent., of any Polkomtel Disposal Proceeds less (i) an amount equal to the Excluded Polkomtel Disposal Proceeds and (ii) any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) which would, if applied in prepayment of the Senior Facilities and, to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), reduce the Debt Cover ratio to 4.5:1 (adjusted on a pro forma basis to take account of the Disposal of the Group’s interest in Polkomtel and calculated as if the required amount of Polkomtel Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period); and

(Y)          the proportion, up to a maximum amount of 100 per cent., of any remaining Polkomtel Disposal Proceeds after application of any amount pursuant to sub-paragraph (B)(X) above less (i) an amount equal to the Excluded Polkomtel Disposal Proceeds and (ii) any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) which would, if applied in (I) prepayment of the Senior Facilities or, at the option of the Borrower, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii) the Bridge Facility and any shareholders in Target that are not members of the group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other, pro rata according to the proportion which, on the date of prepayment, the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments respectively bear to the aggregate of the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments) reduce the Debt Cover ratio to 3.5:1 (adjusted on a pro forma basis to take account of the Disposal of the Group’s interest in Polkomtel and calculated as if the required amount of Polkomtel Disposal Proceeds had been applied in prepayment of the Senior Facilities and the Bridge Facility on the last day of the most recent complete Relevant Period).

“Required Flotation Proceeds” means the proportion, up to a maximum of 50 per cent., of any Flotation Proceeds which would, if applied to prepayment of the Senior Facilities, reduce the Debt Cover ratio to 3.75:1 (calculated as if such proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period).

(b)           The Borrower shall prepay Initial Loans in an amount equal to the Required Disposal Proceeds (save for any amount that is to be applied in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) as aforesaid), Insurance Proceeds, Report Proceeds and Required Flotation Proceeds, within 5 Business Days of receipt by any member of the Group (or, in the case of Required Flotation Proceeds, by any Holdco or the Target or any Holding Company of them), subject to Clause 7.13 (Prepayment elections) provided that:

(i)            no prepayment shall be required in relation to Required Disposal Proceeds except to the extent that the aggregate amount thereof in any financial year of the Borrower exceeds €20,000,000 (or its equivalent in other currencies);

(ii)           (for the avoidance of doubt) amounts of consideration received for any Disposal of a kind contemplated by sub-paragraph (b)(vii) of Clause 20.11 (Disposals) shall not count towards such €20,000,000 threshold, and shall not be required to be applied in prepayment, except to the extent that such amounts are not, within the time limits set out in sub-paragraph (b)(vii) of Clause 20.11 (Disposals), used for the purposes described in that clause; and

(iii)          no such prepayment shall be required at any time following the Initial Maturity Date.

(c)           The Borrower shall not be obliged to make a prepayment to the extent that:

(i)            it is illegal for the Borrower to (or in breach of the fiduciary or statutory duties of the relevant officers or directors to do so or gives rise to a material risk of personal liability) make a prepayment required under paragraph (b) above in relation to Required Disposal Proceeds, Insurance Proceeds, Report Proceeds or Required Flotation Proceeds or for any member of the Group which received any such Required Disposal Proceeds, Insurance Proceeds, Report Proceeds or Required Flotation Proceeds to pay or distribute any such amount to the Borrower to enable it to make any such prepayment; or

(ii)           the cost of the Borrower making any such prepayment in relation to Required Disposal Proceeds, Report Proceeds or Insurance Proceeds or of a member of the Group paying or distributing such amount to a Borrower to enable it to make any such prepayment would be material, provided that:

(A)          the Borrower and the relevant other members of the Group shall use their reasonable endeavours to overcome or avoid any such illegality or cost and the relevant prepayment shall be made upon the relevant members of the Group overcoming such illegality or cost.  If the illegality or cost relates only to the prepayment of certain Initial Loans then, such amount shall be applied pro rata in prepayment of the other Initial Loans;

(B)           if cash required for making such prepayment is available to any other member of the Group and such cash is not projected to be required by any member of the Group during the next three months “Free Cash” and paragraphs (i) and (ii) above will not apply to a prepayment made using the Free Cash, such other members of the Group shall apply the amount of Free Cash towards any applicable prepayment (or, as applicable, towards paying or distributing such Free Cash to the Borrower to enable it to make such prepayment) to the extent such prepayment is not made from the applicable Required Disposal Proceeds, Report Proceeds or Insurance Proceeds.

7.8.          Permanent Securities

(a)           For the purposes of this Clause 7.8:

“Permanent Securities Prepayment Event” means the issuance of any Permanent Securities on or prior to the Initial Maturity Date.

“Permanent Securities Proceeds” means the total cash consideration received by any member of the Group in respect of the issuance of the Permanent Securities, but net of:

(i)            any Tax incurred and required to be paid directly in connection with the Permanent Securities Prepayment Event, and

(ii)           attorneys’ fees, accountant’s fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually and reasonably incurred by any member of the Group in connection with such issuance or sale.

(b)           The Borrower shall prepay the Initial Loans in an amount equal to 100% of the Permanent Securities Proceeds within 5 Business Days of receipt thereof by any member of the Group.

7.9.          Application to Senior Facilities

Notwithstanding anything to the contrary in this Agreement, the Borrower is not obligated to apply any Required Flotation Proceeds, Required Disposal Proceeds, Insurance Proceeds, Required Excess Amount (as defined in Clause 7.11 (Bond Redemption Account)) or Report Proceeds to the prepayment of the Initial Loans to the extent that such Required Flotation Proceeds, Required Disposal Proceeds, Insurance Proceeds, Required Excess Amount or Report Proceeds are required to be and are applied pursuant to the Senior Facilities in satisfaction of obligations under the Senior Facilities, or to the extent that such prepayment is prohibited under the Senior Facilities Agreement or the Intercreditor Agreement.  For the avoidance of doubt, this Clause 7.9 shall not apply to Permanent Securities Proceeds.

7.10.        Prepayment Account

(a)           Unless otherwise applied in prepayment of the Senior Facilities and/or the Bridge Facility or in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), the Borrower shall ensure that all Non-Core Asset Disposal Proceeds, other than (i) the Excluded Non-Core Asset Proceeds and, if applicable, (ii) an amount equal to the amount paid into the Bond Redemption Account in respect of the Non-Core Asset Disposal Proceeds to the extent permitted by Clause 7.11 (Bond Redemption Account), (or an equal amount) that are Required Disposal Proceeds are paid directly into (or as soon as practicable after receipt are transferred into) the Prepayment Account.

(b)           Within five Business Days after the date (the “Receipt Date”) on which any such Non-Core Asset Disposal Proceeds have been received by any member of the Group (or have become Non-Core Asset Disposal Proceeds), the Borrower shall notify the Bridge Facility Agent of the Receipt Date, the amount in euro equal or equivalent to those proceeds and the proposed date of any prepayment of those Non-Core Asset Disposal Proceeds (the “Prepayment Date”) required pursuant to Clause 7.7(b) (which must be at least five Business Days after the date of that notice).

(c)           No amount may be withdrawn or transferred from the Prepayment Account except:

(i)            to make the prepayments required under Clause 11.13 (Application of prepayment) of the Senior Facilities Agreement or Clause 7.7(b);

(ii)           to make any payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) permitted under the terms of this Agreement; or

(iii)          with the prior consent of the Majority Lenders.

(d)           The Borrower irrevocably authorizes the Senior Facility Agent and the Bridge Facility Agent to withdraw amounts credited to the Prepayment Account at the end of the corresponding Interest Periods (if any) (under the Senior Facilities or Bridge Facility as applicable) apply such amounts against cancellations and prepayments which are due under the Senior Facilities Agreement and/or this Agreement.

(e)           Interest which has accrued on the Prepayment Account may be withdrawn by the Borrower in accordance with the mandate relating to the Prepayment Account.

7.11.        Bond Redemption Account

(a)           In this Clause 7.11

Relevant Percentage means:

25% x (1 (X/Y))

where:

“X” is the aggregate par value of all Target Bonds redeemed or otherwise acquired pursuant to a Tender; and

“Y” is the aggregate par value of all Target Bonds as at the Closing Date.

(b)           The Borrower may elect to deposit up to the Relevant Percentage of any Disposal Proceeds in the Bond Redemption Account provided that:

(i)            in respect of Disposal Proceeds that are Non-Core Asset Disposal Proceeds the maximum amount that may be so deposited in the Bond Redemption Account is an amount equal to the Relevant Percentage of Non-Core Asset Disposal Proceeds having first deducted therefrom Excluded Non-Core Asset Proceeds to the extent that they have been or are to be paid to the Investors; and

(ii)           in respect of Disposal Proceeds that are Polkomtel Disposal Proceeds the maximum amount that may be so deposited in the Bond Redemption Account is an amount equal to the Relevant Percentage of an amount equal to 75 per cent. of Polkomtel Disposal Proceeds.

Prior to completion of the Tenders (if any) the Relevant Percentage shall be 25 per cent.

(c)           If any Disposal Proceeds are deposited in the Bond Redemption Account prior to completion of the Tenders are in excess of the amount that would have been able to be deposited in the Bond Redemption Account following completion of the Tenders, the Borrower may, within 60 days of the completion of the Tenders request that an amount equal to such excess be withdrawn from the Bond Redemption Account. Any such account shall be treated, for the purpose of this Clause 7.11 as if it had not been deposited in the Bond Redemption Account.

(d)           Subject to paragraph (e) below, the Borrower may deposit further amounts (in addition to any amount of Disposal Proceeds deposited pursuant to paragraph (a) above) in the Bond Redemption Account.

(e)           The Borrower shall only be permitted to deposit any amount in the Bond Redemption Account pursuant to paragraph (d) above up to the amount of the available Excess Cashflow of the Group for the Relevant Period (but, for the purposes of this calculation, adding back any amounts that would otherwise be deducted from Consolidated Cashflow as a result of such amounts having already been credited to the Bond Redemption Account, to the extent that such amounts have not been subsequently debited from the Bond Redemption Account).

(f)            If the aggregate amount standing to the credit of the Bond Redemption Account at any time exceeds the aggregate outstanding amount of the Target Bonds (including by reason of the fact that all Target Bonds have been redeemed) or the amount credited into the Bond Redemption Account in respect of any financial year in excess of the amount permitted to be so credited as a result of sub-paragraph (e) above or otherwise the Borrower shall promptly notify the Bridge Facility Agent (such excess amount being the “Excess Amount”).  The Excess Amount shall within 10 Business Days of such notification be withdrawn from the Bond Redemption Account and the Required Excess Amount shall be applied in prepayment of the Initial Loans.  The Borrower may use or apply the remainder of the Excess Amount at its discretion as otherwise permitted by this Agreement.

“Required Excess Amount” means the aggregate of:

(i)            the proportion, up to a maximum of 100 per cent., of any Excess Amount which would, if applied in prepayment of the Senior Facilities, reduce the ratio of Consolidated Total Net Debt to Consolidated EBITDA to 4.5:1 (calculated as if such amount had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period); and

(ii)           the proportion, up to a maximum of 50 per cent., of any remaining Excess Amount (after application of any amount pursuant to paragraph (i) above) which would, if applied in prepayment of the Senior Facilities, reduce the ratio of Consolidated Total Net Debt to Consolidated EBITDA to 3.5:1 (calculated as if such proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period).

(g)           If the amount credited to the Bond Redemption Account in respect of any financial year is less than the amount permitted to be so credited under this Clause 7.13 the Borrower shall promptly notify the Bridge Facility Agent (such shortfall being the “Shortfall Amount”). The Borrower may, within 30 days of delivery of the Annual Financial Statements under this Agreement that identifies the relevant Shortfall Amount, and following such notification credit an amount to the Bond Redemption Account up to the relevant Shortfall Amount.

(h)           The Borrower may withdraw any amount standing to the credit of the Bond Redemption Account for the purpose of acquiring, repaying or redeeming any Target Bonds (provided that amounts withdrawn from the Bond Redemption Account may only be used to pay an amount equal to the par value (or less) of any Target Bonds) provided that, on the date of withdrawal, no Event of Default is continuing or would occur as a result thereof and the ratio of Consolidated Net Senior/Bond Debt as at the end of the most recently completed Relevant Period to Consolidated EBITDA for such period is equal to or lower than the relevant ratio set out below:

Year Of Withdrawal	Ratio
31 December 2006	4.00
31 March 2007	4.00
30 June 2007	4.00
30 September 2007	4.00
31 December 2007	4.00
31 March 2008	4.00
30 June 2008	4.00
30 September 2008	4.00

31 December 2008	4.00
31 March 2009	3.60
30 June 2009	3.50
30 September 2009	3.40
31 December 2009	3.30
31 March 2010	3.15
30 June 2010	3.10
30 September 2010	3.10
31 December 2010	3.10
31 March 2011	2.70
30 June 2011	2.60
30 September 2011	2.45
31 December 2011	2.35
31 March 2012	2.15
30 June 2012	2.15
30 September 2012	2.15
31 December 2012	2.15
and each Quarter Date thereafter	2.15

Consolidated Net Senior/Bond Debt means, at any time, the aggregate principal amount outstanding under Facility A, Facility B, Facility C (as such terms are defined in the Senior Facilities Agreement) and the aggregate principal amount of the outstanding Target Bonds and 2006 Target Bonds less any Cash or Cash Equivalent Investments held by any member of the Group (including any amount standing to the credit of the Bond Redemption Account).

(i)            A Finance Party with which the Bond Redemption Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to that account and that the account holder shall, provided that the Acceleration Date is continuing, be entitled to receive such interest (which shall be paid to the order of the account holder) and (ii) such account is subject to the Transaction Security (as defined in the Senior Facilities Agreement).

7.12.        Restrictions

(a)           Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)           Any prepayment under this Agreement shall be made together with (i) accrued interest on the amount prepaid and (ii) Break Costs.

(c)           The Borrower may not reborrow any part of the Bridge Facility which is prepaid.

(d)           The Borrower shall not repay or prepay all or any part of the Initial Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)           No amount of the aggregate Commitments cancelled under this Agreement may be subsequently reinstated.

(f)            If the Bridge Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lenders, as appropriate.

7.13.        Prepayment elections

(a)           Any prepayment required to be made under Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds), Clause 7.11 (Bond Redemption Account) or Clause 19.3 (Equity cure right) on a day which is not the last day of an Interest Period relating to the Initial Loan to be prepaid may, if the Borrower gives the Bridge Facility Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, be applied in prepayment of that Initial Loan instead on the last day of the current Interest Period relating to that Initial Loan.

(b)           If the Borrower makes an election under paragraph (a) above then that Initial Loan will become due and payable in the required amount on the last day of that Interest Period.

(c)           The Bridge Facility Agent shall notify the Lenders as soon as possible of any prepayment of any Initial Loan to be made under Clause 7.3 (Voluntary prepayment), Clause 7.6 (Exit), Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds), Clause 7.8 (Permanent Securities) or Clause 7.11 (Bond Redemption Account).

(d)           If less than 100 per cent. of Target Shares have been acquired by Bidco at such time as any obligation to prepay any Disposal Proceeds has arisen under this Agreement, such obligation shall if a written request to that effect from the Borrower is received by the Bridge Facility Agent be temporarily suspended until the earliest of:

(i)            the date, if any, that Bidco acquires 100 per cent. of Target Shares or, if that is not a Business Day, the immediately following day that is Business Day;

(ii)           the Business Day immediately following the Phase One Debt Pushdown Date; or

(iii)          the day falling 120 days after the Closing Date or, if that is not a Business Day the immediately following day that is Business Day,

whereupon such obligation to prepay shall cease to be suspended as aforesaid.

Any such Disposal Proceeds shall, notwithstanding the foregoing, be treated for all other purposes of the time at which re-investment time periods, start to run as if this paragraph (e) was not applicable.

SECTION 5
COSTS OF UTILISATION

8.             INTEREST

8.1.          Calculation of interest

Subject to Clause 8.2(b) (Payment of Interest), the unpaid principal amount of each Initial Loan shall bear interest from the date of the borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Margin plus IBOR plus Mandatory Costs (if any) for the Lenders incurring it and notifying the Bridge Facility Agent accordingly.

8.2.          Payment of interest

(a)           Accrued interest on each Initial Loan shall be payable (i) on the last day of each Interest Period applicable thereto (and, if any Interest Period shall be for a period of less than three months, on the next date that is three months after the previous Interest Payment Date) and on the Initial Maturity Date (and, if later, the Extension Date), (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after maturity, on demand (each such date referred to in clauses (i), (ii), (iii) and (iv) being an “Interest Payment Date”); provided that interest accrued pursuant to Clause 8.3 (Default interest) shall be payable on demand.

(b)           Notwithstanding the foregoing clauses but without giving effect to any increase in the interest rates pursuant to Clause 8.3 (Default interest), the interest rate borne by the Initial Loans shall not exceed 12.50% per annum.  To the extent the interest on any Initial Loan exceeds a rate of 11.50% per annum, the Borrower may elect (i) to pay such interest in excess of 11.50% in cash or (ii) to add such PIK Interest Amount to the principal amount of such Initial Loan.

(c)           The Borrower agrees, on the first anniversary of the Closing Date (or at such other times as the Bridge Facility Agent may reasonably request), to confirm in writing to the Bridge Facility Agent that it consents to the capitalization of interest accrued since the Closing Date or since the date of its last confirmation and payable in respect of the Initial Loans to the extent contemplated hereby.

8.3.          Default interest

(a)           If an Obligor fails to pay any amount payable by it under a Bridge Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Initial Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Bridge Facility Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Bridge Facility Agent.

(b)           If any overdue amount consists of all or part of an Initial Loan which became due on a day which was not the last day of an Interest Period relating to that Initial Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Initial Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.4.          Notification of rates of interest

The Bridge Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.             CHANGES TO THE CALCULATION OF INTEREST

9.1.          Absence of quotations

Subject to Clause 9.2 (Market disruption), if IBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, IBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2.          Market disruption

(a)           If a Market Disruption Event occurs in relation to an Initial Loan for any Interest Period, then the rate of interest on each Lender’s share of that Initial Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)            the Margin;

(ii)           the rate notified to the Bridge Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Initial Loan from whatever source it may reasonably select; and

(iii)          the Mandatory Cost, if any, applicable to that Lender’s participation in that Initial Loan.

(b)           In this Agreement “Market Disruption Event” means:

(i)            at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Bridge Facility Agent to determine IBOR for the relevant currency and Interest Period; or

(ii)           before close of business in London on the Quotation Day for the relevant Interest Period, the Bridge Facility Agent receiving notifications from a Lender or Lenders (whose participations in an Initial Loan exceed 35 per cent. of that Initial Loan) that by reason of circumstances affecting the relevant interbank market generally the cost to it of obtaining matching deposits in the relevant interbank market would be in excess of IBOR.

9.3.          Alternative basis of interest or funding

(a)           If a Market Disruption Event occurs and the Bridge Facility Agent or the Borrower so requires, the Bridge Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest in respect of any affected Initial Loan.

(b)           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

9.4.          Break Costs

(a)           The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Initial Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Initial Loan or Unpaid Sum.

(b)           Each Lender shall, as soon as reasonably practicable after a demand by the Bridge Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.           FEES

10.1.        Fees

The Borrower shall pay the fees in the amount and at the times agreed in the Bridge Facility Fee Letter.

10.2.        Allocation and recharging of fees

Notwithstanding any other term of the Bridge Finance Documents, the Borrower may at its sole discretion allocate or recharge fees, costs and expenses paid or payable under any Bridge Finance Document to any member of the Group.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.           TAX GROSS-UP AND INDEMNITIES

11.1.        Tax definitions

In this Clause 11:

“Obligor’s Tax Jurisdiction” means the jurisdiction in which an Obligor is resident for Tax purposes.

“Exempt Lender” means, in relation to an Obligor, a Lender which is (otherwise than by reason of being a Treaty Lender) entitled to receive interest from that Obligor without a Tax Deduction imposed by the relevant Obligor’s Tax Jurisdiction.

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Bridge Finance Document.

“Qualifying Lender” means a Lender which is:

(a)           a Treaty Lender; or

(b)           an Exempt Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Bridge Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Treaty Lender” means, in relation to an Obligor, a Lender which:

(a)           is entitled under the provisions of an applicable double taxation agreement with the relevant Obligor’s Tax Jurisdiction to full exemption from Tax on interest imposed by that Obligor’s Tax Jurisdiction; and

(b)           does not carry on a business in that Obligor’s Tax Jurisdiction through a permanent establishment with which the payment of interest is effectively connected.

Unless a contrary indication appears, in this Clause 11 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

11.2.        Tax gross-up

(a)           Each Obligor shall make all payments to be made by it to any Finance Party under any Bridge Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)           The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bridge Facility

Agent accordingly. Similarly, a Lender shall promptly notify the Bridge Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Bridge Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor. Failure by any Finance Party to give such notice shall not affect the obligation of the Obligors under this Clause 11 (Tax gross-up and indemnities).

(c)           Subject to paragraph (g) below, if a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)           If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed (or prior to any material interest or penalty accruing in respect thereof) and in the minimum amount required by law.

(e)           Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Bridge Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)            Each Treaty Lender and Exempt Lender and each Obligor shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(g)           An Obligor is not required to make an increased payment under paragraph (c) above, except as provided in paragraph (h) below:

(i)            to a Lender that is not, or has on the date on which payment falls due ceased to be, a Qualifying Lender in respect of that Obligor; or

(ii)           where the relevant Tax has been imposed as a result of the failure of the relevant Lender to comply with its obligations under paragraph (f) above.

(h)           Paragraph (g) above will not apply if the Lender:

(i)            is not or has ceased to be a Qualifying Lender in respect of that Obligor by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority;

(ii)           is not or has ceased to be a Qualifying Lender in respect of that Obligor by reason of any act or omission of that Obligor or any member of the Group; or

(iii)          is not a Qualifying Lender in respect of an Additional Guarantor which is incorporated in a jurisdiction other than Denmark, Sweden, Germany or Norway.

(i)            a Guarantor will not be obliged to make an or any increased payment pursuant to this Clause 11 (Tax gross-up and Indemnities) with respect to a payment by it of a liability due for payment by the Borrower to the extent that, had the payment been made by the Borrower, Tax would have been imposed on such payment for which the Borrower would not have been obliged to make a payment or increased payment pursuant to this Clause 11 (Tax gross-up and Indemnities).

11.3.        Tax indemnity

(a)           The Borrower shall (within three Business Days of demand by the Bridge Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Bridge Finance Document.

(b)           Paragraph (a) above shall not apply:

(i)            with respect to any Tax assessed on a Finance Party:

(A)          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)           under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

(ii)           to the extent a loss, liability or cost:

(A)          is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)           would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (g) or (i) of Clause 11.2 (Tax gross-up) applied.

(c)           A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Bridge Facility Agent of the event which will give, or has given, rise to the claim, following which the Bridge Facility Agent shall notify the Borrower.

(d)           A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Bridge Facility Agent.

11.4.        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)           a Tax Credit is attributable to that Tax Payment; and

(b)           that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5.        Stamp Taxes

The Borrower shall, within three Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, notarial, registration and other similar Taxes or fees payable in respect of any Bridge Finance Document (other than any Transfer Certificate) or any judgment given in connection with them.

11.6.        Value Added Tax

(a)           All amounts set out, or consideration expressed to be payable, under a Bridge Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  Subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under or in connection with a Bridge Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)           If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)           Where a Bridge Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that neither it nor any member of a group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority of the VAT.

12.           INCREASED COSTS

12.1.        Increased Costs

(a)           Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Bridge Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date it became a party to this Agreement or (ii) compliance with any law or regulation made after the date it became a party to this Agreement.

(b)           In this Agreement “Increased Costs” means:

(i)            a reduction in the rate of return from the Bridge Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)           an additional or increased cost; or

(iii)          a reduction of any amount due and payable under any Bridge Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Bridge Finance Document.

12.2.        Increased Cost claims

(a)           A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall as soon as reasonably practical notify the Bridge Facility Agent of the event giving rise to the claim and whether it intends to make a claim, following which the Bridge Facility Agent shall promptly notify the Borrower.

(b)           Each Finance Party shall, as soon as practicable after a demand by the Bridge Facility Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of the Increased Cost) confirming the amount of its Increased Costs.

12.3.        Exceptions

(a)           Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)            attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)           compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied) or because of any failure to complete necessary procedural formalities under paragraph (f) of Clause 11.2 (Tax gross-up), which is attributable solely to a Lender);

(iii)          compensated for by the payment of the Mandatory Cost; or

(iv)          attributable to the breach by the relevant Finance Party or its Affiliates of:

(A)          any law or regulation; or

(B)           the terms of any Bridge Finance Document.

(v)           attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)           In this Clause 12.3 reference to a Tax Deduction has the same meaning given to the term in Clause 11.1 (Tax definitions).

13.           OTHER INDEMNITIES

13.1.        Currency indemnity

(a)           If any sum due from an Obligor under the Bridge Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)            making or filing a claim or proof against that Obligor; or

(ii)           obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against that Obligor,

then:

(A)         that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided that

(B)          if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless the Acceleration Date has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Bridge Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2.        Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand (which demand must be accompanied by reasonable calculations or details of the amount demanded),

indemnify each Finance Party against any cost, loss or liability (but excluding any loss of Margin incurred) by that Finance Party as a result of:

(a)           the occurrence of any Event of Default;

(b)           a failure by an Obligor to pay any amount due under a Bridge Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)           funding, or making arrangements to fund, its participation in an Initial Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)           an Initial Loan (or part of an Initial Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required by this Agreement.

13.3.        Indemnity to the Bridge Facility Agent

The Borrower shall (or shall procure that an Obligor will) promptly upon, and in any event within five Business Days of, demand (which demand must be accompanied by reasonable calculations or details of the amount demanded) indemnify the Bridge Facility Agent against any reasonable third party cost, loss or liability incurred by the Bridge Facility Agent (acting reasonably) as a result of:

(a)           the Bridge Facility Agent or its representatives investigating any event or matter which the Bridge Facility Agent reasonably believes is a Default or might reasonably be expected to be a Default or an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders; or

(b)           acting or relying on any notice, request or instruction from an Obligor, an Affiliate of an Obligor, an Investor, an Affiliate of an Investor or from the management of any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised.

14.           MITIGATION BY THE LENDERS

14.1.        Mitigation

(a)           Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 7.1 (Illegality of a Lender), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Bridge Finance Documents to an Affiliate or Facility Office.

(b)           Paragraph (a) above does not in any way limit the obligations of any Obligor under the Bridge Finance Documents.

14.2.        Limitation of liability

(a)           The Borrower shall (or shall procure that an Obligor will) within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)           A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

15.           COSTS AND EXPENSES

15.1.        Transaction expenses

The Borrower shall promptly on demand pay (or shall procure that an Obligor will pay) the Bridge Facility Agent, the Security Agent and the Arrangers the amount of all reasonable third party costs and expenses (including legal fees, notarial costs and accounting fees) reasonably incurred by any of them in connection with the transactions contemplated by this Agreement and the negotiation, preparation, printing, execution and perfection of:

(a)           the Bridge Facility and this Agreement and any other related documents referred to in this Agreement and the Transaction Security;

(b)           any other Bridge Finance Documents executed after the date of this Agreement (save for Transfer Certificates);

(c)           the Extended Loan Credit Agreement and any other related documents referred to therein; and

(d)           the Exchange Documents,

subject in each case to any limits agreed between the Arrangers and the Borrower from time to time or otherwise set out in any Bridge Facility Fee Letter.

15.2.        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within one Month of demand, reimburse (or procure reimbursement of) each of the Bridge Facility Agent and the Security Agent for the amount of all reasonable third party costs and expenses (including legal fees and notarial costs) reasonably incurred by the Bridge Facility Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3.        Enforcement and preservation costs

The Borrower shall, within five Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees and notarial costs) incurred by that Finance Party, Arranger or Delegate in connection with the enforcement of or the preservation of any rights, powers and remedies under any Bridge Finance Document and the Transaction Security.

15.4.        Payment of fees and expenses

Without prejudice to Clause 10.2 (Allocation and recharging of fees), the agreed fees (including any costs, expenses or disbursements therein) from the Borrower on the Closing Date pursuant to Clause 10 (Fees) will be paid by a deduction from the proceeds of the first Initial Loan. The Bridge Facility Agent shall, if requested, provide reasonable details (including hours worked, rates and individuals involved) of any costs and expenses required to be paid by any member of the Group under the Bridge Finance Documents.

15.5.        Transfer costs and expenses

Notwithstanding any other term of the Bridge Finance Documents, if a Lender assigns or transfers any of its rights, benefits or obligations under the Bridge Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of the Transaction Security).

SECTION 7
GUARANTEE

16.           GUARANTEE AND INDEMNITY

16.1.        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)           guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s payment obligations under the Bridge Finance Documents;

(b)           undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Bridge Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal Obligor; and

(c)           indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it in this Agreement is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover, subject to the provisions of the Intercreditor Agreement and any limitation referred to in Clause 16.12 (Limitations) or in any Accession Letter by which it became a Guarantor.

16.2.        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Bridge Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3.        Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)           the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)           each Finance Party shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

16.4.        Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by any act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)           any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)           any amendment (however fundamental) or replacement of a Bridge Finance Document or any other document or security provided that an Obligor shall be a party thereto;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Bridge Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

16.5.        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any Security Agent or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Bridge Finance Document to the contrary.

16.6.        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Bridge Finance Documents have been irrevocably paid in full, each Finance Party (or any Security Agent or agent on its behalf) may:

(a)           refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 16.

16.7.        Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Bridge Finance Documents have been irrevocably paid in full and unless the Bridge Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Bridge Finance Documents:

(a)           to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Bridge Finance Documents; and/or

(c)           to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Bridge Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Bridge Finance Documents by any Finance Party.

16.8.        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.9.        Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Bridge Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)           that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Bridge Finance Documents; and

(b)           each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Bridge Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Bridge Finance Document or of any other security taken pursuant to, or in connection with, any Bridge Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

16.10.      Limitations on Guarantees by Swiss Obligors

(a)           If and to the extent that obligations of a Swiss Obligor under the Bridge Finance Documents are for the benefit of its Affiliates (other than its Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr) a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung), the following provisions shall apply.

(b)           The aggregate obligations of the Swiss Obligor under the Bridge Finance Documents, including, without limitation, under Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds), Clause 11.2 (Tax gross-ups), 13.2 (Other indemnities) and this Clause 16, shall be limited to the maximum amount of the Swiss Obligor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671(1) to (3) and 675(2) of the Swiss Code of Obligations, (the “Available Amount”) at the time the Swiss Obligor makes a payment under the Bridge Finance Documents (provided that this is a requirement under applicable law at that time).

(c)           Immediately after having been requested to make a payment under the Bridge Finance Documents, the Swiss Obligor shall:

(i)            provide the Bridge Facility Agent, within 30 Business Days, with (a) an interim balance sheet audited by the statutory auditors of the Swiss Obligor, (b) the determination by the statutory auditors of the Available Amount based on such interim audited balance sheet and (c) a confirmation from the statutory auditors of the Swiss Obligor that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves; and

(ii)           immediately after confirming the Available Amount in accordance with sub-paragraph (i) above, pay the Available Amount (less, if required, any Swiss Withholding Tax) to the Bridge Facility Agent.

(d)           If so required under applicable law (including double tax treaties) at the time it is required to make a payment under the Bridge Finance Documents, the Swiss Obligor:

(i)            may deduct the Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any payment under the Senior Finance Documents;

(ii)           may pay the Swiss Withholding Tax to the Swiss Federal tax administration; and

(iii)          shall notify and provide evidence to the Bridge Facility Agent that the Swiss Withholding Tax has been paid to the Swiss Federal tax administration.

(e)           The Swiss Obligor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Finance Parties for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in the Bridge Finance Documents, provided that this should not in any way limit any obligations of the Borrower under the Bridge Finance Documents to indemnify the Finance Parties in respect of the deduction of the Swiss Withholding Tax, including, without limitation, in accordance with Clause 11.3 (Tax indemnity) of this Agreement. The Swiss Obligor shall use its best efforts to ensure that any person which is, as a result of a payment under the Bridge Finance Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Bridge Facility Agent upon receipt any amount so refunded.

(f)            The Swiss Obligor shall take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any payment under the Bridge Finance Documents, which may be required as a matter of Swiss mandatory law in force at the time it is required to make a payment under the Bridge Finance Documents in order to allow a prompt payment under the Bridge Finance Documents.

16.11.      Limitations on Guarantees by Danish Guarantors

(a)           Notwithstanding anything set out to the contrary in this Agreement, the obligations and liabilities of any Danish Obligor:

(i)            shall be limited if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance, including, but not limited to, if such Danish Obligor is incorporated as a private limited company (in Danish anpartsselskab), Sections 49(1) and (2) and 50(1) and (2) of the Danish Public Companies Act or, if such Danish Obligor is incorporated as a public limited company (in Danish aktieselskab), Sections 115(1) and (2) and 115a(1) and (2) of the Danish Public Companies Act and shall, accordingly, inter alia, not be an obligation of a Danish Obligor in respect of:

(A)          any indebtedness or obligations (“Acquisition Debt”) incurred or undertaken in relation to the financing of any direct acquisition of shares in such Danish Obligor or in any parent company of such Danish Obligor incorporated under the laws of a member state of the European Union (EU) or the European Economic Area (EEA) (a “Qualifying Parent Company”); and

(B)           any indebtedness or obligations (including, without limitation, Acquisition Debt) of any parent company of such Danish Obligor which is not a Qualifying Parent Company; or

(ii)           if and to the extent that such obligations and/or liabilities shall guarantee or secure any indebtedness of another Obligor, shall be limited to an amount equivalent to the higher of:

(A)          the equity (egenkapital) of such Danish Obligor on the date of this Agreement calculated in accordance with applicable Danish generally applied accounting principles (including, if applied by that Danish Obligor, International Financial Reporting Standards); and

(B)           the equity (egenkapital) of such Danish Obligor at the time or times that payment is requested from it calculated in accordance with applicable Danish generally applied accounting principles (including, if applied by that Danish Obligor, International Financial Reporting Standards),

save that these limitations shall not apply to any obligations and liabilities of the Danish Obligor in respect of amounts relating to this Agreement borrowed or owed by the Danish Obligor or any of its Subsidiaries from time to time or put at the disposal of the Danish Obligor or any of its Subsidiaries from time to time by the Borrower or another member of the Group by way of a loan or otherwise.

(a)           Notwithstanding anything else to the contrary contained in this Agreement, no Danish Obligor shall be liable for any amount in its capacity as Guarantor or security provider greater than the highest amount for which it can under applicable law be liable without causing any of the directors or officers of that Danish Obligor to incur personal liability for breach of fiduciary duty or otherwise under applicable law.

16.12.      Limitations

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in any relevant Accession Letter.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.           REPRESENTATIONS

The Borrower and (unless otherwise stated) each Obligor (in the case of any Obligor other than the Borrower, only in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries which are a Material Company and/or other Subsidiaries (if any)) makes the following representations and warranties to each Finance Party at the times specified in Clause 17.25 (Times on which representations are made).

17.1.        Status

(a)           It and each of its Subsidiaries which is a Material Company is either a stock corporation, a limited liability company or corporation or a limited partnership, duly incorporated, or established and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)           It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business in all material respects as it is being conducted.

17.2.        Binding obligations

Subject to the Legal Reservations and, in the case of any Transaction Security Document and any High Yield Notes Security Document only, the Perfection Requirements, the obligations expressed to be assumed by each Obligor in each Transaction Document are legal, valid, binding and enforceable obligations.

17.3.        Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which such Obligor is a party do not conflict with:

(a)           any law or regulation applicable to it where (other than as regards the Bridge Finance Documents) such conflict would have a Material Adverse Effect;

(b)           its or any of its Subsidiaries which is a Material Company constitutional documents in any material respect; or

(c)           any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets where such conflict in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

17.4.        Power and authority

(a)           It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)           No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.5.        Authorisations

All material Authorisations required:

(a)           to enable it lawfully to enter into, exercise its rights and comply with its material obligations in the Transaction Documents to which it is a party;

(b)           subject to any applicable Legal Reservations, to make the Transaction Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document and its jurisdiction of incorporation; or

(c)           to make the Offer,

have been (or will by the required date be) obtained or effected and are (or will be) in full force and effect.

17.6.        Governing law and enforcement

(a)           Subject to the Legal Reservations, the choice of English or the applicable (as stated in the relevant Bridge Finance Documents) other law as the governing law of the Bridge Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)           Subject to the Legal Reservations, any judgment obtained in England in relation to a Bridge Finance Document will be recognised and enforced in its Relevant Jurisdictions and, in relation to a Bridge Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Bridge Finance Document.

17.7.        Insolvency

(a)           None of the circumstances described in Clause 21.5 (Insolvency) exists in relation to any Obligor or Material Company.

(b)           No:

(i)            corporate action, legal proceeding or other formal procedure or step described in paragraph (a) of Clause 21.6 (Insolvency proceedings) (as qualified by paragraph (b) of Clause 21.6 (Insolvency proceedings)); or

(ii)           creditors’ process described in Clause 21.7 (Creditors’ process),

has been taken in relation to any Obligor or Material Company which has not been or is not in the process of being discharged or revoked or otherwise lapsed.

17.8.        No default

(a)           No Event of Default has occurred and is continuing or would reasonably be expected to result from the making of any Initial Loan or the entry into, performance of, or any transaction contemplated by, any Transaction Document.

(b)           No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice under the relevant document or any combination of the foregoing, constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

17.9.        Accuracy of information

(a)           So far as the Borrower is aware, all material factual information contained in the Information Memorandum and the Business Plan and all material factual information supplied by the Group in the preparation of the Reports was, taken as a whole, true and accurate in all material respects in the context of the transactions contemplated by the Bridge Finance Documents and so far as the Borrower is aware no factual information was omitted from the Information Memorandum or the Business Plan the omission of which resulted in the factual information contained in the Information Memorandum, the Business Plan being untrue or misleading in any material respect in the context of the transactions contemplated by the Bridge Finance Documents:

(i)            in relation to the Information Memorandum, as at the date of the Information Memorandum or, if earlier, the date attributed to such factual information in the Information Memorandum; and

(ii)           in relation to the Business Plan, as at the date of the relevant factual document containing the information or, if earlier, the date attributed to such factual information in the Business Plan; and

(iii)          in relation to the Reports, as at the date the relevant factual information was supplied or, if earlier, the date attributed to such factual information in the relevant Report.

(b)           So far as the Borrower is aware, all expressions of opinion or intention by, and all financial projections or forecasts provided by or on behalf of, an Obligor and contained in the Information Memorandum and/or the Business Plan have been prepared on the basis of publicly available historical information and on the basis of assumptions which the Borrower considered at the time they were prepared to be fair and reasonable (as at the date of the Information Memorandum or as at the date on which the Business Plan is agreed, as the case may be) and, in each case, were arrived at after careful consideration.

(c)           So far as the Borrower is aware, as at the date of issuance of the Information Memorandum, no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the material factual information contained in the Information Memorandum being untrue or misleading in any material respect in the context of the transactions contemplated by the Bridge Finance Documents.

(d)           So far as the Borrower is aware, all other material written factual information provided under this Agreement by any Obligor (including its advisers) to the Arrangers, the Bridge Facility Agent or the Security Agent was, taken as a whole, true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect in the context of the transactions contemplated by the Bridge Finance Documents and did not omit to state any material fact necessary in order to make that information, taken as a whole, not misleading in any material respect in the context of the transactions contemplated by the Bridge Finance Documents in light of the circumstances in which such information was given.

17.10.      Offer Documents

As at the date of this Agreement, the Offer Documents contain all the material terms and conditions of the Offer.

17.11.      Financial Statements

(a)           So far as the Borrower is aware, the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or the notes thereto), save as expressly disclosed to the Bridge Facility Agent in writing to the contrary prior to the date of this Agreement.

(b)           So far as the Borrower is aware, the Original Financial Statements give a true and fair view of or fairly present in all material respects (if audited) or fairly present in all material respects (if unaudited) the consolidated financial condition and operations of the Target Group in respect of, and as at the end of, the periods with respect to which they were prepared, save as expressly disclosed to the Bridge Facility Agent in writing to the contrary prior to the date of this Agreement.

(c)           The Business Plan was prepared in accordance with the GAAP and financial reference periods of the Target Group consistently applied as at the date of this Agreement.

(d)           Each set of Financial Statements of the Group delivered pursuant to Clause 18.1 (Financial Statements):

(i)            were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Financial Statements (or the notes thereto), save as expressly disclosed to the Bridge Facility Agent in writing to the contrary prior to the date of delivery of those Financial Statements; and

(ii)           give a true and fair view in all material respects of or fairly present in all material respects, (if audited) or fairly present in all material respects (if unaudited), the consolidated financial condition and operations of the Group in respect of, and as at the end of, the period with respect to which those Financial Statements were drawn up subject, in the case of Monthly Financial Statements or Quarterly Financial Statements, to year-end adjustments.

17.12.      No proceedings pending or threatened

(a)           So far as the Borrower is aware, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which are reasonably likely to be determined adversely to it and which, if so adversely determined, would, or would reasonably be expected to, have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

(b)           So far as the Borrower is aware, no labour disputes, which would, or would reasonably be expected to, have a Material Adverse Effect, have been started or threatened in writing against it or any of its Subsidiaries.

17.13.      Environmental and other laws

(a)           So far as the Borrower is aware, each member of the Group is in compliance with Clause 20.4 (Environmental compliance) and so far as the Borrower is aware no circumstances have occurred which would prevent that performance or observation.

(b)           So far as the Borrower is aware, no Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group, which is likely to be determined adversely to such member of the Group and which, if determined against that member of the Group, would, or would reasonably be expected to, have a Material Adverse Effect.

(c)           So far as the Borrower is aware, no member of the Group is in breach of any other law or regulation in a manner or to an extent which would, or would reasonably be expected to,  have a Material Adverse Effect.

17.14.      Taxation

(a)           So far as the Borrower is aware, neither it (nor any of its Subsidiaries) is:

(i)            overdue in the filing of any Tax returns; or

(ii)           overdue in the payment of any amount in respect of Tax,

to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)           No claims are being or, so far as the Borrower is aware, are reasonably likely to be asserted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is, or is reasonably likely to become, outstanding to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

17.15.      Security, Financial Indebtedness and guarantees

(a)           No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 20.10 (Negative pledge).

(b)           No member of the Group has any actual or contingent Financial Indebtedness or any guarantees outstanding other than as permitted by Clause 20.18 (Financial Indebtedness) or Clause 20.14 (No Guarantees or Indemnities).

17.16.      Good title to assets

So far as the Borrower is aware, members of the Group have a good title to, or valid leases or licences of or are otherwise entitled to use, the assets necessary to carry on the business of the Group as presently conducted to the extent that failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

17.17.      Target Shares

Forthwith:

(a)           after the Closing Date, the Target Shares of shareholders who have accepted the Offer;

(b)           upon completion of any of the Compulsory Acquisition Procedures in respect of any Target Shares (the “Compulsory Acquisition Shares”), those Compulsory Acquisition Shares; and

(c)           following any purchase of Target Shares directly or indirectly in the open market by Bidco or any of its Subsidiaries after the Closing Date or where any Target Shares are tendered after the Closing Date (the “Open Market Shares”), those Open Market Shares, will, in each case, be beneficially owned by Bidco and Bidco will be entitled to and will forthwith become the legal and beneficial owner of all such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares free from any Security other than Transaction Security and all consents and filings necessary to permit the transfer of such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares to Bidco have been obtained or made save where failure to do so would not, or would not be reasonably be expected to, have a Material Adverse Effect.

17.18.      Intellectual Property

(a)           So far as the Borrower is aware, it and its Subsidiaries are the sole legal and beneficial owners of or have licensed to them or are otherwise entitled to use all Intellectual Property used in their businesses where failure to have such ownership or licensee rights or right of use would, or would reasonably be expected to, have a Material Adverse Effect. So far as the Borrower is aware after due and careful enquiry, there are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)           No member of the Group has infringed any Intellectual Property of any third party in any material respect where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

(c)           So far as it is aware, there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property owned by or licensed to any member of the Group, other than as disclosed in the Legal Due Diligence Report, where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

17.19.      Group structure

(a)           So far as the Borrower is aware, the Group Structure Chart delivered to the Bridge Facility Agent prior to the date of this Agreement is (assuming the Closing Date occurs) true, complete and accurate in all material respects and shows:

(i)            each member of the Group as at the date of this Agreement and as it will be immediately after the Closing Date; and

(ii)           the jurisdiction of incorporation or establishment of each person shown in it.

17.20.      Accounting reference date

The Annual Accounting Date is 31 December (save to the extent altered without breaching the terms of this Agreement).

17.21.      Holdcos

In the case of the Holdcos only, prior to the date of this Agreement except:

(a)           as may arise under the Offer, the Tenders, the Transaction Documents, the Market Purchase Facility Agreement, the Market Purchase Agreement, any engagement letter in respect of the High Yield Notes, any other fee or engagement letters entered into in connection with any thereof or in connection with the transactions contemplated in any of them;

(b)           as may arise under any Treasury Transactions which are permitted under Clause 20.27 (Treasury Transactions) and which are contemplated in the Funds Flow Memorandum;

(c)           for liabilities for Tax and other customary liabilities for a Holding Company;

(d)           (in the case of Topco) ownership of the shares in InterCo;

(e)           (in the case of InterCo) ownership of the shares in PIKCo;

(f)            (in the case of PIKCo) ownership of the shares in the Borrower;

(g)           (in the case of the Borrower) ownership of the shares in Bidco;

(h)           for establishment and administration costs;

(i)            pursuant to the steps and matters set out in or contemplated by the Structure Memorandum, and

(j)            in connection with any Market Purchases, including Financial Indebtedness that has been used to make Market Purchases prior to the Closing Date, provided that the same is repaid in full and the facilities therefor are cancelled on or prior to the first Utilisation Date.

it has not traded or carried on business and does not have any material assets or any material liabilities or commitments (actual or contingent, present or future).

17.22.      Investor Documents and Senior Finance Documents

(a)           The Investor Documents:

(i)            contain all the terms of the agreement and arrangements between the Investors (and/or any of their respective Affiliates (other than the Holdcos or any member of the Group)) and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Offer; and

(ii)           subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the Utilisation Request, will be in full force and effect.

(b)           The Senior Finance Documents:

(i)            contain all the terms of the agreement and arrangements between the Senior Finance Parties and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Senior Facilities; and

(ii)           subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the Utilisation Request, will be in full force and effect.

17.23.      Anti-Terrorism Laws

No Obligor or any of its Affiliates, to the knowledge of any Obligor, or any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Bridge Facility:

(a)           is a Designated Person;

(b)           conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person;

(c)           deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

(d)           engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

17.24.      Documents

As at the date of this Agreement and at the Closing Date, the documents delivered to the Bridge Facility Agent by or on behalf of any Obligor under Clause 4.1 (Conditions precedent) are genuine and complete in all material respects (or, in the case of copy documents, are in all material respects true, complete and accurate copies of originals which are genuine and complete), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended, except to the extent amended in a manner or way which, in any such case, could not reasonably be expected to materially and adversely affect the interests of the Lenders.

17.25.      Times on which representations are made

(a)           All the representations and warranties in this Clause 17 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in:

(i)            Clause 17.9 (Accuracy of information) relating to the Information Memorandum which are deemed to be made by the Borrower on the date that the Information Memorandum is approved by the Borrower; and

(ii)           paragraph (d) of Clause 17.11 (Financial Statements) which are deemed to be made by the Borrower on the date of delivery of the relevant Financial Statements; and

(iii)          Clause 17.17 (Target Shares), which shall not be made on the date of this Agreement but shall be made:

(A)          in the case of paragraph (a) of Clause 17.17 (Target Shares), on the Closing Date;

(B)           in the case of paragraph (b) of Clause 17.17 (Target Shares), on the date of completion of any Compulsory Acquisition Procedures by the Borrower; and

(C)           in the case of paragraph (c) of Clause 17.17 (Target Shares), on the date of completion of the acquisition of any Open Market Shares by the Borrower.

(b)           The Repeating Representations are deemed to be made by each Obligor and/or the Borrower (as applicable) to each Finance Party on the date of the Utilisation Request.

(c)           The representations and warranties in Clause 17.1 (Status) to 17.5 (Authorisations) (inclusive) are deemed to be made by each Additional Guarantor to each Finance Party on the day on which it becomes an Additional Guarantor.

(d)           Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

18.           INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement until the earlier of (i) the first date on which no amount is outstanding under the Bridge Finance Documents and no Commitment is in force and (ii) the Extension Date.

18.1.                        Financial Statements

The Borrower shall supply to the Bridge Facility Agent in sufficient copies for all the Lenders:

(a)                                  as soon as they are available, but in any event within 120 days after the end of each of its financial years:

(i)                                     the audited consolidated financial statements of the Group for that financial year;

(ii)                                  if separately prepared and requested by the Senior Facility Agent under the terms of the Senior Facilities Agreement, the audited financial statements (consolidated if appropriate) of each Obligor for that financial year; and

(iii)                               in respect of any Obligor which does not prepare audited financial statements, if separately prepared and requested by the Senior Facility Agent under the terms of the Senior Facilities Agreement, the unaudited financial statements of such Obligor for that financial year;

(b)                                 as soon as they are available, but in any event within 45 days (or in respect of each of the first two Financial Quarters after the Closing Date, 60 days) after the end of each Financial Quarter, its consolidated management accounts or interim financial statements for that Financial Quarter; and

(c)                                  as soon as they are available, but in any event within 45 days (or in respect of the first 6 Months, following the Closing Date, 60 days) after the end of each Month, its consolidated management accounts for that Month, subject in each case to any confidentiality or regulatory restrictions (including pursuant to the Danish Securities Trading Act) relating to the supply of information relating to the Target or members of the Target Group.

18.2.                        Compliance Certificate

(a)                                  The Borrower shall supply a Compliance Certificate to the Bridge Facility Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements, in either case for an annual accounting period or quarterly accounting period ending on or after 31 December 2006.

(b)                                 Each Compliance Certificate delivered under paragraph (a) above shall:

(i)                                     set out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those Financial Statements were drawn up; and

(ii)                                  confirm, so far as the Borrower is aware, that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

(c)                                  Each Compliance Certificate shall be signed by two directors of the Borrower and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s auditors (provided that the Bridge Facility Agent (or the Security Agent) has entered into a reliance letter with the auditors in customary form and provided further that such auditors have not adopted a general policy that they will not provide such reports) in the form agreed by the Borrower and the Bridge Facility Agent (acting reasonably) or otherwise in a form reasonably satisfactory to the Bridge Facility Agent (taking into account current practice of international accountancy firms in relation to similar engagements).

18.3.                        Requirements as to Financial Statements

(a)                                  Subject to paragraph (e) below, each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements delivered pursuant to Clause 18.1 (Financial Statements) (other than under paragraph (a)(ii) and (a)(iii):

(i)                                     shall in the case of such statements of the Group (other than Monthly Financial Statements) be certified by a director of the relevant company (without personal liability) as fairly presenting its financial condition and operations as at the date as at which, and for the period in relation to which, those Financial Statements were drawn up subject, in the case of Quarterly Financial Statements, to year end adjustments;

(ii)                                  shall (other than in the case of Monthly Financial Statements) be accompanied by a statement by a member of Senior Management of the Borrower commenting on the performance of the Group for the period to which the Financial Statements relate and any material developments or proposals affecting the Group or its business; and

(iii)                               shall (other than in the case of the Monthly Financial Statements) be prepared using GAAP, accounting practices and financial reference periods in each case in respect of financial statements relating to the Group consistent with the Accounting Principles unless, in relation to any set of Financial Statements, the Borrower notifies the Bridge Facility Agent of any change in any respect to GAAP, the accounting practices or the financial reference periods and either such change is not material and does not impact upon compliance with any of the financial covenants provided for at Clause 19 (Financial covenants) or, if it is material, or does impact upon compliance with any of the financial covenants provided for at Clause 19 (Financial covenants) the Borrower (or as the case may be the relevant Obligor) deliver to the Bridge Facility Agent a statement (the “Reconciliation Statement”) containing:

(A)                              a description of any change necessary for those Financial Statements to reflect the Accounting Principles, accounting practices and reference periods used as a basis for the preparation of the Business Plan; and

(B)                                sufficient information, in form and substance as may be reasonably required by the Senior Facility Agent under the Senior Facilities Agreement, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those Financial Statements and the Business Plan,

and any reference in this Agreement to those Financial Statements shall be construed in a reference to those Financial Statements as adjusted to reflect the Accounting Principles.

(b)                                 If the Borrower notifies the Bridge Facility Agent of a change in accordance with paragraph (a)(iii) above then the Borrower and Bridge Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)                                     whether or not the change might result in any alteration into the commercial effect of any of the terms of this Agreement; and

(ii)                                  if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in either the Finance Parties or the Obligors being in a worse position in relation to their respective rights and obligations under Clause 19 (Financial covenants) than if the change had not been made, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.  With respect to any such negotiations and amendments the Borrower and the Bridge Facility Agent shall give due regard to any agreement reached with respect to the corresponding provisions of the Senior Facilities Agreement.

(c)                                  If no agreement is reached under paragraph (b) above on the required amendments to this Agreement, the Borrower shall:

(i)                                     (if a Reconciliation Statement is required by the Bridge Facility Agent under paragraph (a)(iii) above) ensure that each set of financial statements is accompanied by a Reconciliation Statement or, at the option of the Borrower provide financial statements prepared on the basis most recently agreed (in accordance with this Agreement); or

(ii)                                  instruct the auditors of the Borrower to determine any amendment to Clause 19.2 (Financial condition) and any other terms of this Agreement which those auditors (acting as experts and not as arbitrators) consider appropriate to ensure the change does not result in either the Finance Parties or the Obligors being in a worse position than if the change had not been made. Those amendments shall take effect when so determined by those auditors. The cost and expense of those auditors shall be for the account of the Borrower.

(d)                                 The Borrower shall procure that each set of Annual Financial Statements shall be audited by any of Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers or such other internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the relevant member of the Group as the Senior Facility Agent may approve (acting reasonably).

(e)                                  Subject to paragraph (f) below, the Borrower shall procure that each set of Quarterly Financial Statements and Monthly Financial Statements shall be in an agreed form or otherwise in a form reasonably acceptable to the Senior Facility Agent and include a balance sheet, profit and loss account and cashflow statement.

(f)                                    Prior to the date falling 6 Months after the Closing Date, any financial statements or accounts required to be delivered under this Agreement may be in a form consistent with the reporting practices of the Target Group for the relevant period as at the Closing Date or, in respect of monthly financial statements, such monthly information as may be available, to include if available, the following information:

(i)                                     gross debt for the relevant monthly reporting period;

(ii)                                  net debt for the relevant monthly reporting period;

(iii)                               EBITDA for the relevant monthly reporting period; and

(iv)                              sales for the relevant monthly reporting period.

18.4.                        Budget

(a)                                  The Borrower shall supply to the Bridge Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not more than 30 days after the start of each of its financial years (commencing with the financial year starting 1 January 2007), an annual Budget for each financial year.

(b)                                 The Borrower shall ensure that the Budget:

(i)                                     is in an agreed form, or in a form consistent with the Business Plan or otherwise in a form reasonably acceptable to the Bridge Facility Agent and includes a projected consolidated profit and loss account (or income statement), balance sheet and cashflow statement for the Group, projected disposals and projected Capital Expenditure for the Group, projected financial covenant calculations and descriptions of the proposed activities of the Group for the financial year to which the Budget relates. The projections shall relate to the 12-month period comprising, and each Financial Quarter in, that financial year;

(ii)                                  is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to the Financial Statements under Clause 18.1 (Financial Statements); and

(iii)                               has been approved by the board of directors of the Borrower.

(c)                                  The Borrower shall, if it adopts a revised budget which materially changes the projections in the Budget, promptly and in any event within 10 Business Days supply to the Bridge Facility Agent in sufficient copies for the Lenders the revised projections with a description of the material changes.

18.5.                        Group companies

The Borrower shall, when it delivers each set of Annual Financial Statements pursuant to Clause 18.1 (Financial Statements), confirm that it is in compliance with Clause 20.25 (Guarantors).

18.6.                        Annual presentation

If requested by the Bridge Facility Agent, once in every financial year (commencing with the financial year starting on 1 January 2006) (provided that no such request may be made by the Bridge Facility Agent prior to the date falling 6 months after the Closing Date) at least two executive directors of the Borrower (one of whom shall be a member of Senior Management) shall give a presentation to the Finance Parties, at a time being not later than 30 days after a request to that effect from the Bridge Facility Agent (or such other date as may be agreed) and venue agreed with the Bridge Facility Agent, about the business and financial performance of the Group.

18.7.                        Year-end

The Borrower shall not change its financial year-end or the date to which consolidated or aggregated financial statements are prepared from 31 December without the prior written consent of the Bridge Facility Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld or delayed) (in which event the Bridge Facility Agent may require such changes to the financial covenants contained in Clause 19 (Financial Covenants).

18.8.                        Information: miscellaneous

The Borrower shall supply to the Bridge Facility Agent (in sufficient copies for all the Lenders, if the Bridge Facility Agent so requests):

(a)                                  all documents (or, in the case of item (2), other information) dispatched or made available by (1) the Borrower to its shareholders (or any class of them) as required by law, or (2) by the Borrower or any other Obligor to (other than in the ordinary course of its business) its creditors generally (in each case) at the same time as the foregoing are dispatched or made available;

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have, or reasonably be expected to have, a Material Adverse Effect;

(c)                                  promptly, such information or projections regarding the financial condition, business or assets of any member of the Group as any Finance Party (through the Bridge Facility Agent) may reasonably request, subject to any confidentiality restrictions or other legal restrictions on the provision of such information to the Bridge Facility Agent or the Lenders (provided that such restrictions have not been entered into with a view to circumventing this requirement);

(d)                                 promptly upon request by any Finance Party (through the Bridge Facility Agent), a copy of the shareholder register (or equivalent) of the Borrower;

(e)                                  reasonable details of any Tender made for any of the Target Bonds (including details as to the level of acceptances received relating to any such Tender);

(f)                                    promptly, details of any member of the Senior Management (or any replacement of any Senior Management) resigning or terminating his/her office or ceasing to be employed by the Borrower; and

(g)                                 promptly, details of any disposal, report or insurance claim which will require a prepayment of Initial Loans under Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds),

subject in each case (other than pursuant to paragraphs (iv) to (vii) above inclusive) to any confidentiality or regulatory restrictions relating to the supply of information relating to the Target or members of the Target Group.

18.9.                        Notification of default

(a)                                  Each Obligor shall notify the Bridge Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly and, in any event, within three Business Days of becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                                 Promptly upon a request by the Bridge Facility Agent, if it has reasonable grounds for believing there is an outstanding Default, the Borrower shall supply to the Bridge Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that so far as it is aware no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.10.                  Use of websites

(a)                                  The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Bridge Facility Agent (the “Designated Website”) if:

(i)                                     the Bridge Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                  both the Borrower and the Bridge Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                               the information is in a format previously agreed between the Borrower and the Bridge Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Bridge Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Bridge Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Bridge Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                 The Bridge Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Bridge Facility Agent.

(c)                                  The Borrower shall promptly upon becoming aware of its occurrence notify the Bridge Facility Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                 the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Bridge Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Bridge Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                 Any Website Lender may request, through the Bridge Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

18.11.                  “Know your customer” checks

(a)                                  If:

(i)                                     the introduction of any change in (or in the interpretation administration or application of any law or regulation made after the date of this Agreement;

(ii)                                  any change in the status of any Obligor;

(iii)                               a proposed assignment or transfer by a Lender of its rights and obligations under this Agreement to a person who is not currently a Lender,

obliges any Finance Party (or, in the case of paragraph (iii) above, prospective Lender) to comply with “know your customer” or equivalent identification procedures where the information required by it is not otherwise available to it, the Borrower and each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Finance Party) to enable a Finance Party or prospective new Finance Party to carry out and be satisfied with the results of all applicable “know your customer” checks or other similar checks under all applicable laws and regulations.

(b)                                 Each Lender shall promptly upon the request of the Bridge Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bridge Facility Agent (for itself) in order for the Bridge Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Bridge Finance Documents.

(c)                                  The Borrower shall, by not less than five Business Days’ prior written notice to the Bridge Facility Agent, notify the Bridge Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23(Changes to the Obligors).

(d)                                 Following the giving of any notice pursuant to paragraph (c) above, the Borrower must promptly on the request of any Finance Party supply, or procure the supply of, to that Finance Party (to the extent such documentation or other evidence is not already available to that Finance Party) any documentation or other evidence which is reasonably requested by that Finance Party to enable it to carry out and be satisfied with the results of all applicable “know your customer” checks or other similar checks under all applicable laws and regulations relating to the accession of such Additional Guarantor.

19.                                 FINANCIAL COVENANTS

19.1.                        Financial definitions

“Borrowings” means, at any time, Financial Indebtedness excluding:

(a)                                  any liabilities of the type referred to in paragraph (f) of the definition of Financial Indebtedness; and

(b)                                 any Permitted Subordinated Debt.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (other than permitted acquisitions or investments in Joint Ventures and any non cash expenditure, and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange).

“Cashflow Cover” means, for any Relevant Period, the ratio of Consolidated Cashflow for that Relevant Period to Net Debt Service for that Relevant Period.

“Consolidated Cashflow” means, for any Relevant Period, Consolidated EBITDA for such period:

(a)                                  plus the amount of any rebate or credit in respect of any Tax on profits, gains or income actually received in cash by any member of the Covenant Group during such period;

(b)                                 plus the amount (net or any applicable withholding tax) of any dividends or other profit distributions received in cash by any member of the Covenant Group during such period from any entity which is not itself a member of the Covenant Group (including any Net Proceeds used during such period to pay any dividend or other profit distribution to a third party shareholder of the Target (or, if applicable, the Phase Two Entity));

(c)                                  plus, to the extent not included in Consolidated EBITDA or any other paragraph in this definition, Net Proceeds received by the Covenant Group in that Relevant Period which are permitted to be retained by the Covenant Group;

(d)                                 minus all Capital Expenditure actually paid by members of the Covenant Group during such period except to the extent funded from:

(i)                                     Net Proceeds permitted to be retained for this purpose;

(ii)                                  Excess Cashflow arising from a previous financial year which the Borrower is not obliged to prepay pursuant to Clause 11.10 of the Senior Facilities Agreement (including any de minimis amount which has been permitted to be deducted in calculating that Excess Cashflow in a previous financial year);

(iii)                               any Financial Indebtedness permitted to be incurred by the terms of this Agreement;

(iv)                              Capitalised Lease Obligations;

(v)                                 capital contributions received from landlords in relation to real property in respect of which a member of the Covenant Group is a tenant; or

(vi)                              a utilisation of the Revolving Facility which is a Revolving Capex Loan (each as defined in the Senior Facilities Agreement);

(e)                                  minus the aggregate of the consideration paid for or cost of any permitted acquisitions and the amount of any investments in Joint Ventures (net of any repayment or prepayment of any loan or reduction in the amount of any such investment during such Relevant Period) made or falling due for payment in cash during that period to the extent not included in Consolidated EBITDA and in each case except to the extent funded from Excess Cashflow arising in any previous financial year which the Borrower is not obliged to prepay pursuant to Clause 11.10 of the Senior Facilities Agreement (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in the previous year), any Financial Indebtedness permitted to be incurred by the terms of this Agreement, Net Proceeds permitted to be retained for this purpose, New Equity or Permitted Subordinated Debt;

(f)                                    plus the amount of any loan which was made in respect of a Joint Venture investment which is repaid in cash to a member of the Covenant Group;

(g)                                 minus all amounts of Tax on profits, gains or income actually paid and/or which fell due for payment during such period and minus the amount of any withholding tax withheld from any amount paid to any member of the Covenant Group which has been taken into account in calculating Consolidated EBITDA for such period;

(h)                                 plus any decrease and minus any increase of Working Capital between the beginning and end of such Relevant Period;

(i)                                     to the extent not taken into account in any other paragraph in this definition minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing Consolidated EBITDA for such period;

(j)                                     to the extent not taken into account in any other paragraph in this definition plus any positive and minus (except to the extent funded from Excess Cashflow arising from any previous financial year which the Borrower is not obliged to prepay pursuant to Clause 11.10 of the Senior Facilities Agreement (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in the previous year), any Financial Indebtedness permitted to be incurred by the terms of this Agreement, Net Proceeds permitted to be retained for this purpose, New Equity or Permitted Subordinated Debt) any negative one-off, non-recurring, extraordinary or exceptional items received or which are paid or fall due for payment by any member of the Covenant Group in cash during such period (other than the costs associated with any restructuring programme) to the extent not already taken into account in calculating Consolidated EBITDA for such period;

(k)                                  to the extent included in Consolidated EBITDA or in any other paragraph of this definition, excluding the effect of all cash movements associated with the Offer, the Transaction Costs, any share options relating to any member of the Covenant Group existing at the Closing Date;

(l)                                     plus (except to the extent already added to Consolidated EBITDA) the aggregate of the amounts received during the period and prior to the delivery of the Compliance Certificate, or within 20 Business Days of delivery of the Compliance Certificate in compliance with Clause 19.3 (Equity cure) in relation to that period:

(i)                                     by way of New Equity; and

(ii)                                  by way of Permitted Subordinated Debt;

(m)                               deducting any fees, cash or charges of a non-recurring nature related to any equity offering, compensation payments to departing management, investments, acquisitions or permitted Financial Indebtedness (whether or not successful) except to the extent funded from Excess Cashflow arising from any previous financial year which the Borrower is not obliged to prepay pursuant to Clause 11.10 of the Senior Facilities Agreement (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in the previous year), any Financial Indebtedness permitted to be incurred by the terms of this Agreement or the relevant equity proceeds;

(n)                                 deducting the amount of management, consulting, investor and advisory fees paid to the Investors (other than any upfront fees paid to any of the Investors) to the extent not taken into account in Consolidated EBITDA (except to the extent funded from any Financial Indebtedness permitted to be incurred by the terms of this Agreement, Net Proceeds permitted to be retained for this purpose, New Equity or Permitted Subordinated Debt);

(o)                                 plus, to the extent not already taken into account in calculating Consolidated EBITDA for such period, the proceeds of any business interruption insurance;

(p)                                 minus the aggregate amount paid to the Bond Redemption Account during that Relevant Period to the extent that any such amount would, were it not for this paragraph (q), be otherwise included in Consolidated Cashflow; and

(q)                                 plus any amount released from the Bond Redemption Account during that Relevant Period to the extent not applied in redemption or repayment of Target Bonds required to be applied prepaying the Senior Facilities.

(r)                                    after adding (to the extent not already included) are realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Covenant Group (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever);

(s)                                  minus any cash payments made in respect of pensions to the extent not deducted from Consolidated EBITDA;

(t)                                    minus any non cash credits and plus any non cash debits made in respect of pensions included in Consolidated EBITDA; and

(u)                                 minus any cash amounts in respect of restructuring costs not included in Consolidated EBITDA.

and for the avoidance of doubt, proceeds applied in mandatory prepayment of the Senior Facilities shall not be included in the calculation of Consolidated Cashflow.

“Consolidated EBITDA” means, for any Relevant Period, the consolidated profits of the Covenant Group from ordinary activities:

(a)                                  before deducting Interest Payable, any other Interest for which any member of the Covenant Group is liable and any deemed finance charge in respect of any pension liabilities and any deemed finance charges in respect of other provisions;

(b)                                 before deducting any amount of Tax on profits, gains or income paid or payable by any member of the Covenant Group;

(c)                                  after adding back (to the extent otherwise deducted) any amount attributable to any amortisation whatsoever (including amortisation of any goodwill arising on the Offer or any permitted acquisition or Transaction Costs), any depreciation whatsoever and any costs or provisions relating to any share option schemes of the Covenant Group existing at the Closing Date and any costs or provisions relating to any management equity programme implemented on or after the Closing Date;

(d)                                 after deducting (to the extent included) Interest Receivable and/or any other Interest accruing in favour of any member of the Covenant Group;

(e)                                  excluding any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature (including without limitation the costs associated with any restructuring programme);

(f)                                    after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Covenant Group (other than the Target (or, if applicable, the Phase Two Entity)) which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

(g)                                 after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Covenant Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(h)                                 after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(i)                                     after adding back (i) Transaction Costs and (ii) costs incurred in issuing the High Yield Notes or any other refinancing of the Bridge Facility (whether or not such issue is successful), in each case to the extent deducted;

(j)                                     after deducting (to the extent not otherwise deducted) the amount of any dividends or other profit distributions paid in cash by any member of the Covenant Group during such period to entities which are not members of the Covenant Group (excluding any dividend or other profit distribution paid to a third party shareholder of the Target (or, if applicable, the Phase Two Entity));

(k)                                  after adding back an amount equal to the amount of any reduction, or deducting an amount equal to the amount of any increase, in the consolidated income from operations of the Covenant Group as a result of a revaluation of assets and liabilities of members of the Group which would not have occurred but for the occurrence of the Offer, in each case during such period;

(l)                                     plus if elected by the Borrower the aggregate of the amounts received during the period and prior to the delivery of the Compliance Certificate, or within 20 Business Days of delivery of the Compliance Certificate in compliance with Clause 19.3 (Equity cure) in relation to that period:

(i)                                     by way of New Equity; and

(ii)                                  by way of Permitted Subordinated Debt;

(m)                               before deducting (to the extent otherwise included) any unrealised exchange gains and losses including those arising on translation of current debt;

(n)                                 after adding back (to the extent deducted in calculating consolidated profit) the amount of management, consulting, investor and advisory fees paid to the Investors (other than any upfront fees paid to any of the Investors);

(o)                                 after adding back, to the extent deducted (or deducting to the extent added) in determining profits of the Covenant Group from ordinary activities, any cash or non cash payments or receipts in respect of pensions;

(p)                                 after adding back (to the extent otherwise deducted) any fees, costs or charges of a non-recurring nature related to any equity offering, compensation payments to departing management investments (including any Joint Venture investment), acquisitions or permitted Financial Indebtedness (whether or not successful); and

(q)                                 after deducting the amount of profit of any entity (which is not a member of the Covenant Group) in which any member of the Covenant Group has an ownership interest to the extent that the amount of such profit included in the accounts of the Covenant Group exceeds the amount (net or any applicable withholding tax) received in cash by members of the Covenant Group through distributions by that entity.

“Consolidated Net Finance Charges” means, for any Relevant Period, the amount of Interest Payable during that period less Interest Income during that period.

“Consolidated Total Net Debt” means, at any time, the aggregate principal amount of all obligations of the Covenant Group for or in respect of Borrowings but:

(a)                                  including, in the case of finance leases, only the capitalised value therefore; and

(b)                                 deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Covenant Group (including any amount in the Bond Redemption Account);

so that no amount shall be included or excluded more than once.

“Current Assets” means the aggregate of inventory, trade and other receivables of each member of the Covenant Group including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve Months from the date of computation and excluding:

(a)                                  receivables in relation to tax rebates or credits on profits;

(b)                                 insurance claims;

(c)                                  extraordinary items, exceptional items and other non-operating items; and

(d)                                 any accrued Interest owing to, and repayment of Borrowings receivable by, any member of the Covenant Group.

“Covenant Group” means the Group excluding Hungarian Telephone and Cable Corporation.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals, provisions and prepayments of each member of the Covenant Group) falling due within twelve Months from the date of computation but excluding:

(a)                                  liabilities for Borrowings and Interest Payable;

(b)                                 liabilities for Tax on profits;

(c)                                  extraordinary items, exceptional items and other non-operating items; and

(d)                                 liabilities in relation to dividends declared but not paid by the Borrower.

“Debt Cover ratio” means for any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

“Excess Cashflow” means, for any financial year of the Borrower, Consolidated Cashflow for that period less:

(a)                                  Net Debt Service;

(b)                                 mandatory payments due (other than in respect of Excess Cashflow calculated for the immediately preceding financial year) during such period (to the extent not already deducted through the application of the definition of “Net Proceeds”); and

(c)                                  any voluntary prepayments made during such period;

(d)                                 any amount received by way of New Equity or by way of Permitted Subordinated Debt;

(e)                                  the amount of Net Proceeds received by the Covenant Group which are permitted to be retained by the Covenant Group;

(f)                                    Transaction Costs to the extent not included within the Agreed Sources and Uses Spreadsheet;

(g)                                 the proceeds of any business interruption insurance;

(h)                                 any permitted payment of a dividend by the Borrower, a permitted payment of interest on or repayment of principal of Permitted Subordinated Debt or a permitted reduction of share capital of the Borrower;

(i)                                     any payment of a dividend, payment of interest, repayment of principal or loan by the Borrower to enable its Holding Companies to make payment of administrative costs, directors fees, tax and professional fees, regulatory costs and to fund payment of a monitoring fee to the Investors (in each case to the extent permitted under this Agreement) and less the Borrower’s administrative costs, fees, tax and other professional charges;

(j)                                     any payment of a dividend or distribution of share premium reserve or redemption, repurchase, defeasement, retirement or repayment of its share capital by a member of the Covenant Group (other than the Borrower) (in each case to the extent permitted under this Agreement);

(k)                                  any payment to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management; and

(l)                                     any Unused Amount permitted to be carried forward to the next financial year of the Borrower and plus any Unused Amount carried forward from the previous financial year of the Borrower to the current financial year in accordance with paragraph (iii) of Clause 19.2(d) (Capital Expenditure) to the extent not spent in such financial year.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Interest” means interest and amounts in the nature of interest in respect of any Borrowings including, without limitation:

(a)                                  the interest element of Capitalised Lease Obligations;

(b)                                 discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(c)                                  fees payable in connection with the maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a member of the Covenant Group;

(d)                                 repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

(e)                                  commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

but excluding

(i)                                     any agent’s arrangement, underwriting or other front-end fee in respect of any Financial Indebtedness; and

(ii)                                  any interest accrued on any shareholder loan or any PIK interest on any Permitted Subordinated Debt.

“Interest Cover” means, for any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

“Interest Income” means, for the Relevant Period, the amount of Interest accrued (whether or not received) due to members of the Covenant Group during such period.

“Interest Payable” means for the Relevant Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any Borrowings of any member of the Covenant Group during that testing period but:

(a)                                  excluding any amortisation of fees, costs and expenses incurred in connection with the raising of any Borrowings; and

(b)                                 excluding any capitalised Interest, the amount of any discount amortised and other non-cash interest charges during the Relevant Period (provided that any interest which has been capitalised in respect of the Bridge Debt which becomes payable upon any refinancing of the Bridge Facility shall be excluded pursuant to this sub-paragraph (b)), and calculated on the basis that:

(c)                                  the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Covenant Group under hedging agreements in respect of Interest in relation to that Relevant Period; and

(d)                                 the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Covenant Group under hedging agreements in respect of Interest in relation to that Relevant Period.

“Interest Receivable” means, for any Relevant Period, the amount of Interest accrued due to members of the Covenant Group during such period.

“Net Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)                                  Consolidated Net Finance Charges;

(b)                                 the aggregate of all scheduled payments of principal of any Borrowings (and in the case of the Senior Facilities and the Facility as adjusted as the result of any voluntary or mandatory prepayments) falling due but excluding:

(i)                                     any amounts falling due under any overdraft or revolving facility (including, without limitation, any Ancillary Facility (as defined in the Senior Facilities Agreement)) which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation or any amount under any other permitted Borrowings to the extent repaid or refinanced with new permitted Borrowings;

(ii)                                  any amounts falling due under the Target Bonds to the extent repaid with proceeds withdrawn from the Bond Redemption Account;

(iii)                               any amount falling due under any Tender or other purchase or redemption of Target Bonds to the extent repaid with the proceeds of any Utilisation under the Senior Facilities;

(iv)                              any amounts falling due under the 2006 Target Bonds to the extent repaid with a Utilisation under the Senior Facilities;

(v)                                 any amounts falling due under the Target Bonds to the extent repaid with the proceeds of indebtedness permitted to be incurred under the terms of this Agreement; and

(vi)                              any scheduled payment of the Cash Bridge Facility (as defined in the Senior Facilities Agreement);

(c)                                  the amount of the capital element of any payments in respect of that Relevant Period payable under any Capitalised Lease Obligation entered into by any member of the Covenant Group; and

(d)                                 any dividend or other profit distribution paid in cash by the Target (or, if applicable following the Phase Two Date, the Phase Two Entity) during such period to a third party shareholder of the Target (or, if applicable, the Phase Two Entity), excluding any dividend or other profit distribution paid in connection with any Debt Pushdown (as defined in the Senior Facilities Agreement), and so that no amount shall be included more than once.

“Net Proceeds” means Disposal Proceeds, Flotation Proceeds, Insurance Proceeds and Report Proceeds.

“Quarter Date” means each of 31st March, 30th June, 30th September and 31st December.

“Relevant Period” means each period of twelve months ending on any Quarter Date.

“Unused Amount” means, in respect of any financial year of the Borrower, the amount by which Capital Expenditure of the Covenant Group (calculated as provided for in paragraph (d) of Clause 19.2 (Financial condition)) for the previous financial year is less than the Scheduled Capex Amount for that previous financial year that could have been spent and still complying with Financial Covenants.

“Working Capital” means on any date Current Assets less Current Liabilities.

19.2.                        Financial condition

The Borrower shall ensure that, from the date of this Agreement until the earlier of (i) the first date on which no amount is outstanding under the Bridge Finance Documents and no Commitment is in force and (ii) the Extension Date:

(a)                                  Cashflow Cover

Cashflow Cover in respect of any Relevant Period (commencing with the Relevant Period ending on 31 December, 2006) shall not, at the end of that Relevant Period, be less than 1.00:1.

(b)                                 Interest Cover

The ratio of Consolidated EBITDA for any Relevant Period ending on any Quarter Date specified in Column 1 below, to Consolidated Net Finance Charges in respect of that Relevant Period shall not be less than the ratio set out in Column 2 in the situation where less than 50 per cent of the Target Bonds (by value) are outstanding and Column 3 in the situation where 50 per cent or more of the Target Bonds (by value) are outstanding below opposite the expiry date for that Relevant Period.

Column 1	Column 2	Column 3
Relevant Period expiring on:	Ratio	Ratio
31 December 2006	1.75	1.75
31 March 2007	1.75	1.75
30 June 2007	1.80	1.75
30 September 2007	1.85	1.80
31 December 2007	1.90	1.85
31 March 2008	1.90	1.90
30 June 2008	1.95	1.90

(c)                                  Debt Cover

The ratio of Consolidated Total Net Debt on each date set out in Column 1 below to Consolidated EBITDA for any Relevant Period ending on any Quarter Date specified in Column 1 below shall not exceed the ratio set out in Column 2 in the situation where less than 50 per cent of the Target Bonds (by value) are outstanding and Column 3 in the situation where 50 per cent or more of the Target Bonds (by value) are outstanding below opposite such date.

Column 1	Column 2	Column 3
Relevant Period expiring on:	Ratio	Ratio
31 December 2006	8.00	8.00
31 March 2007	7.90	7.90
30 June 2007	7.85	7.85
30 September 2007	7.85	7.85
31 December 2007	7.40	7.40
31 March 2008	7.15	7.15
30 June 2008	7.05	7.00

(d)                                 Capital Expenditure

(i)                                     The aggregate Capital Expenditure of the Group in respect of any financial year of the Borrower specified in the Column 1 below shall not exceed the amount (the Scheduled Capex Amount) set out in Column 2 below opposite that financial year.

Column 1	Column 2
Financial year ending on 31st December in:	Amount (DKK million)
2006	6,373.20
2007	6,408.00
2008	6,228.00

(ii)                                  No Capital Expenditure funded from:

(A)                              Disposal Proceeds (or proceeds to which Clause 20.11(b)(vii) (Disposals) applies), Insurance Proceeds, Report Proceeds or Flotation Proceeds as permitted under terms of this Agreement;

(B)                                Capitalised Lease Obligations;

(C)                                retained Excess Cashflow (including any de minimis amount which has been permitted to be deducted in calculating Excess Cashflow in a previous financial year);

(D)                               New Equity or Permitted Subordinated Debt; or

(E)                                 a Utilisation of the Revolving Facility that is designated as a Revolving Capex Loan, each as defined in the Senior Facilities Agreement;

shall be included for the purpose of calculating compliance with the requirements set out in (i) above.

(iii)                               The maximum aggregate permitted Capital Expenditure of the Covenant Group shall be increased in any financial year by an amount equal to fifty per cent. of the Unused Amount for the previous financial year.  In any financial year, the original Scheduled Capex Amount for that financial year shall be treated as having been incurred after any Unused Amount carried forward into such financial year.

No amount of Capital Expenditure may be carried forward otherwise than in accordance with this paragraph and no amount of Capital Expenditure may be carried forward for more than one financial year.

(iv)                              The Covenant Group may in any financial year spend up to 50 per cent. of the Scheduled Capex Amount for the next financial year (the “Next Financial Year”).  The Scheduled Capex Amount for that Next Financial Year shall be reduced by the amount of Capital Expenditure attributable to the Next Financial Year which has already been spent in the current financial year.

(v)                                 If the Covenant Group makes an acquisition permitted by the terms of this Agreement which increases Consolidated EBITDA by 10 per cent. or more, the Scheduled Capex Amount for each financial year shall be increased by an amount equal to 115% of the budgeted Capital Expenditure for the entities acquired pursuant to that acquisition.

19.3.                        Equity cure right

(a)                                  If the requirements of any of paragraphs (a) to (c) of Clause 19.2 (Financial condition) (a Relevant Financial Covenant) are not met in respect of a Relevant Period, the cash proceeds (the “Cure Amount”) received by the Borrower pursuant to any New Equity (a “Cure Subscription”) or additional shareholder loans or Permitted Subordinated Debt (a “Cure Loan”) (in each case in accordance with this Agreement) after the end of that Relevant Period but prior to the end of the period of 20 Business Days following the date on which the Compliance Certificate setting out the calculations in respect of the relevant covenant determination is required to be delivered pursuant to Clause 18.2 (Compliance Certificate) shall be included in a recalculation of the Relevant Financial Covenant(s) by making a pro forma adjustment to Consolidated EBITDA (solely for the purpose of ascertaining compliance with the Relevant Financial Covenant(s) and not for any other purpose) such that Consolidated EBITDA is increased by an amount equal to the Cure Amount.

(b)                                 If, after giving effect to the recalculation referred to in paragraph (a) above, the requirements of the Relevant Financial Covenant(s) are met, then (subject to the other provisions of this Clause 19.3) the requirements of paragraphs (a) to (c) of Clause 19.2 (Financial condition) shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply with such requirements and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for the purposes of the Bridge Finance Documents.

(c)                                  The relevant Cure Amount shall be added to and considered to be part of Consolidated EBITDA solely for the purpose of ascertaining compliance with that Relevant Financial Covenant(s) as at the end of the Relevant Period immediately prior to the receipt and application of such Cure Amount in accordance with this Clause 19.3 and as at the end of the next three following Relevant Periods.

(d)                                 Not more than one Cure Subscription or Cure Loan may occur in any twelve Month period and not more than four Cure Subscriptions or Cure Loans may occur prior to the date that is 108 Months after the Closing Date.

(e)                                  Any Cure Amount must be applied in accordance with the terms of the Senior Facilities Agreement.

(f)                                    Prior to a Cure Subscription or Cure Loan, the Borrower shall deliver to the Bridge Facility Agent a certificate signed by two directors of the Borrower setting out the reasons for the breach of the Relevant Financial Covenant(s) and the nature of the remedial action being taken, confirming that to the best of their knowledge the requirements of the Relevant Financial Covenant will be met after the Cure Subscription or Cure Loan (taking account of the effect of any prepayment of the Senior Facilities with any Cure Amount and accompanied by an updated set of projections approved by a member of Senior Management of the Borrower and in form satisfactory to the Facility Agent (acting reasonably) demonstrating compliance with the Relevant Financial Covenant until the date that is 108 Months after the Closing Date.

19.4.                        Deemed Remedy

If on any Quarter Date the requirements of Clause 19.2 (Financial condition) are not met but on the next Quarter Date the requirements of Clause 19.2 (Financial condition) are complied with the Event of Default caused by the failure to meet the requirements of Clause 19.2 (Financial condition) on the former Quarter Date (and any resulting Event of Default) shall be deemed remedied for all purposes under the Bridge Finance Documents to the satisfaction of the Bridge Facility Agent.

19.5.                        Financial Testing

(a)                                  The financial covenants set out in Clause 19.2 (Financial condition) shall be tested by reference to each of the Quarterly Financial Statements and Annual Financial Statements and each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

(b)                                 The Available Commitment in respect of, and Utilisations under, Cash Bridge Facility A and Cash Bridge Facility B (each as defined in the Senior Facilities Agreement) shall be excluded from any calculation or testing of Cashflow Cover, Debt Cover or Interest Cover.

(c)                                  For any Relevant Period ending on or before the date which is 12 Months after the Closing Date, for the purposes of Clause 19.2 (Financial condition):

(i)                                     in respect of the Debt Cover ratio only, the amount of Consolidated EBITDA in respect of the Relevant Period after the Closing Date shall be deemed to be annualised by multiplying the Consolidated EBITDA for the period from the Closing Date until the relevant Quarter Date by 365 divided by the number of days elapsed since the Closing Date; and

(ii)                                  in respect of the Cashflow Cover ratio and the Interest Cover ratio only, for the purposes of calculating the amount of Consolidated EBITDA, Consolidated Net Finance Charges and Net Debt Service, periods occurring prior to the Closing Date shall be ignored and “Relevant Period” shall mean the period from the Closing Date to the end of the relevant Financial Quarter in respect of which ratios are being tested.

(d)                                 In respect of any Relevant Period, the exchange rate used in relation to Consolidated Total Net Debt shall be the average for the same period as the exchange rate used for Consolidated EBITDA.

(e)                                  For the purpose of calculation of any of the financial covenants set out in Clause 19.2 (Financial condition) (the Acquisition and Disposal Adjustment):

(i)                                     there shall be included in determining Consolidated EBITDA and Consolidated Cashflow for any period (including the portion thereof occurring prior to the relevant acquisition):

(A)                              the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an Acquired Entity or Business); and

(B)                                if material (unless, in relation to any material adjustment which could be made as a result of net cost savings, the Borrower elects not to include such net cost savings in the determination of Consolidated EBITDA), an adjustment in respect of each Acquired Entity or Business acquired during such period equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period; and

(ii)                                  there shall be excluded in determining Consolidated EBITDA and Consolidated Cashflow for any period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of, a Sold Entity or Business);

(iii)                               Consolidated Net Finance Charges and Net Debt Service will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business.

(f)                                    “Pro Forma Adjustment” shall mean, for any Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, with respect to the Consolidated EBITDA and Consolidated Cashflow of that Acquired Entity or Business, the pro forma increase or decrease in such Consolidated EBITDA and Consolidated Cashflow projected by the Borrower in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realisable during such period by combining the operations of such Acquired Entity or Business with the operations of the Group, provided that so long as such net cost savings or additional net costs will be realisable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow, that such net cost savings or additional net costs will be realisable during the entire such period, provided further that any such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow shall be without duplication for net cost savings or additional net costs actually realised during such period and already included in such Consolidated EBITDA and Consolidated Cashflow.

(g)                                 In calculating the components of each of the financial covenants set out in Clause 19.2 (Financial conditions), no item shall be included or excluded more than once.

(h)

(i)                                     Subject to sub-paragraph (ii) below and prior to a delisting of the Target Shares from the Copenhagen Stock Exchange, if Bidco owns less than 100 per cent. of the Target Shares or, if applicable following the Phase Two Date, the Borrower owns less than 100 per cent. of the shares in the Phase Two Entity, any Borrowings of, or Interest Payable by, the Borrower (in each case under this Agreement, the Senior Finance Documents or the High Yield Notes Documents) taken into account for the purpose of calculating any of the financial covenants set out in Clause 19.2 (Financial condition) or any financial ratio test set out in Clause 7 (Prepayment and Cancellation) shall (to the extent that this would not otherwise result in double-counting) be multiplied by 100/A where “A” is the percentage of Target Shares owned by Bidco or, if applicable, following the Phase Two Date, the percentage of shares in the Phase Two Entity owned by the Borrower at such time.

(ii)                                  The operation of sub-paragraph (i) above shall not apply in respect of the calculation of Cashflow Cover.

20.                                 GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement until the earlier of (i) the first date on which no amount is outstanding under the Bridge Finance Documents and no Commitment is in force and (ii) the Extension Date.

20.2.                        Authorisations

(a)                                  Each Obligor shall promptly:

(i)                                     obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                                  if requested by the Bridge Facility Agent, supply copies to the Bridge Facility Agent of,

any material Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)                              enable it to perform its material obligations under the Bridge Finance Documents;

(B)                                ensure (subject to the Legal Reservations and the Perfection Requirements) the legality, validity and enforceability in all material respects and admissibility in evidence of each Bridge Finance Document; and

(C)                                enable it to own its property and assets and to carry on its business, as currently conducted, except to the extent that failure to obtain or comply with or maintain those Authorisations would not have, or would not reasonably be expected to have, a Material Adverse Effect.

(b)                                 The Borrower shall ensure that the Perfection Requirements are complied with as required under the Agreed Security Principles.

20.3.                        Compliance

Each Obligor shall, and the Borrower shall ensure that each member of the Group shall, comply in all respects with all laws and regulations to which it is subject, if failure so to comply would have, or would reasonably be expected to have, a Material Adverse Effect.

20.4.                        Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group shall):

(a)                                  comply with all Environmental Laws; and

(b)                                 obtain, maintain and ensure compliance with any Environmental Permits required in connection with its business,

where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

20.5.                        Taxation

(a)                                  Each Obligor shall (and the Borrower shall ensure that each member of the Group shall) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to so pay and discharge would have or would reasonably be expected to have a Material Adverse Effect.

(b)                                 No Obligor may change its jurisdiction of residence for tax purposes where to do so would materially adversely affect the interests of the Lenders.

20.6.                        Merger

No Obligor shall (and the Borrower shall ensure that no other Material Company will) enter into any amalgamation, demerger, merger or corporate reconstruction except pursuant to any acquisition or disposal permitted by paragraph (b) of Clause 20.8 (Acquisitions) or paragraph (b) of Clause 20.11 (Disposals) or a Permitted Reorganisation.

20.7.                        Change of business

The Borrower shall procure that, save for any acquisition or disposal permitted by the terms of this Agreement, no substantial change is made to the general nature of the business of the Group as a whole from that carried on by the Target Group at the date of this Agreement.

20.8.                        Acquisitions

(a)                                  No Obligor shall (and the Borrower shall ensure that no other member of the Group will) acquire a company or acquire or invest in shares (including making capital contributions) or equity securities or a business or undertaking.

(b)                                 Paragraph (a) above shall not apply to:

(i)                                     any acquisition of shares (including ADRs, stock options and/or warrants) in the Target;

(ii)                                  an acquisition of securities which are Cash Equivalent Investments;

(iii)                               an acquisition of shares or equivalent ownership interests of a member of the Group which are issued in accordance with Clause 20.15 (Share capital);

(iv)                              an acquisition by a member of the Group permitted pursuant to paragraph (b)(ii) of Clause 20.11 (Disposals);

(v)                                 an acquisition as part of a Permitted Reorganisation;

(vi)                              an acquisition or investment permitted pursuant to paragraph (b) of Clause 20.9 (Joint Ventures);

(vii)                           any acquisition of a shelf company or establishment of a new wholly-owned subsidiary of any member of the Group, with no material assets or liabilities at the time of acquisition;

(viii)                        any acquisition by a member of the Group that is a Subsidiary of Bidco of at least 50.01 per cent. (taking into account any issued share capital in the relevant entity already owned at such time by the relevant member of the Group) (or in any relevant jurisdiction, such higher percentage as will allow the Group to pass both ordinary special or extraordinary resolutions (howsoever described under the law of such jurisdiction and to convene both ordinary and extraordinary shareholder meetings) the issued share capital and voting rights of a limited liability company (or equivalent ownership interest in another limited liability entity) or, if acquired through a special purpose company which itself is a limited liability company, the assets and undertaking of a business (each a “Proposed Target”) where:

(A)                              the consideration (including any Financial Indebtedness prepaid or repaid, net of adjustments after completion, deferred consideration and the costs of the acquisition) (the “Consideration”) for the Proposed Target, when aggregated with the Consideration for any other Proposed Target acquired by any member of the Group that was not funded by Retained Proceeds, Re-investment Proceeds or Excluded Polkomtel Disposal Proceeds during the same financial year of the Borrower (in respect of financial years ending on or before 31 December 2007) does not exceed (X) €100,000,000 (or its equivalent in other currencies) as the same may be increased as a result of the operation of sub-paragraph (n)(i) of Clause 1.2 (Construction) or (Y)  €250,000,000 (or its equivalent in other currencies) during the life of this Agreement or is funded with:

(i)                                     Retained Proceeds; or

(ii)                                  Re-investment Proceeds (provided that the aggregate amount of Consideration funded with Re-Investment Proceeds during the life of the Bridge Facility shall not exceed €250,000,000 (or the equivalent in other currencies); or

(iii)                               Excluded Polkomtel Disposal Proceeds (to the extent not otherwise applied, at the option of the Borrower pursuant to Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds), in prepayment of the Senior Facilities, provided further that the aggregate amount of Consideration paid in respect of Proposed Targets by members of the Group from any source other than Retained Proceeds shall not exceed €500,000,000 (or the equivalent in other currencies) during the life of the Bridge Facility;

(B)                                the acquired company or business is incorporated or established, and carries on its principal business, in a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in a jurisdiction bordering a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in the European Union, Bulgaria, Croatia, Norway, Romania or the United States;

(C)                                the business of the Proposed Target is similar or complementary to that of a member of the Group;

(D)                               no Event of Default has occurred and is continuing at the time of that acquisition or would occur as a result of that acquisition;

(E)                                 the Proposed Target had

(i)                                     positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 19 (Financial Covenants)) on a pro forma stand alone basis; or

(ii)                                  had negative earnings before interest, tax, depreciation and amortisation that when aggregated with any other acquisitions that had negative earnings before interest, tax, depreciation and amortisation, of entities that had negative earnings before interest, tax, depreciation and amortisation made in such financial year, were no greater than €10,000,000 (or the equivalent in other currencies) during such period (calculated on the same basis) as Consolidated EBITDA, as defined at Clause 19 (Financial Covenants) on a proforma stand alone basis, in each case (after taking into account projected cost savings and synergies that would reasonably be expected to arise by combining the operations of such Proposed Target with the operations of the Group and for which supporting calculations are provided signed by a member of the Senior Management) during the 12 month period ending on the most recent month end prior to the date of acquisition (or, if not ascertainable, for the financial year of such Proposed Target most recently ended prior to its acquisition);

(F)                                 the member of the Group making such acquisition will have access, whether by way of dividend, distribution or loan, to the earnings before interest, tax, depreciation and amortisation of the Proposed Target to the extent of its ownership interest therein;

(G)                                the Proposed Target does not have, so far as the Borrower is aware having made such enquiries as are reasonable in the circumstances and which the Borrower considers to be prudent, any contingent, off-balance sheet environmental, litigation or tax liabilities which would be material to the Group (including such Proposed Target), taken as a whole (save to the extent that adequate reserves are being maintained in accordance with GAAP or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the Bridge Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer);

(H)                               if the Consideration for the Proposed Target exceeds €50,000,000 (or its equivalent in other currencies), the Borrower has provided to the Bridge Facility Agent at least 10 Business Days prior to the completion of such acquisition:

(i)                                     copies of the most recent consolidated audited (or, if not available, unaudited) financial statements of the Proposed Target for the previous financial year;

(ii)                                  confirmation that, on a look forward basis, the Borrower would reasonably be expected to be able to comply with its obligations under

Clause 19 (Financial Covenants) for the Relevant Period ending on the last day of the fourth Financial Quarter following the date of the proposed acquisition (determined on a proforma basis, taking into account projected cost savings and synergies as a result of the acquisition of the Proposed Target that would reasonably be expected to be achieved and for which reasonable supporting calculations are provided by a member of the Senior Management by reference to the Borrower’s knowledge with regard to the information reasonably available at such time); and

(I)                                    if the Consideration for the Proposed Target exceeds €200,000,000 (or its equivalent in other currencies), the Borrower has provided to the Bridge Facility Agent at least 10 Business Days prior to the completion of such acquisition; (an updated business plan (including profit and loss statement, balance sheet and cash flow projections) in relation to the Group for the period of three years from the anticipated date of the proposed acquisition (and assuming completion of the acquisition of the Proposed Target) and (subject to the Bridge Facility Agent signing any required confidentiality or hold harmless letter) copies of any third party due diligence reports (or, if not then in final form, drafts of such reports) received by the Borrower in relation to such proposed acquisition; and

(J)                                   the acquisition of shares held by directors or employees on their ceasing to be employed or appointed by any members of the Group.

20.9.                        Joint Ventures

(a)                                  No Obligor shall (and the Borrower shall ensure that no member of the Group will):

(i)                                     acquire (or agree to acquire) any shares, stocks, equity securities or other interest in any Joint Venture;

(ii)                                  transfer any assets or lend to or guarantee or indemnify or give Security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give Security for the obligations of a Joint Venture); or

(iii)                               acquire a minority interest in any company (provided that, for the avoidance of doubt, this paragraph shall not prevent the acquisition of minority interests in current members of the Group held by third parties).

(b)                                 Paragraphs (a)(i) and (a)(ii) above (each a “Joint Venture Investment”) do not apply to:

(i)                                     any Joint Venture Investment already made or contractually required to be made by any member of the Group as at the Closing Date;

(ii)                                  ordinary course trading with a Joint Venture on arm’s length terms; and

(iii)                               any Joint Venture Investment in any Joint Venture which is a limited liability company (or other limited liability entity), or an investment made through a special purpose company which is itself a limited liability company, where the aggregate amount or value invested, lent or transferred or for which a guarantee, indemnity or Security is granted by any member of the Group pursuant to this paragraph (b) (valued at the time of the making or giving thereof and without giving effect to any write-downs or write-offs thereof and valuing any guarantee, indemnity or Security as being the full amount thereby guaranteed, indemnified or secured) (but less the amount of any loan to or investment in a Joint Venture which has been repaid, redeemed or realised or in the case of a guarantee or indemnity cancelled) does not exceed in any financial year €25,000,000 (as the same may be increased as a result of the operation of sub-paragraph (n)(ii) of Clause 1.2 (Construction) (or its equivalent in other currencies) or, when aggregated with the amount of minority interests acquired pursuant to paragraph (c) below, €60,000,000 in aggregate at any time plus any amount of Joint Venture Investments funded out of the proceeds of any Permitted Subordinated Debt or New Equity or Flotation Proceeds that the Borrower is not required to apply in prepayment of the Bridge Facility in accordance with Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds) not previously applied where in each case:

(A)                              the relevant Joint Venture carries on, or is in a business that it the same or similar or complementary to that carried on by the Group;

(B)                                the Joint Venture is incorporated or established, and carries on its principal business, in a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in a jurisdiction bordering a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in the European Union, Bulgaria, Croatia, Norway, Romania or the United States; and

(C)                                the Joint Venture does not have any material contingent, off-balance sheet, environmental, litigation or other liability (save to the extent that adequate reserves are being maintained in accordance with GAAP or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the Bridge Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer).

(c)                                  Paragraph (a)(iii) above does not apply to the extent that the aggregate consideration for all acquisitions of minority interests (excluding the acquisition of minority interests in current members of the Group held by third parties) does not exceed €25,000,000 (or its equivalent in other currencies) in any financial year of the Borrower and, when aggregated with all Joint Venture Investments, does not exceed €60,000,000 (or its equivalent in other currencies) at any time plus any amount of minority interests funded out of the proceeds of any Permitted Subordinated Debt, New Equity or Flotation Proceeds that the Borrower is not required to apply in prepayment of the Bridge Facility in accordance with Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds) not previously applied or, the acquisition of the minority interest is such that the provisions of Clause 20.8(b)(viii) (Acquisitions) applies.

20.10.                  Negative pledge

(a)                                  Except as permitted under paragraph (b) below and subject to paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                 Paragraph (a) above does not apply to:

(i)                                     any netting or set-off arrangement entered into by any member of the Group arising in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group provided that such arrangement does not give rise to Security over the assets of Obligors in support of the liabilities of members of the Group that are non-Obligors in excess of the amount of Financial Indebtedness permitted under paragraph (b)(ix) of Clause 20.18 (Financial Indebtedness);

(ii)                                  any rights of set-off arising in respect of any member of the Group in the ordinary course of its trading and not securing Financial Indebtedness;

(iii)                               any Security arising by operation of law (or by contract to the same extent) in the ordinary course of trading;

(iv)                              any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)                              the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)                                the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)                                the Security is removed or discharged within 6 months of the date of acquisition of such asset;

(v)                                 any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)                              the Security was not created in contemplation of the acquisition of that company;

(B)                                the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)           the Security is removed or discharged within 6 months of that company becoming a member of the Group, unless and to the extent the same is permitted to remain in place following such period pursuant to this paragraph (b);

(vi)          any netting or set-off arrangement entered into by any member of the Group under a Treasury Transaction permitted under the term of this Agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(vii)         any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms;

(viii)        any Security over goods or documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(ix)           any Security securing liabilities under the Target Bonds or the 2006 Target Bonds;

(x)            the Transaction Security and any other Security arising under the Bridge Finance Documents;

(xi)           any Security over any assets of the Target Group existing on the Closing Date provided that such Security is released and discharged within three months of the Closing Date;

(xii)          any Security securing liabilities under the Senior Finance Documents or the High Yield Notes Documents to the extent permitted by the Intercreditor Agreement;

(xiii)         payments into court or any Security arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith (which do not otherwise constitute or give rise to an Event of Default);

(xiv)        Security arising in connection with any unpaid Tax by any member of the Group where the liability to pay such Tax is being contested in good faith by the member of the Group by appropriate proceedings (which do not otherwise constitute or give rise to an Event of Default) and in respect of which adequate reserves are being maintained;

(xv)         any Security created with the consent of the Majority Lenders;

(xvi)        Security by way of set-off or pledge over bank accounts (in favour of the account-holding bank) arising by operation of law or under standard banking terms and conditions;

(xvii)       Security arising in respect of any Capitalised Lease Obligations, to the extent over the assets being utilised or acquired under such arrangements, provided such arrangements are permitted under paragraph (b)(v) of Clause 20.18 (Financial Indebtedness);

(xviii)      any Security arising on rental deposits in connection with the occupation of leasehold premises in the ordinary course of business provided that the aggregate principal amount deposited at any time does not exceed an amount which is customary for such rental deposits;

(xix)         any Security arising under a Vendor Financing permitted under paragraph (b)(xi) of Clause 20.18 (Financial Indebtedness) on the equipment supplied pursuant to such Vendor Financing;

(xx)          any Security arising in connection with an acquisition or disposal permitted by the terms of this Agreement (including Security over any cash paid into an escrow account);

(xxi)         any Security granted or arising over any shares issued (including shares issued prior to the date of this Agreement) in connection with any employee or management incentive scheme operated by any member of the Group;

(xxii)        any Security which arises under any sale and leaseback transaction permitted by paragraph (b)(xiii) of Clause 20.11 (Disposals);

(xxiii)       any Security over Target Shares acquired using the proceeds of any loan made to finance any Market Purchases prior to the Closing Date provided that such Security is fully discharged and released on or before the Closing Date;

(xxiv)       any Security which is limited in recourse to the assets of HTCC;

(xxv)        at any time during the period of three Months following the Closing Date, any Security granted over the marketable securities portfolio owned by the Target Group at the Closing Date in connection with the disposal thereof to a third party; and

(xxvi)       any Security which secures indebtedness the principal outstanding amount of which (when aggregated with the principal amount of any other outstanding indebtedness which has the benefit of Security other than any permitted under paragraphs (c)(i) to (xxiv) above) does not exceed at any time €100,000,000 (or its equivalent in other currencies).

(c)           No Holding Company of the Target or Mergerco will create or permit to subsist any Security over its share capital to secure the obligations under the Senior Facilities Agreement unless the obligations under this Agreement are secured on a second-ranking basis to the extent permitted by the Senior Facilities Agreement and the Intercreditor Agreement.

20.11.      Disposals

(a)           Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) whether in a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) sell, lease, transfer or otherwise dispose of any asset.

(b)           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)            of assets made in the ordinary course of trading of the disposing entity and on arm’s length terms;

(ii)           of any asset by a member of the Group (the “Disposing Company”), other than shares in another member of the Group, to another member of the Group (the “Acquiring Company”), provided that if either:

(A)          the Disposing Company is a Senior Obligor, the Acquiring Company must also be a Senior Obligor, unless the disposal is permitted by paragraph (B) below; or

(B)           the Disposing Company is a Senior Obligor and the Acquiring Company is not a Senior Obligor, the market value of the assets so disposed of (when aggregated with the market value of all other assets disposed of pursuant to this paragraph (b)(ii)(B)) does not exceed €25,000,000 (or its equivalent in other currencies) in any financial year of the Borrower;

(iii)          of obsolete, surplus or redundant vehicles, plant, machinery or equipment or real estate not required for the operation of the business of the Group, in each case, on arm’s length terms;

(iv)          of cash or Cash Equivalent Investments where that disposal is not otherwise prohibited by the Bridge Finance Documents;

(v)           arising as a result of any Security permitted under Clause 20.10 (Negative pledge);

(vi)          of assets that do not form all, or any part of any Core Assets (including shares of any member of the Group that is not part of the Core Assets) for cash on arm’s length terms where the net proceeds of disposal are contracted to be used within 12 months of receipt of such proceeds to purchase or invest in assets to be used in the business of the Group and are so used within 18 months of such date or are applied in prepayment of the Senior Facilities in accordance with the provisions of paragraph (b) of Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds) of the Senior Facilities Agreement;

(vii)         disposals of assets (not including shares in, or the business of, a member of the Group or any interest in any Joint Venture or any material Intellectual Property) in exchange for or for investment in other assets which are comparable or superior as to type, value and quality for use in the business;

(viii)        of assets with the consent of the Majority Lenders;

(ix)           of assets to a Joint Venture permitted pursuant to Clause 20.9 (Joint Ventures);

(x)            forming part of a Permitted Reorganisation;

(xi)           constituting dealings with trade debtors with respect to book debts in the ordinary course of trading;

(xii)          of the shares of any Holdco or the Target either:

(A)          (at any time) which is the subject of a Flotation, provided the Flotation Proceeds are applied as required by Clause 11.8(b) of the Senior Facilities Agreement or are applied as required by Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds); or

(B)           (if a delisting of the Target Shares from the Copenhagen Stock Exchange has not occurred) at any time after the Quarter Date on which the Debt Cover ratio of the Group is less than 3.75:1 provided that on such date and on the date of disposal the Borrower does not have any outstanding Utilisations (as defined in the Senior Facilities Agreement) under the Senior Facilities;

(xiii)         of assets pursuant to any sale and leaseback transaction where the net consideration receivable (when aggregated with the net consideration receivable for any other disposal by a member of the Group pursuant to a sale and leaseback transaction) does not exceed €75,000,000 (or its equivalent in other currencies) in any financial year of the Borrower;

(xiv)        the sale or discounting of receivables on arm’s length terms and in compliance with the terms of the Bridge Finance Documents, provided that if the programmes or arrangements pursuant to which such sales were effected exceed in aggregate €200,000,000 (or its equivalent in other currencies) at any time such excess net proceeds of such disposal are applied (where required) in prepayment of the Senior Facilities pursuant to Clause 11 of the Senior Facilities Agreement or in prepayment of the Bridge Facility pursuant to Clause 7 (Prepayment and Cancellation);

(xv)         constituted by way of a licence of Intellectual Property, provided that (in the case of any exclusive licence) such Intellectual Property is not required for the operation of the business of the Group;

(xvi)        a lease or licence of real property in the ordinary course of business (which shall not include masts or the real property on which they are situated) provided that such real property is not required for the business of the Group;

(xvii)       of any asset pursuant to a contractual arrangement existing at the Closing Date;

(xviii)      an assignment by the Borrower to the Target of rights under any Tender documents which occurs no later than four months after the Closing Date;

(xix)         of any interest in any Treasury Transaction for cash provided that immediately following any such sale, transfer or disposal the provisions of Clause 20.27 (Treasury Transactions) are complied with;

(xx)          of any of the marketable securities portfolio owned by the Target Group at the Closing Date;

(xxi)         of Equity Funded Target Shares; and

(xxii)        of assets for cash on arm’s length terms where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, transfer or other disposal by the Group not allowed under the preceding paragraphs (i) to (xx)) does not exceed €50,000,000 (or its equivalent in other currencies) in any financial year of the Borrower (as the same may be increased as a result of the operation of sub-paragraph (n)(iii) of Clause 1.2 (Construction)), provided that the aggregate amount of such net consideration receivable when aggregated with the amount of such net consideration receivable for any other disposal permitted under this paragraph (xxi) does not exceed €300,000,000 (or its equivalent in other currencies) in total at any time during the life of this Agreement.

Disposals which give rise to an obligation to apply the proceeds of that disposal in full or partial prepayment of the Bridge Facility pursuant to Clause 7 (Prepayment and Cancellation) must be on terms that the consideration payable in respect of the asset(s) being disposed of is for an amount equal to at least 85 per cent. in cash payable, no later than the date of the relevant disposal.

20.12.      Arm’s length basis

(a)           Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure no other member of the Group will) enter into any transaction with any Connected Person other than on arm’s length terms.

(b)           The following transactions shall not be a breach of this Clause 20.12:

(i)            the transactions pursuant to the Investor Documents or as envisaged by the Structure Memorandum or under paragraph (b)(viii) of Clause 20.11 (Disposals);

(ii)           payment of reasonable fees and costs for non-executive directors of the Borrower who are nominees of the Investors if the amount of those fees and costs does not exceed €1,000,000 (or its equivalent in other currencies) in aggregate in any financial year of the Borrower;

(iii)          transactions between Senior Obligors or loans by Senior Obligors to members of the Group which are not Senior Obligors to the extent permitted by paragraph (b)(vii) of Clause 20.13 (Loans or credit) or guarantees given by Senior Obligors in respect of the liabilities of non-Senior Obligors;

(iv)          transactions between non-Senior Obligors or transactions between non-Senior Obligors and Senior Obligors, provided that such transactions are on arm’s length terms or are more favourable to the Senior Obligor party than the non-Senior Obligor party;

(v)           fees, costs and expenses payable under the Transaction Documents (or any fee or engagement letters entered into in connection therewith) in the amounts set out in the

Agreed Sources and Uses Spreadsheet or otherwise agreed by the Bridge Facility Agent;

(vi)          any payment permitted under paragraph (b) of Clause 20.16 (Dividends) or paragraph (b) of Clause 20.17 (Subordinated debt, etc.);

(vii)         the issuance of shares in accordance with Clause 20.15 (Share Capital);

(viii)        any transaction which is a Permitted Reorganisation;

(ix)           any Permitted Subordinated Debt;

(x)            any transaction with any member of management of any member of the Group pursuant to a management participation or incentive scheme;

(xi)           any arrangement in respect of, or the making of, a Permitted Payment or any transaction to facilitate the making of a Permitted Payment; and

(xii)          loans to or guarantees of indebtedness of directors or employees of members of the Group to the extent permitted under paragraph (b)(iv) of Clause 20.13 (Loans or credit) or paragraph (b)(viii) of Clause 20.14 (No guarantees or indemnities).

20.13.      Loans or credit

(a)           Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) make any loans or grant any credit representing Financial Indebtedness.

(b)           Paragraph (a) above does not apply to:

(i)            any loan made or credit granted in the ordinary course of trading and on usual terms;

(ii)           a loan by a member of the Group to another member of the Group to the extent that loan exists on the Closing Date;

(iii)          a Joint Venture Investment by a member of the Group, to the extent permitted under Clause 20.9 (Joint Ventures);

(iv)          a loan by a member of the Group to an employee or director of any member of the Group for any purpose (other than funding or refinancing any (direct or indirect) equity or other investment by such employee or director in the Borrower or any of its direct or indirect Holding Companies) if the outstanding amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group and the maximum actual and contingent liabilities under all guarantees or indemnities by members of the Group in respect of liabilities or obligations of employees or directors of members of the Group permitted under paragraph (b)(viii) of Clause 20.14 (No guarantees or indemnities) does not exceed €10,000,000 (or its equivalent in other currencies) plus the aggregate amount of such loans in existence as at the Closing Date outstanding at any time;

(v)           a loan by a Senior Obligor to a Senior Obligor;

(vi)          a loan by a member of the Group which is not a Senior Obligor to a member of the Group;

(vii)         a loan by a Senior Obligor to a member of the Group which is not a Senior Obligor provided that the amount of such loan when aggregated with:

(A)          the amount of all other loans made pursuant to this paragraph (vii) and outstanding at such time;

(B)           amounts payable by non-Senior Obligors to Senior Obligors as a result of the disposal of assets in accordance with paragraph (b)(ii)(B) of Clause 20.11 (Disposals) other than in the ordinary course of trading;

(C)           all guarantees outstanding at such time pursuant to paragraph (b)(iv) of Clause 20.14 (No guarantees or indemnities); and

(D)          the amount of all share issues by non-Senior Obligors to Senior Obligors referred to in paragraph (b) of Clause 20.15 (Share capital) which have been made since the date of this Agreement (net of all redemptions, repurchases, retirements, returns or repayments of share capital by non-Senior Obligors in favour of Senior Obligors which have been made since the date of this Agreement), does not at any time after the date falling 90 days after the Closing Date exceed the aggregate of €125,000,000 (the “Permitted Loan Amount”) (or its equivalent in other currencies);

(viii)        any arrangement in respect of, or the making of, a Permitted Payment or any transaction to facilitate the making of a Permitted Payment, provided that in respect of any loan made by a member of the Group to another member of the Group such member of the Group has complied with its obligations (if any) under Clause 20.32 (Intercompany Debt);

(ix)           any credit balance held in the ordinary course of its banking arrangements with an Acceptable Bank;

(x)            any deferred consideration arising in connection with a disposal permitted by the terms of this Agreement, up to a limit of 15 per cent. (if required to be applied in prepayment of the Senior Facilities) or 25 per cent. (if not required to be applied in prepayment of the Senior Facilities) of the relevant disposal consideration, provided that such consideration is not deferred for a period of more than 18 Months;

(xi)           any loan made by a member of the Target Group in existence on the Closing Date or contractually committed on or before the Closing Date to be made;

(xii)          any loan to a trust or special purpose entity to fund the acquisition of shares of directors or employees who cease to be employed or appointed by any member of the Group in an aggregate amount outstanding at any time not exceeding €5,000,000 (or its equivalent in other currencies);

(xiii)         any loan made by a member of the Group to any Holdco in connection with the payment of Taxes which are attributable to the business of the Group;

(xiv)        any loan made by any member of the Group in order to comply with its obligations under Clause 20.23 (Cash); and

(xv)         any loans or credit not otherwise permitted by paragraphs (i) to (xii) above in an aggregate amount outstanding at any time not exceeding €50,000,000 (or its equivalent in other currencies).

(c)           The Borrower will not (on or before the Phase One Debt Pushdown Date or, if applicable, the Phase Two Debt Pushdown Date), and (at any time) will not permit any Guarantor to, directly or indirectly, incur any Financial Indebtedness (other than Permitted Subordinated Indebtedness) that is subordinate in right of payment to any Financial Indebtedness of the Borrower or any Guarantor, as the case may be, unless such Financial Indebtedness is either (a) equal in right of payment with the Bridge Debt or such Guarantor’s Guarantee, as the case may be, or (b) subordinate in right of payment to the Bridge Debt or such Guarantor’s Guarantee, as the case may be.

20.14.      No guarantees or indemnities

(a)           Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) give any guarantee in respect of any Financial Indebtedness.

(b)           Paragraph (a) does not apply to a guarantee which is:

(i)            given pursuant to the Bridge Finance Documents;

(ii)           given pursuant to the Senior Finance Documents or the High Yield Notes Documents (in the case of the latter to the extent permitted by the Intercreditor Agreement);

(iii)          given by the Borrower or any of its Subsidiaries in respect of the obligations of a Joint Venture in which such member of the Group has a Joint Venture Investment to the extent permitted under Clause 20.9 (Joint Ventures);

(iv)          given by a Senior Obligor in respect of the obligations of another member of the Group which is not a Senior Obligor, if the maximum actual or contingent liability under such guarantee when aggregated with:

(A)          the amount of all loans made pursuant to paragraph (b)(vii) of Clause 20.13 (Loans or credit) and outstanding at such time;

(B)           all other guarantees outstanding at such time pursuant to this paragraph (iv);

(C)           amounts payable but not yet paid by non-Senior Obligors to Senior Obligors as a result of the disposal of assets in accordance with paragraph (b)(ii)(B) of Clause 20.11 (Disposals) other than in the ordinary course of trading; and

(D)          the amount of all share issues by non-Senior Obligors to Senior Obligors referred to in paragraph (b) of Clause 20.15 (Share capital) which have been made since the date of this Agreement (net of all redemptions, repurchases, retirements, returns or repayments of share capital by non-Senior Obligors in favour of Senior Obligors which have been made since the date of this Agreement), does not at any time after the date falling 90 days after the Closing Date exceed the Permitted Loan Amount;

(v)           given by the Borrower or any of its Subsidiaries in favour of:

(A)          a purchaser of assets from a member of the Group which has disposed of such assets pursuant to paragraph (b) of Clause 20.11 (Disposals), to the extent customary to do so;

(B)           any lessor of any real estate leased by a member of the Group; or

(C)           a person who has sold or who has agreed to sell any assets to a member of the Group which such Group member is permitted to acquire under the Bridge Finance Documents on arm’s length terms and not to or for the benefit of, nor in respect of the liabilities or obligations of, a Connected Person, where the maximum aggregate liability outstanding at any time pursuant to this paragraph (v) does not, when aggregated with the amount of any guarantees permitted under paragraph (xiii) below, exceed €25,000,000 (or its equivalent in other currencies plus the amount of any guarantees given by a member of the Target Group as at the Closing Date (provided that the additional amount above such €25,000,000 limit shall be reduced by the amount of any such pre-existing guarantees that expire after the Closing Date (provided that those guarantees may not be renewed));

(vi)          given by a Senior Obligor in respect of obligations of another Senior Obligor;

(vii)         given by a non-Senior Obligor in respect of obligations of another member of the Group;

(viii)        given in respect of the obligations of a director or employee of any member of the Group if the outstanding amount of any such guarantees when aggregated with the outstanding amount of loans to employees or directors under paragraph (b)(iv) of Clause 20.13 (Loans or Credit) does not exceed €10,000,000 (or its equivalent in other currencies) in excess of the amount outstanding in respect thereof as at the Closing Date at any time;

(ix)           given in respect of the Target Bonds or the 2006 Target Bonds as at the Closing Date (or any indebtedness incurred in accordance with paragraph (b)(xvi) of Clause 20.18 (Financial Indebtedness));

(x)            the endorsement of negotiable instruments in the ordinary course of trade;

(xi)           any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of members of the Group, provided that such arrangement does not give rise to guarantees in support of the liabilities of members of the Group that are non-Senior Obligors in excess of the amount of Financial Indebtedness permitted under paragraph (ix) of Clause 20.18 (Financial Indebtedness);

(xii)          until the date which is three Months after the Closing Date, any guarantee issued in respect of Existing Debt (and thereafter any such guarantee to the extent it falls within one of the other paragraphs of this definition);

(xiii)         any guarantees given by a member of the Target Group prior to the Closing Date in connection with any Financial Indebtedness permitted under paragraph (xxi) of Clause 20.18 (Financial Indebtedness); and

(xiv)        (not being in respect of any obligation or liability of any Connected Person) any guarantee not otherwise allowed under the preceding paragraphs of this Clause 20.14 under which the aggregate liability (actual or contingent) of all members of the Group does not, when aggregated with the amount of any guarantees permitted under paragraph (v) above, exceed €75,000,000 (or its equivalent in other currencies) at any time, provided that, neither the Borrower nor any of its Subsidiaries may guarantee any obligations of any Holding Company of the Borrower or any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, the Borrower) other than in each case:

(A)          any guarantee given under the Senior Finance Documents;

(B)           any guarantee under the Bridge Finance Documents; or

(C)           any Notes Guarantee.

20.15.      Share capital

(a)           Except as provided in paragraph (b) below, no member of the Group may:

(i)            redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

(ii)           (other than a member of the Target Group to another member of the Group) issue any shares (or any instrument convertible into Shares) which by their terms are redeemable or carry any right to a return prior to the date falling 120 months after the Closing Date; or

(iii)          issue any shares or share capital (or any instrument convertible into Shares or Share Capital) to any person, other than (subject to paragraph (c) below) an issue by a direct or indirect Subsidiary of the Borrower to its existing shareholders or any direct or indirect Subsidiary of the Borrower or as part of a Permitted Reorganisation.

(b)           Subject to paragraph (c) below, paragraph (a) does not apply to:

(i)            any transaction contemplated in the Structure Memorandum;

(ii)           the issue of shares for cash by the Borrower to its shareholders where either such shares are issued pursuant to Clause 19.3 (Equity Cure Right) or are otherwise of the same class(es) and on the same terms as those initially issued by the Borrower and by their terms do not carry a right to periodic returns prior to, and not redeemable before, the date falling 120 months after the Closing Date provided that the shareholder is a party to the Intercreditor Agreement in such capacity;

(iii)          any transaction which is a Permitted Reorganisation;

(iv)          the issue of shares pursuant to any employee or management incentive scheme operated by any member of the Group;

(v)           an issue of shares by any Holdco or the Target as part of a Flotation;

(vi)          any redemption or purchase of shares from any person who has ceased or is ceasing to be an employee or director of any member of the Group;

(vii)         any redemption, purchase, defeasance, retirement or repayment of shares by any Obligor (other than the Borrower) pro rata to its existing shareholders;

(viii)        where required by law to have more than one shareholder, an issue of shares by a member of the Group to the extent legally required to employees or management;

(ix)           the redemption, purchase, defeasance, retirement or repayment of its shares for cash by non-Senior Obligor; or

(x)            any redemption, purchase, defeasance, retirement or repayment of shares to the extent that the proceeds realized constitute a Permitted Payment or are required to facilitate a Permitted Payment.

(c)           In respect of any shares issued by a non-Senior Obligor to a Senior Obligor the consideration payable by the Obligor in respect of such share issue, when aggregated with:

(i)            the amount of all loans made pursuant to paragraph (b)(vii) of Clause 20.13 (Loans or credit) and outstanding at such time;

(ii)           all guarantees outstanding at such time pursuant to paragraph (b)(iv) of Clause 20.14 (No guarantees or indemnities);

(iii)          amounts payable by non-Senior Obligors to Senior Obligors as a result of the disposal of assets in accordance with paragraph (b)(ii)(B) of Clause 20.11 (Disposals) other than in the ordinary course of trading; and

(iv)          the amount of all share issues by non-Senior Obligors to Senior Obligors referred to in this paragraph (c) which have been made since the date of this Agreement (net of all redemptions, repurchases, retirements, returns or repayments of share capital by non-Senior Obligors in favour of Senior Obligors which have been made since the date of this Agreement), does not at any time after the date falling 90 days after the Closing Date exceed the Permitted Loan Amount and provided if such non-Senior Obligor subsequently becomes a Senior Obligor any shares issued by it shall be ignored for the purpose of this Clause.

20.16.      Dividends and other restricted payments

(a)           Except as allowed by the terms of the Intercreditor Agreement and subject to paragraph (b) below, the Borrower may not (and, in the case of sub-paragraph (iv) below only, will ensure that no other member of the Group will):

(i)            declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital);

(ii)           repay or distribute any share premium account;

(iii)          (and nor may any other member of the Group) make any payment to any Investor or Connected Person (or any other direct or indirect shareholder in the Borrower) or any of their respective Affiliates that are not members of the Group in respect of any advisory, monitoring, management or other fees or expenses; or

(iv)          pay any fee or commission to any Connected Person.

(b)           Paragraph (a) above does not apply to any payment or transaction which is a Permitted Payment or to any payment made or transaction entered into to facilitate a Permitted Payment.

20.17.      Subordinated debt, etc.

(a)           Except as allowed by the terms of the Intercreditor Agreement and subject to paragraph (b) below, the Borrower may not (and will ensure that no other member of the Group will):

(i)            purchase, redeem, defease or discharge or repay or prepay any amount (whether of principal, fee, interest, premium or other charge) outstanding under any Investor Document; or

(ii)           purchase, redeem, defease or discharge or provide any guarantee or security for or sub-participate in any Investor Document or any amount outstanding under any Investor Document.

(b)           Paragraph (a) above does not apply to

(i)            any payment or transaction which is a Permitted Payment or to any payment made or transaction entered into to facilitate a Permitted Payment; or

(ii)           any conversion or exchange of Initial Loans for Extended Loans and/or Exchange Notes, Extended Loans for Exchange Notes or Floating Rate Notes for Fixed Rate Notes.

20.18.      Financial Indebtedness

(a)           Except as permitted under paragraph (b) or paragraph (c) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)           Paragraph (a) above does not apply to:

(i)            Financial Indebtedness which is incurred under the Bridge Finance Documents;

(ii)           Financial Indebtedness which is incurred under the Senior Finance Documents (to the extent permitted under the Intercreditor Agreement);

(iii)          any Financial Indebtedness arising under the High Yield Notes Documents as amended from time to time in accordance with this Agreement;

(iv)          any Financial Indebtedness arising under:

(i)            any on-loan of the proceeds of the PIK Facility made by PIKCo to the Borrower; or

(ii)           the High Yield Inter-Company Loan Agreement (if any),

that is, in each case, subordinated pursuant to the Intercreditor Agreement.

(v)           Capitalised Lease Obligations incurred by the Borrower or any of its Subsidiaries provided that such Capitalised Lease Obligations are with another member of the Group or:

(A)       do not result in a breach of the undertaking as to maximum Capital Expenditure in paragraph (d) of Clause 19.2 (Financial condition);

(B)        are on arm’s length terms; and

(C)        to the extent that the aggregate amount of the principal element of such Capitalised Lease Obligations, calculated in accordance with the Accounting Principles, does not at any time exceed €75,000,000 (or its equivalent in other currencies);

(vi)          monies borrowed under a loan from another member of the Group which is permitted under Clause 20.13 (Loans or credit), or any guarantee given by a member of the Group which is permitted under Clause 20.14 (No guarantees or indemnities);

(vii)         Financial Indebtedness to the extent covered by a letter of credit issued under the Senior Facilities or other letter of credit, guarantee or indemnity issued under an Ancillary Facility or a Fronted Ancillary Facility (each as defined in the Senior Facilities Agreement);

(viii)        Financial Indebtedness in respect of any transaction which is a Treasury Transaction permitted by Clause 20.27 (Treasury Transactions);

(ix)           any Financial Indebtedness arising under any cash management or cash pooling arrangement to the extent entered into in the ordinary course of its banking arrangements for the purpose of netting balances of members of the Group at the end of each day and provided that at all times following the date falling three Months after the Closing Date, the aggregate of debit balances of members of the Group other than Senior Obligors under all such arrangements that are supported by Senior Obligors does not exceed €125,000,000 (or its equivalent in other currencies) in aggregate at any time;

(x)            the discounting of bills or notes in the ordinary course of trading, provided that, for avoidance of doubt, this does not permit the entering into of receivables discounting facilities on a with recourse basis;

(xi)           any Financial Indebtedness arising under any Vendor Financing;

(xii)          any Financial Indebtedness under an Investor Document or a Permitted Subordinated Debt Document as amended from time to time in accordance with this Agreement;

(xiii)         any Financial Indebtedness incurred by any member of the Group as a result of the implementation or completion of any step set out in the Structure Memorandum;

(xiv)        any Financial Indebtedness of the Target Group outstanding on the Closing Date provided such indebtedness is repaid or prepaid within three Months of the Closing Date (save as otherwise permitted in this sub-paragraph (b));

(xv)         any Financial Indebtedness under the Target Bonds and the 2006 Target Bonds;

(xvi)        any Financial Indebtedness incurred for the purpose of repaying or redeeming amounts outstanding under or otherwise acquiring any Target Bonds provided that:

(A)          the scheduled maturity date of such Financial Indebtedness does not fall prior to the date falling 108 months after the Closing Date; and

(B)           the borrower of such Financial Indebtedness shall be the borrower of the Target Bonds to be repaid, redeemed or otherwise acquired;

(xvii)       any Financial Indebtedness incurred which falls under paragraph (g) of the definition of Financial Indebtedness;

(xviii)      Financial Indebtedness of any person acquired by a member of the Group after the Closing Date which is outstanding under arrangements in existence at the date of that acquisition (provided that:

(A)          the Financial Indebtedness was not incurred in contemplation of the acquisition of that entity by a member of the Group;

(B)           the principal amount of such Financial Indebtedness is not increased in contemplation of, or after the date of, the acquisition (otherwise than by the capitalisation of interest); and

(C)           such Financial Indebtedness is repaid within 6 Months of the date of the acquisition);

(xix)         any Financial Indebtedness of HTCC;

(xx)          any loan made by Holdco to any member of the Group in connection with the payment of Taxes which are attributable to the business of the Group which are on terms satisfactory to the Bridge Facility Agent (acting reasonably);

(xxi)         any Financial Indebtedness incurred under the “Qualified Technological Equipment Lease” US cross-border sale and leaseback transactions entered into by one or more members of the Target Group prior to the date of this Agreement; and

(xxii)        any Financial Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted by the preceding paragraphs (i) to (xxi) (inclusive) in an aggregate principal amount outstanding not exceeding €100,000,000 (or its equivalent in other currencies) at any time.

(c)           The Borrower may not, prior to the Closing Date, incur any Financial Indebtedness for the purpose of financing Market Purchases unless:

(i)            such Financial Indebtedness is Permitted Subordinated Debt; or

(ii)           such Financial Indebtedness is provided by third party lenders on terms such that it will be capable of being refinanced on, and any Security provided in support of that Financial Indebtedness will be released on, the Closing Date.

(d)           The Borrower shall be obliged:

(A)          to refinance any Financial Indebtedness incurred by it under sub-paragraph (ii) above, through an Initial Loan;

(B)           to cancel any available facility in respect of Market Purchases made available to it in accordance with sub-paragraph (ii) above;

(C)           procure the release of any Security which it has granted in support of any Financial Indebtedness incurred by it under sub-paragraph (ii) above; and

(D)          provide a certificate from the relevant third party lender that it has no further claims against the Borrower in respect of any such Financial Indebtedness incurred by it under, or facility made available to in accordance with sub-paragraph (ii) above,

(e)           in each case on or before the first Utilisation Date.

20.19.      Insurance

(a)           Each Obligor shall maintain insurances (including under any Group policy) on and in relation to its business and material assets against those risks and to the extent as is usual in all material respects for companies carrying on the same or substantially similar business where in any such case failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)           All insurances must be with reputable independent insurance companies or underwriters.

20.20.      Pensions

(a)           The Borrower shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are:

(i)            funded to the extent required by law and the terms of such schemes based on reasonable actuarial assumptions; and

(ii)           operated or maintained as required by law and the terms of such schemes,

where in any such case failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)           The Borrower shall deliver to the Bridge Facility Agent copies of those actuarial reports relating to its material pension schemes which are prepared in order to comply with the then current statutory or auditing requirements.

20.21.      Access

While an Event of Default is (or where the Bridge Facility Agent reasonably suspects an Event of Default is) continuing under Clause 21.1 (Non-Payment), Clause 21.5 (Insolvency) or Clause 21.6 (Insolvency Proceedings), each Obligor shall (and the Borrower shall ensure that each member of the Group shall) permit the Bridge Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Bridge Facility Agent or Security Agent, after consultation with the Borrower, free access at all reasonable times and on reasonable notice to:

(a)           inspect and take copies and extracts from the books, accounts and records of each Obligor;

(b)           view the premises of each Obligor; and

(c)           meet and discuss matters with Senior Management,

in each case only to the extent the Bridge Facility Agent (acting reasonably) considers to be necessary to investigate the Event of Default referred to above.  If an Event of Default was continuing at the time such accountants or other professional advisers or contractors were appointed the costs of such persons shall be for the account of the Borrower, otherwise it shall be for the account of the Lenders.

20.22.      Intellectual Property

Each Obligor shall:

(a)           preserve and maintain the subsistence and validity of the Intellectual Property owned by members of the Group;

(b)           use reasonable endeavours to prevent any infringement of that Intellectual Property;

(c)           make registrations and pay all registration fees and taxes necessary to maintain that Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)           not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such Intellectual Property; and

(e)           not discontinue the use of that Intellectual Property,

where failure to do so would in any such case have, or would reasonably be expected to have, a Material Adverse Effect.

20.23.      Cash

(a)           No member of the Group may agree to any restriction on its ability to move cash to another member of the Group, whether by way of dividend or other distribution, intercompany loan, redemption of shares or otherwise, which would, or would be reasonably likely to, affect materially and adversely the Obligors’ (taken as a whole) ability to meet their payment obligations under this Agreement.

(b)           Paragraph (a) above does not apply to any restriction contained in a Senior Finance Document, a Bridge Finance Document or, for the avoidance of doubt, any restriction on any member of the Target Group in existence on the Closing Date.

(c)           Subject to paragraph (d) below, each Obligor (which is also a Senior Obligor) will procure that none of its Subsidiaries which is not a Senior Obligor will, at any time, hold Cash or Cash Equivalent Investments greater than required for its projected cashflow requirements for the next 120 days (the amount of such excess being the “Cash Balance”) and any such Cash Balance shall be lent by that non-Senior Obligor to a Senior Obligor which is its Holding Company provided that such loan shall be permitted to be repaid to such non-Senior Obligor in circumstances where such non-Senior Obligor requires the Cash to meet its working capital or other projected needs.

(d)           No Obligor shall be obliged at any time to procure that a Subsidiary lends any Cash Balance under paragraph (c):

(i)            at a time when to do so would cause the Obligor or the Subsidiary to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date or to incur any other material cost; or

(ii)           if to do so would be unlawful or result in (or any material risk of) personal liability for that Subsidiary’s directors or other management; or

(iii)          if the amount to be lent by any particular Subsidiary was €10,000,000 (or its equivalent in other currencies) or less.

20.24.      Amendments

(a)           No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend or terminate any of its constitutional documents or any of the documentary conditions precedent to signing in a way which could reasonably be expected to materially and adversely affect the interests of the Lenders.

(b)           No Obligor shall (and the Borrower shall procure that no member of the Group shall) amend or terminate or waive any term of the Investor Documents other than:

(i)            any amendment, variation, novation or supplement which is of a minor or technical nature;

(ii)           as expressly permitted or required pursuant to this Agreement or the Intercreditor Agreement; or

(iii)          in a way which would not, or would not reasonably be expected to, materially and adversely affect the interests of the Lenders and which is not otherwise prohibited under the terms of the Intercreditor Agreement.

20.25.      Guarantors

The Borrower shall ensure, subject to the Agreed Security Principles, concurrently with (or, if not practicable, as soon as reasonably practicable following) the accession of a member of the Group as an Additional Guarantor in respect of the Senior Facilities cause such member of the Group to accede as an Additional Guarantor.

20.26.      Further assurance

(a)           Subject to the Agreed Security Principles, the Borrower shall promptly do all such acts or execute all such documents (including notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)            to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Bridge Finance Documents or by law; and/or

(ii)           to facilitate the realisation of the shares which are, or are intended to be, the subject of the Transaction Security.

(b)           Subject to the Agreed Security Principles the Borrower shall take all such action as is reasonably requested of it by the Security Agent (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Bridge Finance Documents.

(c)           In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver a Transaction Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable, any such guarantee or Transaction Security Document which is presented to it for execution.

20.27.      Treasury Transactions

No member of the Group may enter into any Treasury Transaction, other than:

(i)            the hedging transactions entered into by the relevant Obligors contemplated by Clause 25.27(a) of the Senior Facilities Agreement;

(ii)           Treasury Transactions hedging currency rate risk or swapping currencies entered into by members of the Group in connection with payments required in relation to the Offer, any acquisition of shares in the Target (whether by way of Market Purchase or pursuant to any Compulsory Acquisition Procedure) or any Tender;

(iii)          Treasury Transactions entered into by members of the Target Group prior to the Closing Date;

(iv)          spot and forward delivery foreign exchange contracts entered into in the ordinary course of business but not for speculative purposes; and

(v)           any Treasury Transaction entered into for the hedging of actual or projected exposures arising in the ordinary course of the trading activities of any member of the Group or in respect of Financial Indebtedness permitted under Clause 20.18 (Financial Indebtedness) and not for speculative purposes.

20.28.      Holding companies

(a)           The Borrower shall ensure that none of the Holdcos shall trade, carry on any business, own any material assets or incur any material liabilities other than:

(i)            carrying on business as a holding company;

(ii)           the ownership of shares (A) in InterCo by Topco, (B) in PIKCo by InterCo, (C) in the Borrower by PIKCo, (D) in (aa) Bidco or, as the case may be, following any Permitted Reorganization resulting in a merger, shares in whichever is the surviving entity and (bb) (directly or indirectly) in the Finance Company, in each case by the Borrower, or (E) in the Target by Bidco;

(iii)          having rights and liabilities under the Transaction Documents, the PIK Facility Documents or any replacement or similar financing arrangements of PIKCo or any Holding Company of PIKCo (in respect of the period prior to the date of issue of the High Yield Notes (if any), to the extent that the principal amount outstanding under the PIK Facility (excluding capitalised interest) or any replacement or similar does not exceed €350,000,000 (or its equivalent in other currencies) any fee letters entered into in connection therewith and the High Yield Engagement Letter to which it is a party and in respect of professional fees and administration costs in the ordinary course of business as a holding company of the Group and providing administrative services to the other members of the Group;

(iv)          having rights and liabilities under any Treasury Transactions which are permitted by Clause 25.27(c) of the Senior Facilities Agreement and which are contemplated by the Funds Flow Memorandum;

(v)           granting the Transaction Security and any Security required to be granted by it under the Senior Finance Documents;

(vi)          incurring liabilities for or in connection with Taxes, provided that for the avoidance of doubt, no member of the Group may make any payment in respect of Taxes to any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, the Borrower) unless the amount so paid is required by the ultimate recipient in order to make a payment to the relevant tax authorities;

(vii)         incurring liabilities arising by operation of law;

(viii)        in respect of any employment contracts for any employee of that Holdco;

(ix)           incurring liabilities under the Senior Finance Documents, the Bridge Finance Documents and any high yield engagement letter and making any Permitted Payment in respect of any thereof;

(x)            in relation to any Notes Issuer, Notes On-Loan Lender or Notes On-Loan Borrower only, incurring liabilities under the High Yield Notes Documents, and making any Permitted Payment in respect thereof;

(xi)           in relation to PIKCo or any Holding Company of PIKCo only, incurring liabilities under the PIK Facility Documents or any documents relating to any replacement or similar facility;

(xii)          making loans, acquiring shares or other assets and incurring liabilities in each case as referred to in any step set out in the Structure Memorandum or incurring rights or liabilities in connection with any Tender;

(xiii)         any arrangement in respect of, or the making of, a Permitted Payment or the making of a payment or entering into a transaction to facilitate a Permitted Payment;

(xiv)        making loans or giving guarantees otherwise permitted by this Agreement;

(xv)         incurring rights and liabilities under the Permitted Subordinated Debt Documents;

(xvi)        incurring rights and liabilities under the Market Purchase Facility Agreement and/or the Market Purchase Agreement;

(xvii)       holding Cash or Cash Equivalents;

(xviii)      pursuant to a Permitted Reorganisation;

(xix)         the taking of any administrative actions necessary to maintain its existence;

(xx)          making Market Purchases of Target Shares provided that Bidco is the legal and beneficial owner of such Target Shares by the Closing Date, incurring Financial Indebtedness in respect thereof and granting Security in support of such Financial Indebtedness in each case provided that such Financial Indebtedness and Security is discharged in full no later than the Closing Date.

(b)           No member of the Group that is not a Holdco shall make any sale, lease, transfer or other disposal, or make any loan or other payment, to any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, the Borrower) unless it is a Permitted Payment or is to facilitate a Permitted Payment.

(c)           Neither Bidco nor the Borrower shall make any sale, lease, transfer or other disposal, or make any loan or other payment, to any other Holdco (other than Bidco or, prior to Senior Pushdown occurring, the Borrower) unless it is a Permitted Payment or is to facilitate a Permitted Payment.

(d)           After the Senior Pushdown has occurred, any cash which is retained by the Borrower at such time in an amount which, when aggregated with other amounts retained by the Borrower after such date, exceeds €5,000,000 in any financial year (or its equivalent in other currencies) and which is not required for application towards a Permitted Payment shall, at the option of the Borrower:

(i)            be pushed down to the Target either by way of cash loan or equity subscription; or

(ii)           be retained by the Borrower.

(e)           Any such payment made by a member of the Group, if made by way of loan, to the extent that the proceeds thereof are not required to be used by the Borrower, the issuer of the High Yield Notes or the Borrower under the PIK Facility Documents (or similar or replacement facility) shall not be made via or through such entity but shall, provided it is not unlawful to do so and there are no adverse implications to the Group or any Holdco, make the payment direct to the actual entity with the payment obligation or, as the case may be, liability.

20.29.      Offer

(a)           The Borrower shall procure that Bidco shall:

(i)            ensure that the Offer Advertisement is issued, published or otherwise placed and that the Offer Document is posted no later than 10 Business Days after the date of this Agreement;

(ii)           keep the Bridge Facility Agent informed as to the progress of the Offer and of any material development in relation to the Offer, including details of the level of acceptances achieved under the Offer and promptly on request provide the Bridge Facility Agent with any material information received in relation to the Offer (subject to any confidentiality or other restrictions relating to such information);

(iii)          promptly deliver to the Bridge Facility Agent copies of all material press and other announcements made by Bidco in connection with or in relation to the Offer and any material documents or statements issued by the Danish FSA in relation to the Offer;

(iv)          ensure that the Offer Documents comply in all material respects with all applicable laws and regulations and Bidco shall comply in all material respects with applicable laws and regulations relating to the Offer where failure to do so would, or would reasonably be expected to have, have a Material Adverse Effect;

(v)           comply with any directions from the Danish FSA or the Copenhagen Stock Exchange A/S or other relevant regulatory authority in relation to the Offer and the acquisition of the Target Shares in all respects material in the context of the Offer;

(vi)          not, without the consent of the Majority Lenders (acting reasonably) or unless required to by the Danish FSA or the Copenhagen Stock Exchange A/S, amend or waive any material term of the Offer (other than an extension of the Offer Period or a reduction of the required level of acceptances to the Offer to an amount equal to or greater than 85 per cent.) where such amendment or waiver is reasonably likely to affect materially and adversely the interest of the Finance Parties;

(b)           If Bidco becomes entitled to initiate any Compulsory Acquisition Procedure it shall initiate that procedure promptly upon becoming entitled to do so unless another Compulsory Acquisition Procedure has been or will, imminently, be initiated.

(c)           Bidco shall not, and the Borrower shall ensure that no action is taken by either of them or by any Person acting in concert with any member of the Group which:

(i)            would require any mandatory offer to be issued in accordance with Section 31 of the Danish Securities Trading Act at a higher offer price or on terms financially more favourable to the offerees than the price offered in accordance with the Offer; or

(ii)           would require an increase in the offer price for the Target Shares, or the maximum total consideration payable for all the Target Shares to which the Offer relates, above the level agreed between the Borrower, Bidco and the Majority Lenders from time to time save to the extent that any such increase will be funded solely by the proceeds of the PIK Facility, New Equity or, as the case may be, Permitted Subordinated Debt;

except with the prior consent of the Bridge Facility Agent (acting on the instructions of the Majority Lenders).

(d)           Bidco shall not agree to waive, vary or amend the condition contained in the Offer Document that Bidco must obtain acceptances comprising more than 90 per cent. of the Target Shares without the prior consent of each of the Arrangers unless such waiver, variation or amendment is such that the Offer is conditional upon Bidco obtaining acceptances comprising at least 85 per cent. of the Target Shares.

20.30.      Target dividends

(a)           The Borrower shall procure that:

(i)            as soon as reasonably practicable following the Closing Date, the Target shall appoint auditors to review an interim balance sheet of the Target and confirm the amount of distributable reserves of the Target;

(ii)           to the extent it is legally entitled to do so, as soon as reasonably practicable following the Closing Date, it or Bidco will appoint representatives to the board of directors of the Target;

(iii)          to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of the Target), (having regard to the amount of borrowing by the Borrower under the Senior Facilities Agreement at such time and the future borrowings under the Senior Facilities Agreement by the Borrower (if any) and interest thereon) as soon as reasonably practicable following the Closing Date (and, if Bidco is entitled to complete or carry out such procedure, completion of any Compulsory Acquisition Procedures), the Target shall declare and pay to Bidco (and any other shareholders in the Target so entitled) a special interim dividend or repayment of capital (the “Phase One Dividend”); and

(iv)          to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of Bidco), (having regard to the amount of borrowing by the

Borrower under the Senior Facilities Agreement at such time and the future borrowings under the Senior Facilities Agreement by the Borrower (if any) and interest thereon) the proceeds of the Phase One Dividend received by Bidco are immediately paid to the Borrower by way of dividend or, if applicable, in repayment of any shareholder loan then owing from Bidco (or, if applicable, the Phase Two Entity) to the Borrower pursuant to which any of the proceeds of the Senior Facilities were on-loaned by the Borrower to Bidco.

(b)           The Borrower shall procure that, if and to the extent that any amounts remain outstanding from the Borrower under the Senior Facilities Agreement, then to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of the Target (or, if applicable, the Phase Two Entity)), (having regard to the amount of borrowing by the Borrower under the Senior Facilities Agreement at such time and the future borrowings to be made under the Senior Facilities Agreement by the Borrower (if any) and interest thereon), as soon as possible following the date on which the relevant steps set out in the Structure Memorandum are completed, the Target (or, if applicable, the Phase Two Entity) shall declare and pay to the Borrower (and any other shareholders in Target or, if applicable, the Phase Two Entity, so entitled) a further special interim dividend (the “Phase Two Dividend”) or, if applicable, repay any shareholder loan then owing from the Target (or, if applicable, the Phase Two Entity) to the Borrower pursuant to which any of the proceeds of the Senior Facilities were on-loaned by the Borrower to Bidco.

(c)           To the extent the Phase One Dividend and/or the Phase Two Dividend are financed with the proceeds of any of the Term Facilities (as defined in the Senior Facilities Agreement), the Borrower shall procure that any proceeds of the Phase One Dividend and the Phase Two Dividend, or in each case the repayment of shareholder loans (if any) (as the case may be) received (through Bidco or otherwise) by the Borrower are immediately applied in prepayment of any corresponding Term Loans (as defined in the Senior Facilities Agreement) borrowed by the Borrower.

20.31.      Centre of main interests

No Obligor incorporated in a member state of the European Union will cause or allow its registered office or centre of main interests to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation where to do so would materially adversely affect the interests of the Lenders.

20.32.      Intercompany Debt

At all time following the date that is 90 days after the Closing Date, the Borrower shall (subject to any applicable legal limitations) ensure that each member of the Group which is or becomes a borrower or a creditor in respect of Financial Indebtedness in either case exceeding €25,000,000 (or its equivalent in another currency or currencies) of any other member of the Group accedes to the Intercreditor Agreement as an “Intercompany Borrower” (as defined in the Intercreditor Agreement) or, as the case may be, an “Intercompany Lender” (as defined in the Intercreditor Agreement), in accordance with the Intercreditor Agreement.

20.33.      Extended Loan Documents

(a)           The Borrower and the Bridge Facility Agent (both acting reasonably) shall, as soon as practicable following the date that is 15 months following the Closing Date and in any event prior to the date that is 17 months following the Closing Date, agree the form of a credit agreement to govern the Extended Loans (the Extended Loan Credit Agreement) having terms and conditions consistent with the Summary Terms And Conditions Of Extended Loans.

(b)           The Borrower, each Lender, the Bridge Facility Agent and the Security Agent shall, as soon as practicable (following the agreement upon the form thereof pursuant to Clause 20.2(a)) after being requested to do so by the Bridge Facility Agent or the Borrower (through the Bridge Facility Agent) and in any event prior to the Initial Maturity Date, enter into the Extended Loan Credit Agreement.  The Borrower shall cause its counsel to deliver to the Bridge Facility Agent an executed legal opinion with respect to matters of New York law in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Bridge Facility Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Extended Loan Credit Agreement but not, for avoidance of doubt, with respect to any matters not addressed by the Representations and Warranties section of the Summary Terms and Conditions of Extended Loans).

(c)           The Borrower shall, at the request of the Security Agent, enter into such amendments to the Transaction Security Documents as are reasonably necessary to enable the Extended Loans to be secured thereby (and the Lenders to retain the benefits thereof) to the same extent as contemplated in the Transaction Security Documents and the Summary Terms and Conditions of Extended Loans.

(d)           If an Extended Loan Credit Agreement is not entered into by the Initial Maturity Date, such circumstance (if not attributable to the failure by the Bridge Facility Agent, the Security Agent or any Lender to perform its obligations under Clause 20.33(a) or (b)) shall constitute an Event of Default under this Agreement.

20.34.      Exchange Notes

The Borrower and the Bridge Facility Agent (both acting reasonably) shall, prior to the Initial Maturity Date, agree the form of an indenture relating to the Exchange Notes (the Exchange Note Indenture) having terms and conditions consistent with the Summary Terms And Conditions Of Exchange Notes.  If requested to do so by the Bridge Facility Agent, the Borrower and the Guarantors (as applicable) shall enter into the Exchange Note Indenture on the Initial Maturity Date with a trustee acceptable to the Borrower and the Bridge Facility Agent.

If an Exchange Note Indenture is not entered into by the Initial Maturity Date (after being so requested by the Bridge Facility Agent), such circumstance (if not attributable to the failure by the Bridge Facility

Agent to perform its obligations under the immediately preceding paragraph) shall constitute an Event of Default under this Agreement.

20.35.      De-listing

The Borrower shall use commercially reasonable efforts to procure that Target within 30 Business Days following the settlement of the Offer in accordance with the terms and conditions set forth in the Offer Document, files with the SEC an application to de-list all its securities from the New York Stock Exchange and submits the appropriate de-listing Target board resolutions to the New York Stock Exchange under Rule 806.02. of the NYSE Listed Company Manual.

20.36.      Securities Demand

Upon notice by (a) the Arrangers (acting together) or (b) if there are more than three Arrangers, all but one Arranger (acting together) (in either case, the “Required Arrangers”) (a “Debt Securities Notice”), at any time and from time to time following the date that is twelve months after the Closing Date and prior to the date that is eighteen months after the Closing Date, the Borrower will (or, if the Borrower is a Borrower in respect of the Senior Facilities at the time of the Debt Securities Notice and is not permitted by the Intercreditor Agreement to issue the Securities described in such Debt Securities Notice, will cause a newly formed special purpose finance subsidiary of the Borrower to), after a road show and marketing period customary for similar offerings (as determined by the Required Arrangers (acting together) after consultation with the Borrower and in any event not less than 10 Business Days), issue and sell such aggregate principal amount of senior debt securities (the “Securities”) as will generate gross proceeds sufficient to refinance (in whole or in part as determined by the Required Arrangers (acting together) in their sole discretion so long as such refinancing constitutes a Permitted Payment under the Senior Facilities Agreement), the Facility, in each case upon such terms and conditions as may be reasonably specified by the Required Arrangers (acting together) in such Debt Securities Notice; provided, however, that (i) such Securities will be issued through a private placement for resale pursuant to Rule 144A and/or Regulation S; (ii) such Securities will be issued without US SEC registration rights unless the Required Arrangers (acting together and after making reasonable efforts to market the Securities without registration rights) determine that US SEC registration rights are necessary for a successful offering and, in such event, such registration rights shall only be granted to the extent they do not conflict with the terms of the Intercreditor Agreement or the Trust Indenture Act  (provided that the Borrower will take any commercially reasonable and lawful actions reasonably requested by the Required Arrangers (acting together) to ensure compliance) and shall not require the Borrower (or any of its subsidiaries) to cause an exchange offer registration statement or a shelf registration statement to become effective prior to the first anniversary of the consummation of such offering; (iii) such Securities will not mature any earlier than 10 years after the Closing Date and will contain such terms, covenants, events of default, subordination provisions and redemption provisions as are customary for similar financings as determined by the Required Arrangers (acting together) in consultation with the Borrower and, in any event, consistent with high-yield financings of affiliates of the Sponsors underwritten by one or more of the Arrangers (or their Affiliates); (iv) such Securities will bear a fixed rate of interest based on then prevailing market conditions as determined by the Required

Arrangers (acting together); provided, however, that without the Borrower’s consent, (A) subject to sub-clause (B) the maximum weighted average cash interest rate per annum payable in connection with such Securities (as if all denominated in euro) shall not exceed 11.50% per annum and the maximum weighted average total interest rate per annum payable in connection with such Securities (as if all denominated in euro) shall not exceed 12.50% per annum and (B) until such time (if any) as Bidco shall hold 90 per cent. or more of the Target Shares, the maximum weighted average cash interest rate per annum payable in connection with such Securities (as if all denominated in euro) shall not exceed 12.00% per annum and the maximum weighted average total interest rate per annum payable in connection with such Securities (as if all denominated in euro) shall not exceed 13.50% per annum; (v) at least €1,000,000,000 of such Securities will be denominated in euro; (vi) the remaining amount of such Securities (or any portion thereof as required by the Required Arrangers) may be denominated in US Dollars; (vii) all other arrangements with respect to such Securities shall be reasonably satisfactory in all respects to the Required Arrangers (acting together) in light of then prevailing market conditions and the financial condition and prospects of the Borrower and its subsidiaries at the date of issue; and (viii) such Securities shall have the benefit of the same collateral and the same guarantees as the Extended Loans and the Exchange Notes.  Following the issuance of a Debt Securities Notice, the Borrower will use its commercially reasonable efforts, and will use its commercially reasonable efforts to cause management of the Target, to assist the Required Arrangers in connection with customary marketing efforts for the sale of any such Securities, including preparation of an offering circular and participation in customary roadshow presentations and using commercially reasonable efforts to obtain ratings for and list such Securities.

20.37.      Pari passu ranking

Prior to the Phase One Debt Pushdown Date, or, if applicable, the Phase Two Debt Pushdown Date, the Borrower’s payment obligations under this Agreement are senior subordinated payment obligations and at any time thereafter the payment obligations under this Agreement rank, to the extent permitted by the Intercreditor Agreement, at least pari passu with all of the other present and future unsecured unsubordinated payment obligations of the Borrower, except for obligations mandatorily preferred by law applying to companies generally.

20.38.      High Yield Notes Issuer

If, at the time immediately prior to any High Yield Notes issue, the Borrower has drawn and has not repaid, or is entitled to draw, any amount under the Senior Facilities (other than the Revolving Facility (as defined in the Senior Facilities Agreement)), the High Yield Notes Issuer must be the Finance Company or a Holding Company of the Borrower and the Borrower shall not be entitled to be the High Yield Notes Issuer.

20.39.      Release Conditions

For the purposes of this Clause 20.39:

“Release Condition” means any of the following conditions:

(a)           the Debt Cover ratio is less than 3.5:1, tested as at the last day of the last two consecutive Financial Quarters (on a rolling 12 month basis); or

(b)           the long-term corporate local currency credit rating of the Target Group is equal to or better than Baa3 according to Moody’s and equal to or better than BBB- according to at least one of S&P or Fitch.

During the period (if any) that the Release Condition is satisfied, the following obligations and restrictions shall be expanded and shall not apply:

(i)            the restrictions on acquisitions set out in Clause 20.8 (Acquisitions);

(ii)           the requirement to prepay part of any Disposal Proceeds, Insurance Proceeds, Flotation Proceeds or Report Proceeds (as provided for in Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds));

(iii)          the restrictions on incurring Financial Indebtedness set out in Clause 20.18 (Financial Indebtedness); and

(iv)          any restriction on payment of dividends by the Borrower or Bidco out of the proceeds of Excess Cashflow.

If at any time after the Release Condition has been satisfied the Release Condition ceases to be satisfied any breach of this Agreement that arises solely as a result of the obligations and restrictions referred to above ceasing to be suspended shall not (provided it did not constitute an Event of Default at the time the relevant date or event or occurrence took place) be an Event of Default.

20.40.      Registration

If all the Target’s securities have not been de-listed from the New York Stock Exchange, then the Borrower shall (i) use its commercially reasonable efforts to cause a registration statement for the offer and sale of any Demand Securities to be declared effective on or prior to the date which is twelve months after the Closing Date and (ii) use its commercially reasonable efforts to keep such registration statement effective, subject to Customary Exceptions (as defined below), until the earlier of (x) the completion of an offering of Demand Securities generating gross proceeds sufficient to refinance the Bridge Facility in full and (y) the date (the “Demand Securities End Date”) that is eighteen months after the Closing Date.

If such registration statement (i) has not been declared effective on or prior to the date of first issuance of a Debt Securities Notice pursuant to Clause 20.36 or (ii) ceases to be effective (subject to Customary Exceptions) until the earlier of (x) the completion of an offering of Demand Securities generating gross proceeds sufficient to refinance the Bridge Facility in full and (y) the Demand Securities End Date, then, if such event or circumstance continues for more than thirty consecutive days, such event or circumstance shall, if and for so long as any of the Target’s securities remain listed on the New York Stock Exchange, constitute an Event of Default under this Agreement (or the Extended Loan Credit Agreement, as applicable); provided that if a Debt Securities Notice is issued or outstanding during the period in which such event or circumstance is continuing, the Demand Securities End Date shall be extended by the number of days that such event or circumstance continues without constituting an Event of Default.

For the purpose of this Clause 20.40:

“Customary Exceptions” are circumstances under which:

(1) a registration statement or the related prospectus is not effective or available for use solely as a result of the filing of a post-effective amendment to such shelf registration to incorporate annual or periodic financial information where (A) such post-effective amendment is not yet effective and needs to be declared effective to permit use of the related prospectus and (B) the Borrower is using its commercially reasonable efforts to cause such post-effective amendment to be declared effective; or

(2) the Borrower has issued a notice suspending the use of the registration statement and the related prospectus pending the announcement of a material business combination or other material corporate event or other material development; provided that no more than two such notices may be issued in any consecutive twelve-month period.

“Demand Securities” means any debt securities issued pursuant to a Debt Securities Notice (as such term is defined in Clause 20.36).

21.           EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default.

21.1.        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Bridge Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)           in the case of principal or interest, payment is made within three Business Days of its due date;

(b)           in the case of fees and other amounts not constituting principal or interest or costs and expenses, payment is made within 7 Business Days of its due date;

(c)           in the case of costs and expenses, payment is made within 20 Business Days of the due date.

21.2.        Breach of obligations

(a)           Any requirement of Clause 19 (Financial Covenants) is not satisfied, subject to Clauses 19.3 (Equity cure right) and 19.4 (Deemed remedy).

(b)           The requirement of Clause 4.3 (Adjustment Date Equity) is not satisfied on the Adjustment Date unless such condition is subsequently satisfied within five Business Days of that date.

(c)           Subject to paragraph (d) below an Obligor does not comply with any provision of the Bridge Finance Documents (other than those referred to in Clause 21.1 (Non-payment) or Clause 21.2(a) or (b) above).

(d)           No Event of Default under paragraph (c) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Bridge Facility Agent giving notice to the Borrower of the failure to comply.

21.3.        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Bridge Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Bridge Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Bridge Facility Agent giving notice to the Borrower or the relevant Obligor becoming aware of the failure to comply.

21.4.        Cross acceleration

(a)           Any Financial Indebtedness of any member of the Group is not paid when due at its specified maturity or within any originally applicable grace period.

(b)           Any Financial Indebtedness of any member of the Group shall become due and payable prior to its specified maturity as a result of an event of default (however described).

(c)           No Event of Default will occur under paragraphs (a) and (b) above if:

(i)            the Financial Indebtedness is covered by a Letter of Credit (as defined in the Senior Facilities Agreement) (or the equivalent issued under an Ancillary Facility (as defined in the Senior Facilities Agreement)); and/or

(ii)           the Financial Indebtedness is due to another member of the Group; and/or

(iii)          the Financial Indebtedness is Permitted Subordinated Debt; and/or

(iv)          the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above (together) is €50,000,000 (or its equivalent in any other currency or currencies) or less; and/or

(v)           it is in respect of the Target Bonds or the 2006 Target Bonds prior to the date falling four Months after the Closing Date or, if after such date but prior to the date falling six months after the Closing Date the aggregate amount of Financial Indebtedness falling due within paragraphs (a) and (b) above (together) is less than or equal to the sum of the Facility A2 Available Commitment (as defined in the Senior Facilities Agreement) at such time and the sole reason why the Event of Default under paragraphs (a) to (b) above occurred was as a result of Transaction Documents being entered into and the making of the Offer, and the performance of obligations arising as a result thereof and the Event of Default has ceased no later than the day falling four Months or, as the case may be, six Months (as applicable) after the Closing Date.

21.5.                        Insolvency

(a)                                  A Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) (other than the Finance Parties) with a view to rescheduling any of its Financial Indebtedness.

(b)                                 A moratorium is declared in respect of any Financial Indebtedness of any Material Company.

(c)                                  Any analogous event described in paragraph (a) and/or (b) above occurs in any jurisdiction with respect to any Material Company.

21.6.                        Insolvency proceedings

(a)                                  Any corporate action, legal proceedings or other formal procedure is taken for:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)                                  a composition, compromise or assignment with any creditor of any Material Company; or

(iii)                               the appointment of a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any Material Company or any of its material assets;

or any analogous procedure or step is taken in any jurisdiction.

(b)                                 For the purposes of paragraph (a) above, where any corporate action, legal proceedings or other procedure or step is taken in relation to a Swiss Obligor (if any) or assets situated in Switzerland references to any corporate action, proceedings or steps include, without limitation, any corporate action, proceedings or steps taken in accordance with the provisions of the Swiss law on Debt Collection and Bankruptcy.

(c)                                  Paragraph (a) shall not apply to:

(i)                                     a Permitted Reorganisation; or

(ii)                                  any winding-up petition which is discharged, stayed or dismissed within 20 Business Days of commencement and prior to its advertisement and in the meantime is being contested in good faith.

21.7.                        Creditors’ process

(a)                                  Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Material Company having an aggregate value of €25,000,000 (or its equivalent in other currencies) or more and is not stayed or discharged within 20 Business Days.

(b)                                 Any enforcement of Security affects any asset or assets of any Material Company having an aggregate value of €25,000,000 (or its equivalent in other currencies) or more.

21.8.                        Unlawfulness, invalidity, rescission and repudiation

(a)                                  It is or becomes unlawful for an Obligor to perform any of its material obligations under the Bridge Finance Documents to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Bridge Finance Documents.

(b)                                 Subject to the Legal Reservations and Perfection Requirements, any material obligation or obligations of any Obligor under any Bridge Finance Documents are not or cease to be legal, valid, binding or enforceable to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Bridge Finance Documents.

(c)                                  An Obligor rescinds or repudiates a Bridge Finance Document or evidences in writing an intention to rescind or repudiate a Bridge Finance Document and the Majority Lenders reasonably consider such rescission or repudiation to be materially prejudicial to the interests of the Lenders taken as a whole under the Bridge Finance Documents.

21.9.                        Intercreditor Agreement

Any Holdco or member of the Group party to the Intercreditor Agreement fails to comply with the material provisions of, or does not perform its material obligations under, the Intercreditor Agreement and the interests of the Lenders under the Bridge Finance Documents or any of them are, or would reasonably be expected to be, materially prejudiced by such failure.

21.10.                  Cessation of business

Any Obligor or Material Company ceases (or threatens to cease) to carry on all or a substantial part of its business (other than as a result of a disposal of assets or merger permitted under this Agreement or a Permitted Reorganisation and such cessation or threat has a Material Adverse Effect.

21.11.                  Audit qualification

The auditors of the Group qualify their report on any audited consolidated financial statement of the Group on the basis of non disclosure and inability to prepare accounts on a going concern basis.

21.12.                  Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which limitation or curtailment (taking into consideration any compensation or payment received in respect thereof) has, or would reasonably be expected to have, a Material Adverse Effect.

21.13.                  Litigation

Any one or more final non-appealable judgments or orders or any judgment or order which is not being appealed in good faith is made against any member of the Group which would have, or would reasonably be expected to have, a Material Adverse Effect, unless all those judgments and orders are vacated or discharged within 20 Business Days of their being made.

21.14.                  Licence

Any Licence expires or is cancelled, revoked, withdrawn, suspended, breached, lost, terminated or otherwise ceases to be in full force and effect, or is modified or amended, which in each case has, or would reasonably be expected to have, a Material Adverse Effect.

21.15.                  Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Bridge Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)                                  cancel the aggregate amount of the Commitments whereupon they shall immediately be cancelled and any fees payable under the Bridge Finance Documents in connection with those Commitments, shall be immediately due and payable;

(b)                                 declare that all or part of the Initial Loans, together with accrued interest, and all other amounts accrued under the Bridge Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)                                  declare that all or part of the Initial Loans and any other amounts accrued under the Bridge Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Bridge Facility Agent on the instructions of the Majority Lenders;

(d)                                 exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Bridge Finance Documents.

21.16.                  Clean up period

(a)                                  Notwithstanding any other terms of this Agreement, during the period commencing on the Closing Date and expiring 120 days after the Closing Date, if any matter or circumstance that exists in respect of any member of the Target Group would constitute:

(i)                                     a breach of a representation or warranty made in Clause 17 (Representations); or

(ii)                                  a breach of an undertaking in Clause 18 (Information undertakings) or Clause 20 (General undertakings); or

(iii)                               a Default or an Event of Default,

(a “Relevant Default”) then:

(A)                           promptly upon becoming aware of its occurrence, the Borrower shall notify the Bridge Facility Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(B)                             subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a Default or an Event of Default and the Bridge Facility Agent shall not be entitled to give any notice under Clause 21.15 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:

(i)                                     the date immediately after the end of the Clean-up Period; and

(ii)                                  the date (if any) on which a Material Adverse Effect occurs as a result of that Relevant Default.

(b)                                 Paragraph (a)(B) above shall not apply with respect to any Relevant Default to the extent that:

(i)                                     the Relevant Default is not capable of remedy; or

(ii)                                  it is capable of remedy and reasonable steps are not being taken to remedy it within 20 Business Days of the Bridge Facility Agent giving notice to the Borrower or the Borrower becoming aware of the occurrence that Relevant Default; or

(iii)                               the Relevant Default has been procured by or approved by the Borrower or Bidco.

(c)                                  For the avoidance of doubt subject to Clause 4.2 (Certain Funds), paragraph (a)(B) above shall not restrict the Bridge Facility Agent’s right to give any notice under Clause 21.15 (Acceleration) with respect to any Default or Event of Default which is not a Relevant Default.

SECTION 9
CHANGES TO PARTIES

22.                                 CHANGES TO THE LENDERS

22.1.                        Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)                                  assign any of its rights and benefits; or

(b)                                 transfer by novation any of its rights, benefits and obligations,

under the Bridge Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that a transfer by novation shall not in Switzerland be construed as meaning that a claim being transferred is extinguished and replaced by a new claim.

22.2.                        Conditions of assignment or transfer

(a)                                  Prior to the Initial Maturity Date, the Arrangers shall hold at least 51% of the aggregate amount of the Commitments (or, after the Initial Loans are made on the Closing Date), the aggregate outstanding principal amount of the Initial Loans.

(b)                                 Subject to paragraph (a) above and paragraph (c) below, the Borrower must be consulted before an assignment or transfer by an Existing Lender but no consent of the Borrower shall be required for such assignment or transfer, provided that the Existing Lender shall notify the Borrower after such assignment or transfer is completed.

(c)                                  Subject to paragraph (a) above, following the occurrence of an Event of Default which is continuing, an assignment or transfer by an Existing Lender may be made without prior consultation with the Borrower and no consent of the Borrower shall be required for such assignment or transfer.

(d)                                 Unless the Borrower and the Bridge Facility Agent otherwise agree and except as provided below, if an Existing Lender assigns or transfers all or any part of its Commitments and Initial Loans or of its rights and obligations under this Agreement to a person other than one of its Affiliates, another Lender or a Related Fund, such transfer or assignment must be:

(i)                                     where the Existing Lender is a bank, in a minimum amount of €5,000,000 or where the Existing Lender is another financial institution or fund, in a minimum amount of €1,000,000, or if it is a transfer or assignment of all of the Existing Lender’s existing Commitments and Initial Loans, in an amount equal to such existing share;

(ii)                                  in an amount such that each of the Existing Lender and the New Lender has, after the transfer, Commitments and Initial Loans in a minimum amount of €10,000,000 (if it is a bank) or €2,500,000 (if it is another financial institution or fund) or, if it is a transfer or assignment of all of the Existing Lender’s existing Commitments and Initial Loans, in an amount equal to such existing Commitments and Initial Loans.

(e)                                  If on the same date two or more Existing Lenders are transferring part of their Commitments and Initial Loans to the same transferee or assignee, the minimum amount so transferred by any Existing Lender to the transferee or assignee may be less than €5,000,000 (if it is a bank) or €1,000,000 (if it is another financial institution or fund) if the aggregate amount transferred to that transferee or assignee on that date is €5,000,000 or more (if that transferee or assignee is a bank) or €1,000,000 or more (if that transferee or assignee is another financial institution or fund).

(f)                                    No Lender may transfer or assign any of its rights, benefits or obligations under the Bridge Finance Documents to, or enter into any participation arrangements with, any person to the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock.

(g)                                 An assignment will only be effective on:

(i)                                     receipt by the Bridge Facility Agent of a Deed of Accession and written confirmation from the New Lender (in form and substance satisfactory to the Bridge Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)                                  the New Lender acceding to the Intercreditor Agreement in accordance with the Intercreditor Agreement; and

(iii)                               the performance by the Bridge Facility Agent of all “know your customer” or similar other checks relating to any person that it is required to carry out under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Bridge Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(h)                                 If:

(i)                                     a Lender assigns or transfers any of its rights, benefits or obligations under the Bridge Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)                                     Without prejudice to any other provision of this Agreement relating to assignment or transfer by any Lender of its rights and obligations under the Bridge Finance Documents, any Lender which is a Fund may, without the consent of the Borrower or the Bridge Facility Agent, pledge its share of any Initial Loan to a trustee for the benefit of investors in that Fund and in support of its obligations to such investors or trustee. No such pledge will release the relevant Lender from its obligations under the Bridge Finance Documents.

22.3.                        Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Bridge Facility Agent (for its own account) a fee of €1,500 except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the Bridge Facility.

22.4.                        Limitation of responsibility of Existing Lenders

(a)                                  Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Bridge Finance Documents, the Transaction Security or any other documents;

(ii)                                  the financial condition of any Obligor;

(iii)                               the performance and observance by any Obligor or any other member of the Group of its obligations under the Bridge Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Bridge Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(a)                                  Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Bridge Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Bridge Finance Document or the Transaction Security; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Senior Finance Documents or any Commitment is in force.

(b)                                 Nothing in any Bridge Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Bridge Finance Documents or otherwise.

22.5.                        Procedure for transfer

(a)                                  In this Clause:

“Transfer Date” means, for a Transfer Certificate, the later of:

(i)                                     the proposed transfer date specified in that Transfer Certificate; and

(ii)                                  the date on which the Bridge Facility Agent executes that Transfer Certificate.

(b)                                 An assignment, release and accession or a novation is effected if:

(i)                                     the Existing Lender and the New Lender deliver to the Bridge Facility Agent a duly completed Transfer Certificate; and

(ii)                                  the Bridge Facility Agent executes the Transfer Certificate.

The Bridge Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order. The Bridge Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Bridge Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)                                 On the Transfer Date:

(i)                                     the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate (and any corresponding rights conferred on it by the Intercreditor Agreement);

(ii)                                  the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate (and any corresponding obligations by which it is bound under the Intercreditor Agreement); and

(iii)                               the New Lender will become party to this Agreement as a Lender and to the Intercreditor Agreement as a “Bridge Lender” (as defined in the Intercreditor Agreement) and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)                                  As soon as reasonably practical following the Transfer Date, the Bridge Facility Agent shall notify the Borrower of the details of the New Lender.

(f)                                    An assignment, release, accession or novation may not be effected if it would cause a breach of Clause 22.1 (Assignments and transfers by the Lenders).

22.6.                        Sub-participations

Any Lender may, without the consent of any Obligor, at any time sub-participate or sub-contract any of its rights or obligations under the Bridge Finance Documents provided that such Lender remains liable under the Bridge Finance Documents for any such obligation.

22.7.                        Disclosure of information

(a)                                  Subject (in the case of paragraphs (i) and (ii) below) to obtaining a confidentiality undertaking from such Affiliate or other person on which the Borrower can rely which is substantially in the form set out in Schedule 11 (Confidentiality Undertaking) (provided that any material amendment thereto shall require the consent of the Borrower) or in any other form agreed between the Borrower and the Bridge Facility Agent, any Lender may disclose to any of its Affiliates and any other person:

(i)                                     to whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Bridge Finance Documents;

(ii)                                  (provided that such person has been consented to by the Borrower or is not a competitor or shareholder of a competitor of the Group holding more than 20 per cent. of the voting share capital of that competitor, a Holding Company of a competitor or an Affiliate of any such competitor or shareholder) with whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Bridge Finance Documents or any Obligor; or

(iii)                               to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(iv)                              which is a rating agency, or, with the prior written consent of the Borrower, any other person,

any information about any Obligor, the Group and the Bridge Finance Documents as that Lender shall consider appropriate.

(a)                                  Each Lender shall deliver to the Borrower (within 10 Business Days of execution) any confidentiality agreement referred to in paragraph (a) above to which it (or its agent) is party.

22.8.                        Assignment by way of Security

In addition to the other rights provided in this Clause 22, each Lender may, without the consent of any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including:

(a)                                  any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                 in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                     release a Lender from any of its obligations under the Bridge Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Bridge Finance Documents; or

(ii)                                  require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Bridge Finance Documents.

22.9.                        Changes to Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Bridge Facility Agent must (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

22.10.                  Affiliates of Lenders

(a)                                  Each Lender may fulfil its obligations in respect of any Initial Loan through an Affiliate if:

(i)                                     the relevant Affiliate is specified in this Agreement as a Lender; and

(ii)                                  the Initial Loan in which that Affiliate will participate is specified in this Agreement or in a notice given by that Affiliate to the Bridge Facility Agent and the Borrower.

In this event, the Lender and the Affiliate will participate in that Initial Loan in the manner provided for in the notice delivered under paragraph (ii) above.

(b)                                 If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders. Each Lender shall remain liable and responsible for the performance of all obligations by its Affiliate on its behalf and non-performance of a Lender’s obligation by its Affiliate shall not relieve such Lender from its obligations under this Agreement.

(c)                                  Each Lender shall remain liable and responsible for the performance of all obligations by its Affiliate on its behalf and non-performance of a Lender’s obligation by its Affiliate shall not relieve such Lender from its obligations under this Agreement.

(d)                                 If a Lender fulfils its obligations in respect of any Initial Loan through an Affiliate, no Obligor shall be liable to pay any amount to such Affiliate under Clause 11 (Tax Gross-up and Indemnities) or Clause 12 (Increased Costs) in excess of the amount it would have been obliged to pay to that Lender had it not nominated such Affiliate to participate in the Utilisation. Each Lender shall promptly notify the Borrower and the Bridge Facility Agent of the Tax jurisdiction from which its Affiliate will participate in the relevant Utilisation and such other information regarding the Affiliate as the Borrower may reasonably request.

22.11.                  Maintenance of Register

(a)                                  The Borrower designates the Bridge Facility Agent to act as the Borrower’s agent to maintain (solely for the purposes of this Clause 22.11) a register (the “Register”) on which it will record the Commitments of and the outstanding amount of the Loans owing to each Lender.

(b)                                 Any failure to make or update the Register, or any error in the Register, will not affect any Obligor’s obligations in respect of those Loans.

(c)                                  Notwithstanding any other provision of this Clause:

(i)                                     the transfer of any Commitment or Initial Loan any other right or obligation under the Bridge Finance Documents will not be effective until that transfer is recorded on the Register maintained by the Bridge Facility Agent; and

(ii)                                  before its recording, all amounts owing by the Obligors under the Bridge Finance Documents to the transferor with respect to those Commitments and Initial Loans will remain owing to the transferor.

(d)                                 The Bridge Facility Agent will promptly update the Register upon the relevant Transfer Date.

(e)                                  The Bridge Facility Agent will provide a copy of the Register to the Borrower on request and in any event at 6 monthly intervals from the date of this Agreement.

23.                                 CHANGES TO THE OBLIGORS

23.1.                        Assignment and Transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Bridge Finance Documents (other than as expressly contemplated by the terms of this Agreement).

23.2.                        Resignation of a Guarantor

(a)                                  The Borrower may request that a Guarantor ceases to be a Guarantor by delivering a Resignation Letter to the Bridge Facility Agent if a Resignation Letter in respect of such Guarantor has also been delivered to the Senior Facility Agent under the Senior Facilities (a Senior Resignation Letter).

(b)                                 The Bridge Facility Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if the Borrower has confirmed that the Senior Resignation Letter in respect of such Guarantor has been accepted.

(c)                                  The resignation of a Guarantor which is the subject of a Third Party Disposal shall not be effective until the date of that disposal whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Bridge Finance Documents as an Obligor.

(d)                                 Upon notification by the Bridge Facility Agent to the Borrower of its acceptance of the resignation of a Guarantor, that company shall cease to be Guarantor and shall have no further rights or obligations under the Bridge Finance Documents as a Guarantor.

23.3.                        Additional Guarantors

(a)                                  A member of the Group that is required to become an Additional Guarantor pursuant to Clause 20.25 shall become an Additional Guarantor if:

(i)                                     the Borrower delivers to the Bridge Facility Agent a duly completed and executed Accession Letter, which satisfies such conditions as the Bridge Facility Agent reasonably requires; and

(ii)                                  the Bridge Facility Agent has received all of the documents and other evidence listed in Part III (Conditions Precedent Required to be Delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Bridge Facility Agent (acting reasonably).

(b)                                 The Bridge Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting reasonably) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Guarantor) of Schedule 2 (Conditions Precedent).

(c)                                  The amount of the liability of the potential Additional Guarantor shall be limited in a manner consistent with the Agreed Security Principles and, where consistent with the Agreed Security Principles, consistent with any limit on the amount of the liability of such entity in respect of its guarantee of the Senior Facilities.

SECTION 10
THE FINANCE PARTIES

24.                                 ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS

24.1.                        Appointment of the Bridge Facility Agent

(a)                                  Each of the other Finance Parties appoints the Bridge Facility Agent to act as its agent under and in connection with the Bridge Finance Documents.

(b)                                 Each other Finance Party authorises the Bridge Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Bridge Facility Agent under or in connection with the Bridge Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2.                        Duties of the Bridge Facility Agent

(a)                                  The Bridge Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Bridge Facility Agent for that Party by any other Party.

(b)                                 Except where a Bridge Finance Document specifically provides otherwise, the Bridge Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  If the Bridge Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                 If the Bridge Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Bridge Facility Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                  The Bridge Facility Agent’s duties under the Bridge Finance Documents are solely mechanical and administrative in nature.

24.3.                        Role of the Arrangers

Except as specifically provided in the Bridge Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Bridge Finance Document.

24.4.                        No fiduciary duties

(a)                                  Nothing in this Agreement constitutes the Bridge Facility Agent or any Arranger as a trustee or fiduciary of any other person.

(b)                                 None of the Bridge Facility Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5.                        Business with the Group

The Bridge Facility Agent and each Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6.                        Rights and discretions

(a)                                  The Bridge Facility Agent and each Arranger may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Bridge Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)                                  any right, power, authority or discretion vested in any Party or any group of the Lenders has not been exercised; and

(iii)                               any notice or request made by the Borrower (including any Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Bridge Facility Agent and each Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Bridge Facility Agent and each Lender may act in relation to the Bridge Finance Documents through its personnel and agents and shall not be liable for the negligence or misconduct of such agents.

(e)                                  The Bridge Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                    Notwithstanding any other provision of any Bridge Finance Document to the contrary, none of the Bridge Facility Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7.                        Majority Lenders’ instructions

(a)                                  Unless a contrary indication appears in a Bridge Finance Document, the Bridge Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as Bridge Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Bridge Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Bridge Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                  The Bridge Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Bridge Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Bridge Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Bridge Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

24.8.                        Responsibility for documentation

None of the Bridge Facility Agent or the Arrangers:

(a)                                  is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Bridge Facility Agent, the Arrangers, the Security Agent, an Obligor or any other person given in or in connection with any Bridge Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Bridge Finance Documents; or

(b)                                 is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Bridge Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Bridge Finance Document or the Transaction Security.

24.9.                        Exclusion of liability

(a)                                  Without limiting paragraph (b) below, the Bridge Facility Agent will not be liable for any action taken by it under or in connection with any Bridge Finance Document or the Transaction Security, unless directly caused by its negligence or wilful misconduct.

(b)                                 No Party (other than the Bridge Facility Agent) may take any proceedings against any officer, employee or agent of the Bridge Facility Agent in respect of any claim it might have against the Bridge Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Bridge Finance Document or any Transaction Document and each officer, employee or agent of the Bridge Facility Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)                                  The Bridge Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Bridge Finance Documents to be paid by the Bridge Facility Agent if the Bridge Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Bridge Facility Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Bridge Facility Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Bridge Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Bridge Facility Agent or the Arrangers.

24.10.                  Lenders’ indemnity to the Bridge Facility Agent

(a)                                  Subject to paragraph (b) below, each Lender shall (in the proportion that its Commitment bears to the aggregate amount of Commitments) indemnify the Bridge Facility Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Bridge Facility Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Bridge Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Bridge Finance Document).

(b)                                 If the aggregate amount of Commitments are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Commitments to the aggregate amount of Commitments immediately prior to their reduction to zero.

24.11.                  Resignation of the Bridge Facility Agent

(a)                                  The Bridge Facility Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice less than 10 Business Days to the other Finance Parties and the Borrower.

(b)                                 Alternatively the Bridge Facility Agent may resign by giving notice not less than 30 days’ to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Bridge Facility Agent (acting through an office in the United Kingdom).

(c)                                  If the Majority Lenders have not appointed a successor Bridge Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Bridge Facility Agent (after consultation with the Borrower) may appoint a successor Bridge Facility Agent.

(d)                                 The retiring Bridge Facility Agent shall, at its own cost, make available to the successor Bridge Facility Agent such documents and records and provide such assistance as the successor

Bridge Facility Agent may reasonably request for the purposes of performing its functions as Bridge Facility Agent under the Bridge Finance Documents.

(e)                                  The Bridge Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                    Upon the appointment of a successor, the retiring Bridge Facility Agent shall be discharged from any further obligation in respect of the Bridge Finance Documents but shall remain entitled to the benefit of this Clause 24.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                 After consultation with the Borrower, the Majority Lenders may, by notice to the Bridge Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Bridge Facility Agent shall resign in accordance with paragraph (b) above.

24.12.                  Confidentiality

(a)                                  In acting as agent for the Finance Parties, the Bridge Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Bridge Facility Agent, it may be treated as confidential to that division or department and the Bridge Facility Agent shall not be deemed to have notice of it.

(c)                                  Notwithstanding any other provision of any Bridge Finance Document to the contrary, none of the Bridge Facility Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)                                 The Bridge Facility Agent may forward any document that it is required to forward to a Lender to a professional advisor of that Lender where such professional advisor has been appointed by such Lender (and notified to the Bridge Facility Agent as such) in order to ensure that such Lender does not receive any information relating to the Group that in accordance with any law or regulation it should not be in receipt of and in doing so the Bridge Facility Agent will be deemed to have fulfilled its obligation to forward such document to such Lender.

24.13.                  Relationship with the Lenders

(a)                                  The Bridge Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Lender shall supply the Bridge Facility Agent with any information required by the Bridge Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

24.14.                  Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Bridge Finance Document, each Finance Party confirms to the Bridge Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Bridge Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group and the Target Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Bridge Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Bridge Finance Document or the Transaction Security;

(c)                                  whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Bridge Finance Document, the Transaction Security, the transactions contemplated by the Bridge Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Bridge Finance Document;

(d)                                 the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Bridge Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Bridge Finance Document, the transactions contemplated by the Bridge Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Bridge Finance Document; and

(e)                                  the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

24.15.                  Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Bridge Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16.                  Deduction from amounts payable by the Bridge Facility Agent or Security Agent

If any Party owes an amount to the Bridge Facility Agent under the Bridge Finance Documents, the Bridge Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Bridge Facility Agent would otherwise be obliged to make under the Bridge Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Bridge Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17.                  Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Bridge Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or the Bridge Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Bridge Finance Documents or the transactions contemplated in the Bridge Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.                                 CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.                                 SHARING AMONG THE FINANCE PARTIES

26.1.                        Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Bridge Finance Documents then:

(a)                                  the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Bridge Facility Agent;

(b)                                 the Bridge Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Bridge Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Bridge Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Bridge Facility Agent, pay to the Bridge Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Bridge Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2.                        Redistribution of payments

The Bridge Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.6 (Partial payments).

26.3.                        Recovering Finance Party’s rights

(a)                                  On a distribution by the Bridge Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                 If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4.                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Bridge Facility Agent, pay to the Bridge Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                 that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5.                        Exceptions

(a)                                  This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)                                  (the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

27.                                 PAYMENT MECHANICS

27.1.                        Payments to the Bridge Facility Agent

(a)                                  On each date on which an Obligor or a Lender is required to make a payment under a Bridge Finance Document, that Obligor or Lender shall make the same available to the Bridge Facility Agent for the account of the relevant Party (unless a contrary indication appears in a Bridge Finance Document) for value on the due date at the time and in such funds specified by the Bridge Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in a principal financial centre in a Participating Member State or London with such bank as the Bridge Facility Agent specifies by not less than 5 Business Days’ notice.

27.2.                        Distributions by the Bridge Facility Agent

Each payment received by the Bridge Facility Agent under the Bridge Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback) be made available by the Bridge Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Bridge Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of a Participating Member State or London.

27.3.                        Distributions to an Obligor

The Bridge Facility Agent may with the consent of the relevant Obligor (or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Bridge Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4.                        Clawback

Where a sum is to be paid to the Bridge Facility Agent under the Bridge Finance Documents for another Party, the Bridge Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.5.                        Refunding of Payments

The Bridge Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)                                  the person to whom the Bridge Facility Agent made that sum available shall on request refund it to the Bridge Facility Agent; and

(b)                                 the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the Bridge Facility Agent the amount (as certified by the Bridge Facility Agent) which will indemnify the Bridge Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it, provided that the Borrower will not have any obligation to refund any such sum received by it in relation to the Offer, any Compulsary Acquisition Procedure, the 2006 Target Bonds, and any Tender and paid by it (or on its behalf);

(i)                                     to any third party in accordance with the Funds Flow Memorandum; or

(ii)                                  to shareholders of the Target in satisfaction of any purchase price paid in respect of their Target Shares or to the holders of the Target Bonds or the 2006 Target Bonds in respect of the purchase or redemption thereof.

27.6.                        Partial payments

(a)                                  If the Bridge Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Bridge Finance Documents, the Bridge Facility Agent shall apply that payment towards the obligations of that Obligor under the Bridge Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Bridge Facility Agent, the Arrangers and the Security Agent under the Bridge Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest (other than any PIK Interest Amount), fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment of any principal (including any accrued PIK Interest Amount) outstandings due but unpaid; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Bridge Finance Documents.

(b)                                 The Bridge Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.7.                        No set-off by Obligors

All payments to be made by an Obligor under the Bridge Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8.                        Business Days

(a)                                  Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

27.9.                        Currency of account

(a)                                  Subject to paragraphs (b) to (f) below and unless a Bridge Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Bridge Finance Documents is euro.

(b)                                 Interest is payable in the currency in which the relevant amount in respect of which it is payable was denominated when that interest accrued.

(c)                                  A repayment or prepayment of any principal amount or Unpaid Sum is payable in the currency in which that principal amount or Unpaid Sum is denominated on its due date.

(d)                                 Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)                                  Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)                                    Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

27.10.                  Change of currency

(a)                                  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Bridge Finance Documents to, and any obligations arising under the Bridge Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Bridge Facility Agent (after consultation with the Borrower); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Bridge Facility Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Bridge Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

28.                                 SET-OFF

28.1.                        Set-off

A Finance Party may, if an Event of Default is continuing, set off any matured obligation due from an Obligor under the Bridge Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.                                 NOTICES

29.1.                        Communications in writing

Any communication to be made under or in connection with the Bridge Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

29.2.                        Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Bridge Finance Documents is:

(a)                                  in the case of the Borrower, that provided to the Bridge Facility Agent prior to the Closing Date;

(b)                                 in the case of each Lender or any other Obligor, that notified in writing to the Bridge Facility Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the address of the Bridge Facility Agent or the Security Agent, as set out below or, in the case of the fax number and department or officer of the Bridge Facility Agent or the Security Agent, as notified to the other Parties within five Business Days of the date of this Agreement:

125 London Wall
London
EC2Y 5AJ

Tel:                                         +44 (0) 20 7777 2940
Fax:                                         +44 (0) 20 7777 2360/2085
Email:                                      lesley.x.pluck@jpmorgan.com or stephen.gillies@jpmchase.com
For the attention of:             Loans Agency Department

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Bridge Facility Agent (or the Bridge Facility Agent may notify to the other Parties, if a change is made by the Bridge Facility Agent) by not less than five Business Days’ notice.

29.3.                        Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with the Bridge Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)                               if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Bridge Facility Agent will be effective only when actually received by the Bridge Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Bridge Facility Agent’s signature below (or any substitute department or officer as the Bridge Facility Agent shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Bridge Facility Agent. The Borrower may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)                                 Any communication or document made or delivered to the Borrower in accordance with this Clause 29.3 will be deemed to have been made or delivered to each of the Obligors.

29.4.                        Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 29.2 (Addresses) or changing its own address, fax number or telex number, the Facility Agent shall notify the other Parties.

29.5.                        Electronic communication

(a)                                  Any communication to be made between the Bridge Facility Agent and a Lender under or in connection with the Bridge Finance Documents may be made by electronic mail or other electronic means, if the Bridge Facility Agent and the relevant Lender:

(i)                                     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                  notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                               notify each other of any change to their address or any other such information supplied by them.

(b)                                 Any electronic communication made between the Bridge Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Bridge Facility Agent only if it is addressed in such a manner as the Bridge Facility Agent shall specify for this purpose.

29.6.                        English language

(a)                                  Any notice given under or in connection with any Bridge Finance Document must be in English.

(b)                                 All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any Bridge Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Bridge Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.                                 CALCULATIONS AND CERTIFICATES

30.1.                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Bridge Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2.                        Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Bridge Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3.                        Day count convention

Any interest, commission or fee accruing under a Bridge Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.                                 PARTIAL INVALIDITY

If, at any time, any provision of the Bridge Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.                                 REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Bridge Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.                                 AMENDMENTS AND WAIVERS

33.1.                        Required consents

Neither this Agreement nor any other Bridge Finance Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)                                  as set forth in Clause 33.2 (Amendments to Transaction Security Documents), or

(b)                                 (A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders, (B) in the case of any other Bridge Finance Document (other than any Transaction Security Document), pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Majority Lenders, and (C) in the case of any Transaction Security Document, pursuant to an agreement or agreements in writing entered into by the Security Agent and consented to by the Super Majority Lenders; provided, however, that no such agreement shall:

(i)                                     decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, or change the currency of payment of, any Initial Loan, without the prior written consent of each Lender directly affected thereby,

(ii)                                  increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii)                               extend any date on which payment of interest on any Initial Loan is due, without the prior written consent of each Lender adversely affected thereby,

(iv)                              amend or modify the provisions of Clause 28 (Set-off) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)                                 amend or modify the provisions of this Clause 33 or the definitions of the terms “Majority Lenders” or “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby,

(vi)                              restrict the right of any Lender to exchange Initial Loans for Extended Loans on the Extension Date or amend the rate of such exchange, in each case without the consent of each Lender directly affected thereby, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Bridge Facility Agent hereunder without the prior written consent of the Bridge Facility Agent.

33.2.                        Amendments to Transaction Security Documents

Without the consent of any Lender, the Borrower and the Security Agent may (in their respective sole discretion, or shall, to the extent required by Clause 20.33(c)) enter into any amendment, modification or waiver of any Transaction Security Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Security for the benefit of the Holders, or as required by local law to give effect to, or protect any security interest for the benefit of the Holders, or so that the security interests therein comply with applicable law.

33.3.                        Replacement of Lenders

(a)                                  If at any time:

(i)                                     any Lender becomes a Non-Consenting Lender; or

(ii)                                  any Lender becomes a Non-Funding Lender,

then the Borrower may, on not less than three Business Days’ prior notice to the Bridge Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Borrower for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement.

(b)                                 The Borrower shall have no right to replace the Arrangers, the Bridge Facility Agent or the Security Agent and none of the foregoing nor shall any Lender have any obligation to the Borrower to find a replacement Lender or other such entity. No member of the Group may make any payment or assume any obligation (whether by way of fees, expenses or otherwise) to or on behalf of the replacement Lender as an inducement for the replacement Lender to become a Lender. The Borrower may only exercise its replacement rights in respect of any relevant Lender within 180 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)                                  In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

(d)                                 For the purposes of this Clause:

(i)                                     Non-Consenting Lender means any Lender which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the Bridge Finance Documents which has been requested by the Borrower or the Bridge Facility Agent where the requested consent, waiver or amendment is one which requires the consent of all Lenders pursuant to this Agreement and has been agreed to by the Majority Lenders; and

(ii)                                  Non-Funding Lender means any Lender which has failed to participate in a Loan it is obliged to make under this Agreement or such Lender has given notice to the Borrower or the Bridge Facility Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in a Loan.

33.4.                        Amendments by Security Agent

Unless the provisions of any Bridge Finance Document expressly provide otherwise, the Security Agent may, if authorised by the Majority Lenders and with the consent of the relevant Obligor, amend the terms of, waive any of the requirements of, or grant consents under, the Transaction Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except that:

(a)                                  the prior consent of all of the Lenders is required to authorise any amendment of any Security Document which would affect the nature or the scope of the Charged Property or the manner in which proceeds of enforcement are distributed; and

(b)                                 no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

33.5.                        Obligors

(a)                                  Each Obligor irrevocably authorises the Borrower:

(i)                                     to give on its behalf all notices and instructions relating to Loans or to the application of the proceeds thereof including the entry into with any person of foreign exchange contracts in relation to such proceeds;

(ii)                                  to execute on its behalf any Accession Letters; and

(iii)                               to enter into on its behalf any agreement capable of being entered into by any Obligor notwithstanding that such agreement may affect (adversely or otherwise) such Obligor (including any consent or waiver given or required under the Bridge Finance Documents and any amendment, variation, supplement, restatement or novation of any of the Bridge Finance Documents, however fundamental it may be and notwithstanding any increase or other change in the obligations of such Obligor), without further reference to, or consent of, such Obligor and such Obligor shall be bound thereby as though such Obligor itself had entered into such agreement.

(b)                                 In all matters relating to the Bridge Finance Documents, each Obligor acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party.

33.6.                        Excluded Commitments

The Commitments of any Lender which has been requested by the Borrower or the Bridge Facility Agent to agree to a consent to a departure from, or waiver or amendment of, any provision of the Bridge Finance Documents but has not accepted or rejected such request within 15 Business Days’ of receipt of that request shall be disregarded when calculating whether the level of consent required under this Agreement has been obtained.

34.                                 COUNTERPARTS

Each Bridge Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Bridge Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

35.                                 GOVERNING LAW

This Agreement is governed by English law.

36.                                 ENFORCEMENT

36.1.                        Jurisdiction of English Courts

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Bridge Finance Documents (including a dispute regarding the existence, validity or termination of the Bridge Finance Documents) (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 36.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2.                        Service of process

Without prejudice to any other mode of service allowed under any relevant law:

(a)                                  each Obligor irrevocably appoints SPV Management Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Bridge Finance Document; and

(b)                                 each Obligor agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Bridge Finance Document with the consent of the Bridge Facility Agent (acting reasonably). Following the new process agent’s and the Bridge Facility Agent’s (acting reasonably) acceptance of such new appointment the existing process agent may resign.

36.3.                        Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Bridge Finance Document and to ensure that no such claim is made on its behalf;

(b)                                 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                  waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)

The Borrower	Denmark	29174202

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment
(Euro million)
Barclays Bank PLC	455,000,000
Credit Suisse First Boston International	455,000,000
Deutsche Bank AG, London Branch	455,000,000
JPMorgan Chase Bank, N.A.	455,000,000
The Royal Bank of Scotland plc	455,000,000
Total	2,275,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO SIGNING

1.                                       ORIGINAL OBLIGORS

(a)                                  A copy of the constitutional documents of each Original Obligor comprising for each Danish Obligor:

(i)                                     a copy of its articles of association; and

(ii)                                  a recent compiled summary from the Register of the DCCA relating to it.

(b)                                 A copy of a resolution of the board of directors, the management and the supervisory board or equivalent bodies of each Original Obligor:

(i)                                     approving the terms of, and the transactions contemplated by, the Bridge Finance Documents to which it is a party and resolving that it execute the Bridge Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Bridge Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Bridge Finance Documents to which it is a party.

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                 A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the aggregate amount of Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)                                  A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                       SECURITY

Confirmation from the Security Agent that it has received an original of each of the Transaction Security Documents referred to in Schedule 12 (Transaction Security Documents), duly executed by the parties to them.

3.                                       INTERCREDITOR AGREEMENT AND INVESTORS’ REPORT RECOVERIES LETTER

(a)           An original of the Intercreditor Agreement, duly executed by the parties to it.

(b)           An original of the Investors’ Report Recoveries Letter, duly executed by the parties to it.

4.                                       FEE LETTERS AND SIDE LETTERS

An original of each of each of the following letters, duly executed by the parties to them:

(a)                                  the Bridge Facility Fee Letter; and

(b)                                 the Investors Equity Commitment Letter.

5.                                       LEGAL OPINIONS

(a)                                  A legal opinion of Linklaters, legal advisers to the Arrangers, the Security Agent and the Bridge Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                 A legal opinion of Plesner Svane Grønborg, legal advisers to the Arrangers, the Security Agent and the Bridge Facility Agent in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)                                  A legal opinion of Bech-Bruun, legal advisers to the Original Investors and the Borrower in Denmark, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

6.                                       REPORTS

An original of:

(a)                                  the Accounting Report;

(b)                                 the Legal Due Diligence Reports;

(c)                                  the Market Report;

(d)                                 the Structure Memorandum;

(e)                                  the overview report prepared by Plesner Svane Grønborg in respect of the Structure Memorandum, in the Agreed Form; and

(f)                                    the memorandum relating to the Target Bonds prepared by Linklaters, in the Agreed Form.

7.                                       FINANCIAL INFORMATION

Copies of:

(a)                                  the Original Financial Statements;

(b)                                 the Business Plan; and

(c)                                  a draft of the Funds Flow Memorandum showing details of the projected funds flow on the Closing Date and projected Transaction Costs.

8.                                       OFFER DOCUMENTS

A copy of each Offer Document to be issued by or on behalf of Bidco in the Agreed Form.

9.                                       SENIOR FINANCE DOCUMENTS

(a)                                  A copy of each Senior Finance Document, duly executed by the parties to it.

(b)                                 Confirmation from the Senior Facility Agent that the Borrower will, on a committed funds basis, receive (within the Availability Periods set forth in the Senior Facilities Agreement) from the Senior Lenders cash in an aggregate amount equal to the amount committed (on the date of signing the Senior Facilities Agreement) under Facility A1, B1, C1, A2, B2 and C2 and Cash Bridge Facility A (each as defined in the Senior Facilities Agreement) and permitted to be used for the purposes set out in sub-paragraphs (a)(i), (a)(ii), (b)(i), (b)(ii), (b)(iii) and (d) of Clause 3.1 of the Senior Facilities Agreement (as in effect on the date of signing thereof) to be made available to it under the Senior Finance Documents.

10.                                 OTHER DOCUMENTS AND EVIDENCE

(a)                                  Evidence that any process agent referred to in Clause 36.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)                                 Evidence satisfactory to the Bridge Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Bridge Finance Documents.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.                                       An accession letter executed by the Additional Guarantor and the relevant other parties thereto.

2.                                       A copy of the constitutional documents of each Additional Guarantor comprising:

(a)                                  for each Danish Guarantor, a copy of its articles of association and a recent compiled summary from the Register of the DCCA relating to it;

(b)                                 for each Swiss Guarantor, the Articles of association (fatzceng or Gesellschaftsvertrag as applicable) and an extract from the Commercial Register (Handelsregister) as at the date on which such Additional Guarantor accedes to this Agreement; and

(c)                                  for any other Additional Guarantor, a copy of its constitutional documents.

3.                                       A copy of a resolution of the board of directors or equivalent body of the Additional Guarantor:

(a)                                  approving the terms of, and the transactions contemplated by, the Accession Letter and Bridge Finance Documents to which it is a party and resolving that it execute the Accession Letter and Bridge Finance Documents to which it is a party;

(b)                                 authorising a specified person or persons to execute on its behalf the Accession Letter and Bridge Finance Documents to which it is a party; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Bridge Finance Documents to which it is a party.

4.                                       A certificate of an authorised signatory of the Additional Guarantor confirming that guaranteeing the aggregate amount of Commitments would not cause any guarantee or similar limit binding on it to be exceeded.

5.                                       A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the accession letter.

6.                                       If available, the latest audited financial statements of the Additional Guarantor.

7.                                       The following legal opinions, each addressed to the Bridge Facility Agent, the Security Agent and the lenders:

(a)                                  a legal opinion of Linklaters, London, legal advisers to the Bridge Facility Agent and the Security Agent, as to English law; and

(b)                                 a legal opinion of the legal advisers to the Bridge Facility Agent in the jurisdiction of incorporation of that Additional Guarantor.

8.                                       If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent referred to in Clause 36.2 (Service of process) or another process agent has accepted its appointment in relation to the proposed additional guarantor.

9.                                       A deed of accession to the Intercreditor Agreement executed by the Additional Guarantor.

10.                                 Evidence satisfactory to the Bridge Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the Additional Guarantor pursuant to the transactions contemplated in the Bridge Finance Documents.

SCHEDULE 3

UTILISATION REQUEST

From:      [Borrower]

To:          [Bridge Facility Agent]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS €2,275,000,000 Bridge Facility Agreement dated 30 November 2005 (the “Bridge Facility Agreement”)

1.                                       WE WISH [AN INITIAL LOAN TO BE MADE ON THE FOLLOWING TERMS]:

(a)                                  Borrower:                                              [                  ]

(b)                                 Proposed Utilisation Date:                 [                  ] (or, if that is not a Business Day, the next Business Day)

(c)                                  Currency :                                             [                  ]

(d)                                 Amount:                                                [                  ] or, if less, the Available Facility

(e)                                  Interest Period:                     [                  ]

2.                                       WE CONFIRM THAT EACH CONDITION SPECIFIED IN CLAUSE 4.1 (CONDITIONS PRECEDENT) HAS BEEN SATISFIED.

3.                                       [THE PROCEEDS OF THIS INITIAL LOAN SHOULD BE CREDITED TO [ACCOUNT].][DELIVERY INSTRUCTIONS ARE AS FOLLOWS]*

4.                                       THIS UTILISATION REQUEST IS IRREVOCABLE.

5.                                       TERMS USED IN THIS UTILISATION REQUEST WHICH ARE NOT DEFINED IN THIS UTILISATION REQUEST BUT ARE DEFINED IN THE BRIDGE FACILITY AGREEMENT SHALL HAVE THE MEANING GIVEN TO THOSE TERMS IN THE BRIDGE FACILITY AGREEMENT.

Yours faithfully

authorised signatory for
[insert name of Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                       The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Bridge Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Bridge Facility Agent by reference to the Bridge Facility Agent’s own rates and will be expressed as a percentage rate per annum.

3.                                       The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage determined by the Bridge Facility Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.                                       The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Bridge Facility Agent as follows:

(a)                                  in relation to any Loan:

Where:

(A)                           is the rate of charge payable by the Bridge Facility Agent to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of the Bridge Facility Agent.

5.                                       For the purposes of this schedule 4:

(a)                                  “Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(b)                                 “Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations.

6.                                       If requested by the Bridge Facility Agent, each reference bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Bridge Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the tariff base of that Reference Bank.

7.                                       Each Lender shall supply any information required by the Bridge Facility agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                 any other information that the Bridge Facility Agent may reasonably require for such purpose.

8.                                       Each Lender shall promptly notify the Bridge Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.                                       The rates of charge of each Reference Bank for the purpose of a above shall be determined by the Bridge Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above.

10.                                 The Bridge Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Bridge Facility Agent shall distribute the additional amounts received as a result of the mandatory cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Bridge Facility Agent pursuant to this schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.                                 The Bridge Facility Agent may from time to time, after consultation with the borrower and the lenders, determine and notify to all Parties any amendments which are required to be made to this schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:          [                  ] as Bridge Facility Agent

From:      [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS – €2,275,000,000 Bridge Facility Agreement dated 30 November 2005 (the “Bridge Facility Agreement”)

1.                                       We refer to the Bridge Facility Agreement. This is a transfer certificate.

2.

(a)                                  The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Bridge Facility Agreement which correspond to that portion of the Existing Lender’s Commitments and participations in Initial Loans under the Bridge Facility Agreement specified in the schedule to this Transfer Certificate (the “Schedule”).

(b)                                 The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Initial Loans under the Bridge Facility Agreement specified in the Schedule.

(c)                                  The New Lender becomes a Lender under the Bridge Facility Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                       The proposed Transfer Date is [                  ].

4.                                       On the Transfer Date the New Lender becomes:

(a)                                  party to the Bridge Facility Agreement as a Lender; and

(b)                                 party to the Intercreditor Agreement as a [Bridge Creditor].

5.                                       [The New Lender confirms that its entry into this Transfer Certificate will not cause non-compliance with the terms of paragraph (g) of Clause 22.2 (Conditions of assignment or transfer) of the Bridge Facility Agreement.](1)

6.                                       The administrative details of the New Lender for the purposes of the Bridge Facility Agreement are set out in the Schedule.

7.                                       This Transfer Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

(1)           Include in respect of any assignment or transfer to be effected on or before the Merger Date.

8.                                       This Transfer Certificate has been executed and delivered as a deed on the date stated at the beginning of this Transfer Certificate and is governed by English law.

9.                                       The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

10.                                 Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the Bridge Facility Agreement shall have the meaning given to those terms in the Bridge Facility Agreement. Clause 34 (Counterparts) and 36 (Enforcement) of the Bridge Facility Agreement are incorporated in this Transfer Certificate mutatis mutandis.

Note:      The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in security in all jurisdictions. It is the responsibility of each individual New Lender to ascertain whether any other documents or other formalities are required to perfect transfer of such share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Bridge Facility Agent and the Transfer Date is confirmed as [                  ].

[Bridge Facility Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:          [                  ] as Bridge Facility Agent

From:      [Subsidiary and [Borrower]]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS – €2,275,000,000 Bridge Facility Agreement dated 30 November 2005 (the “Bridge Facility Agreement”)

1.                                       [Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Bridge Facility Agreement, the [Intercreditor Agreement] and the other Bridge Finance Documents as an Additional Guarantor pursuant to [Clause 23.3 (Additional Guarantors)] of the Bridge Facility Agreement and as an obligor pursuant to Clause [[                  ] (New Obligors) of the [Intercreditor Agreement]. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [limited liability company]/[limited partnership] and registered number [                  ].

2.                                       [Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

3.                                       This letter is governed by English law.

4.                                       Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Bridge Facility Agreement shall have the meaning given to those terms in the Bridge Facility Agreement. Clauses 34 (Counterparts) and 36 (Enforcement) of the Bridge Facility Agreement are incorporated in this Accession Letter mutatis mutandis.

5.             [this Guarantor Accession Letter is entered into by deed.]**

** If the Initial Loans are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

Borrower	[Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:          [•] as Bridge Facility Agent

From:      [resigning Guarantor] and [Borrower]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS – €2,275,000,000 Bridge Facility Agreement dated 30 (the Bridge Facility Agreement)

1.                                      Pursuant to Clause 23.2 (Resignation of a Guarantor), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Bridge Facility Agreement, the Intercreditor Agreement and the Bridge Finance Documents.

2.                                      We confirm that the Senior Resignation Letter in respect of [resigning Guarantor] delivered by [resigning Guarantor] and the Borrower to the Senior Facility Agent in accordance with the terms of the Senior Facilities Agreement has been accepted by the Senior Facility Agent.

3.                                      This letter is governed by English law.

4.                                      Terms which are used in this resignation letter which are not defined in this letter but are defined in the Bridge Facility Agreement shall have the meaning given to those terms in the Bridge Facility Agreement.

5.                                      The Borrower agrees to indemnify the Finance Parties for any costs, expenses, or liabilities which would have been payable by [resigning Guarantor] in connection with the Bridge Finance Documents but for the release set out in paragraph 1 above.

Company	[resigning Guarantor]

By:	By:

SCHEDULE 8

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

To:          [                  ] as Bridge Facility Agent

From:      [Borrower]

Dated:

Dear Sirs

Nordic Telephone Company Holding ApS – €2,275,000,000 Bridge Facility Agreement dated 30 November 2005 (the “ Bridge Facility Agreement”)

1.                                       WE REFER TO THE BRIDGE FACILITY AGREEMENT. THIS IS A COMPLIANCE CERTIFICATE.

We confirm that:

(a)                                  in respect of the Relevant Period ending on [                  ] Consolidated Cashflow for the Relevant Period was [                  ], and Net Debt Service for the Relevant Period was [                  ]. Therefore Consolidated Cashflow for such Relevant Period was [                  ] times Net Debt Service for such Relevant Period and the covenant contained in paragraph (a) of Clause 19.2 (Financial condition) [has/has not] been complied with;

(b)                                 in respect of the Relevant Period ending on [                  ] Consolidated EBITDA for such Relevant Period was [                  ] and Consolidated Net Finance Charges for such Relevant Period were [                  ]. Therefore the ratio of Consolidated EBITDA for such Relevant Period to Consolidated Net Finance Charges for such Relevant Period was [                  ] to [1] and the covenant contained in paragraph (b) of Clause 19.2 (Financial condition) [has/has not] been complied with;

(c)                                  On the last day of the Relevant Period ending on [                  ] Consolidated Total Net Debt was [                  ] and Consolidated EBITDA for such Relevant Period was [                  ]. Therefore the Debt Cover ratio for such Relevant Period was [                  ] to [1] and the covenant contained in paragraph (c) of Clause 19.2 (Financial condition) [has/has not] been complied with;

(d)                                 Capital Expenditure (but excluding all those items excluded from the calculation of Capital Expenditure in paragraph (d) of Clause 19.2 (Financial condition)) for the financial year of the Group ending on [                  ] was [                  ]. Therefore Capital Expenditure during such financial year [was/was not] in excess of [                  ] (being the maximum expenditure permitted in that period) and the covenant contained in paragraph (d) of Clause 19.2 (Financial condition) [has/has not] been complied with;

Signed
	Director	Director
	of	of
	[Borrower]	[Borrower]

SCHEDULE 9

TIMETABLES

INITIAL LOANS

“D-X” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Initial Loans in euro	Initial Loans in U.S. Dollars

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 3 9:30 a.m.	D - 3 9:30 a.m.

Bridge Facility Agent notifies the Lenders of the Initial Loan in accordance with Clause 5.4 (Lenders’ participation)	D - 3 2:00 p.m.	D - 3 2:00 p.m.

LIBOR or EURIBOR is fixed	Rate Fixing Day as of 11:00 a.m. (Brussels time)	Rate Fixing Day as of 11:00 a.m.

SCHEDULE 10

AGREED SECURITY PRINCIPLES

1.                                       AGREED SECURITY PRINCIPLES

1.1.                              The guarantees and security to be provided will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

1.2.                              The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from members of the Group in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

(a)                                  general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, tax restrictions, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

(b)                                 a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disproportionate to the benefit to the banks of obtaining such guarantee or security;

(c)                                  the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties;

(d)                                 it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets, in which event security will not be taken over such assets;

(e)                                  members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer provided that the relevant group member shall use reasonable endeavours to overcome any such obstacle;

(f)                                    the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Bridge Finance Documents;

(g)                                 to the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually; “Parallel debt” provisions will be used where necessary and such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws; and

(h)                                 to the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Bridge Facility to a new Lender.

2.                                       TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)                                  security will not be enforceable until the Acceleration Date has occurred;

(b)                                 the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain any additional representations or undertakings (such as in respect of title, insurance, information or the payment of costs) unless these are covenants required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in this Agreement;

(c)                                  in respect of the share pledge, until the Acceleration Date has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under this Agreement; and

(d)                                 the Finance Parties should only be able to exercise any power of attorney granted to them under the security documents after the Acceleration Date has occurred or after failure by an Obligor to comply with a further assurance or perfection obligation.

SCHEDULE 11

CONFIDENTIALITY UNDERTAKING

To:          [Transferring Lender]

Re:          €2,275,000,000 Bridge Facility Agreement dated 30 November 2005 (the “Agreement”)

Amount:

Agent:

Dear Sirs

We are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.                                       CONFIDENTIALITY UNDERTAKING

We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.                                       PERMITTED DISCLOSURE

You agree that we may disclose Confidential Information:

(a)                                  to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[(b)]                         subject to the requirements of the Agreement, in accordance with the Permitted Purpose, so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;]

[(b/c)]               subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)]               (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.                                       NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d)] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                       RETURN OF COPIES

If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] above.

5.                                       CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                       NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

We acknowledge and agree that:

(a)                                  neither you, [nor your principal] nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

(b)                                 you [or your principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.                                       NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.                                       INSIDE INFORMATION

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.                                       NATURE OF UNDERTAKINGS

The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,] the Borrower and each other member of the Group.

10.                                 THIRD PARTY RIGHTS

(a)                                  Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)                                 The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)                                  The parties to this letter do not require the consent of the Relevant Persons (other than parties to this letter) to rescind or vary this letter at any time.

11.                                 GOVERNING LAW AND JURISDICTION

(a)                                  This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English Law.

(b)                                 The parties submit to the non-exclusive jurisdiction of the English courts.

12.                                 DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

To:	[Potential Purchaser/Purchaser’s agent/broker]

We acknowledge and agree to the above:

For and on behalf of

[Seller/Seller’s agent/broker]

SCHEDULE 12

TRANSACTION SECURITY DOCUMENTS

Second ranking share pledge by (i) Midco over its shares in Bidco and (ii) any other Holding Company of the Target or Mergerco that grants a share pledge to secure the Senior Facilities.

SCHEDULE 13

SUMMARY TERMS AND CONDITIONS OF EXTENDED LOANS

All capitalized terms used in this Schedule 13 but not defined herein shall have the meanings provided in the Bridge Facility Agreement (the “Bridge Agreement”) to which this Schedule is attached.

Borrower:	Nordic Telephone Company Holding ApS (or, subject to the Intercreditor Agreement, another Group Company agreed by the Agent and the Borrower).

Administrative Agent:	The Bridge Facility Agent under the Bridge Agreement (the “Agent”).

Lenders:	The Lenders with respect to the Initial Loans which are converted to Extended Loans pursuant to Clause 2.1(b) of the Bridge Agreement.

Guarantors:

Subject to the Agreed Security Principles, the obligations of the Borrower in respect of the Extended Loans will be unconditionally and irrevocably guaranteed, on a senior subordinated basis (the “Subordinated Guarantees”), by each member of the Group that guarantees the Senior Facilities. A Subordinated Guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which the relevant Guarantor is no longer a subsidiary of the Borrower, or if a Guarantor is otherwise released from its guarantee obligations under the Senior Facilities.

Collateral:

Subject to the Agreed Security Principles, the obligations of the Borrower in respect of the Extended Loans will be secured (equally and ratably basis with any Exchange Notes) by a second ranking pledge over (i) the shares in Bidco and, following the merger of Bidco and the Target, over the shares in the survivor of such merger (“Mergerco”), (ii) the shares of any other Holding Company of the Target or Mergerco that secure the obligations under the Senior Facilities Agreement, (iii) any Proceeds Loan (as defined herein) and, if applicable, (iv) any Notes On-Loan (as defined in the Intercreditor Agreement) made with the proceeds of Extended Loans or Exchange Notes. To the extent practicable under applicable law, such pledge will be governed by the Transaction Security Documents, as the same may be amended pursuant to Clause 20.33(b) of the Bridge Agreement (or pursuant to the Extended Loan Credit Agreement).

Ranking:

The Extended Loans (and the guarantees and security in respect thereof) will rank pari passu with any Exchange Notes and will be subordinated to the Senior Facilities (either pursuant to the Intercreditor Agreement or otherwise) on terms equivalent to those on which the Initial Loans are subordinated to the Senior Facilities.

Debt Pushdown Option:	On the Step-Up Election Date, if the Debt Pushdown Criteria are met, the Borrower or Mergerco may elect to implement the following steps (such implementation, the exercise of the “Debt Pushdown Option”): (i) the Lenders shall make available to the Borrower an incremental bridge loan facility in an amount not less than the aggregate principal amount of Extended Loans and Exchange Notes outstanding on such date (the “Pushdown Facility”), (ii) the Borrower shall loan the proceeds of the Pushdown Facility to Mergerco (the “Proceeds Loan”), (iii) Mergerco shall declare and pay to the Borrower a special interim dividend (the “Special Dividend”) in an amount not less than the amount of the Proceeds Loan and (iv) the Borrower shall apply such Special Dividend in repayment of the Pushdown Facility.

“Step-Up Election Date” shall mean the date 10 Business Days after the later of (i) the Extension Date and (ii) the date that the steps set out in the Structure Memorandum are completed.

“Debt Pushdown Criteria” shall mean the following (or as otherwise agreed by the Bridge Facility Agent and the Borrower):

(a)                                  The Borrower shall hold the entire share capital of Mergerco;

(b)                                 The Borrower shall not be a borrower under the Senior Facilities;

(c)                                  The auditors of Mergerco shall have confirmed the amount of distributable reserves at Mergerco and such amount shall be sufficient to make the Special Dividend;

(d)                                 The Board of Directors of Mergerco shall have determined that it is possible and prudent for Mergerco to make the Special Dividend;

(e)                                  The making of the Special Dividend shall be consistent with the business strategy of Mergerco;

(f)                                    The tax advisers to Mergerco and the Borrower shall have confirmed that the exercise of the Debt Pushdown Option will not result in adverse tax consequences to the Group;

(g)                                 The exercise of the Debt Pushdown Option shall not be prohibited or limited by the application of any statutory limitations, financial assistance, corporate benefit, fraudulent preference and similar principles in any applicable jurisdiction; and

(h)                                 The exercise of the Debt Pushdown Option shall not violate the Senior Facilities Agreement or the Intercreditor Agreement.

Documentation:	The Extended Loans will be governed by the Extended Loan Credit Agreement (the form of which shall be agreed by the

Borrower and the Agent pursuant to Clause 20.33(a) of the Bridge Agreement) having terms and conditions consistent with this Schedule 13 and customary for New York law bridge agreements for affiliates of the Initial Investors.

Upon conversion of the Initial Loans to Extended Loans on the Extension Date, the Bridge Agreement shall cease to have effect and the rights and obligations thereunder shall be substituted with the rights and obligations under the Extended Loan Credit Agreement. The Borrower shall, at the request of the Security Agent, enter into such amendments to the Transaction Security Documents (and any other outstanding Bridge Finance Documents) as are reasonably necessary to effect such substitution. Such amendments, which shall be reasonably satisfactory to the Agent and the Security Agent, shall be effected without the consent of any Lender.

Exchange of Extended Loans for Exchange Notes:

Each Lender will have the option at any time or from time to time on or after the Extension Date to receive Exchange Notes in exchange for the Extended Loans of such Lender then outstanding. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount (including any accrued PIK Interest Amount (as defined below)) of the Extended Loans for which they are exchanged. If a default with respect to the Extended Loans shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Extended Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

Exchange Note Documents / Exchange Requests:

The Borrower shall, as promptly as practicable after being requested to do so by the Arrangers at any time on or after the Extension Date, (i) select a bank or trust company reasonably acceptable to the Agent to act as Exchange Note Trustee, (ii) enter into the Exchange Note Indenture (the form of which shall have been agreed in accordance with Clause 20.34 of the Bridge Agreement) and (iii) cause counsel to the Borrower to deliver to the Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Notes Indenture).

The Borrower shall, on or prior to the fifth Business Day following the written request (the “Exchange Request”) of any Lender (which request may be issued at any time on or after the date which is five Business Days prior to the Extension Date):

(a)                                  execute and deliver, cause each other Obligor to execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Indenture if such Exchange Note Indenture has not previously been executed and delivered;

(b)                                 at the request of the Security Agent, enter into such amendments to the Transaction Security Documents as are reasonably necessary to enable the Exchange Note Holders and the Lenders to obtain the benefits thereof to the same extent as contemplated with respect to the Lenders in the Transaction Security Documents on the date of signing, which amendments shall be in form and substance reasonably satisfactory to the Security Agent; and

(c)                                  execute and deliver to such holder in accordance with the Exchange Note Indenture an Exchange Note bearing interest as set forth therein in exchange for such Extended Loan dated the date of the issuance of such Exchange Note, payable to the order of such holder, in the same principal amount as such Extended Loan (or portion thereof) being exchanged.

The Exchange Request shall specify the principal amount of the Extended Loans to be exchanged, which, in the case of the initial exchange of Extended Loans for Exchange Notes, shall be at least €50,000,000. Extended Loans exchanged for Exchange Notes shall be cancelled and the corresponding amount of the Extended Loans deemed repaid. The Exchange Notes shall be governed by and issued in accordance with the terms of the Exchange Note Indenture.

The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

Maturity:	The tenth anniversary of the Closing Date or, if such date is not a Business Day, the Business Day next preceding such date (the “Final Maturity Date”).

Interest:

The unpaid principal amount of each Extended Loan shall bear interest for the period from and including the Extension Date to, but excluding, the earlier of (i) maturity thereof (whether by acceleration or otherwise) and (ii) the date of exchange for an Exchange Note, at a rate equal to, for the three-month period commencing on the Extension Date, the interest rate determined in accordance with Clause 8.1(a) of the Bridge Agreement in effect on the day immediately preceding the Extension Date plus 50 basis points, which amount shall increase by an additional 50 basis points each three-month period thereafter, subject to the Interest Rate Cap in effect at the beginning of each such three-month period

Accrued interest on each Extended Loan shall be payable (i) in arrears on the last day of each three-month period referred to above, on the date on which such Extended Loan is exchanged for an Exchange Note as contemplated hereby and on the Final Maturity Date, (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after maturity, on demand; provided that interest accrued pursuant to “Default Interest” below shall be payable on demand.

Notwithstanding the foregoing clauses but without giving effect to any increase in the interest rates pursuant to “Default Interest” below), the interest rate borne by the Extended Loans shall not exceed 12.50% per annum (the “Interest Rate Cap”); provided however, that until such time (if any) as Bidco shall hold 90 per cent. or more of the Target Shares, the Interest Rate Cap will be 13.50% provided, that if, on the Step-Up Election Date, the Debt Pushdown Availability Criteria are met and the Borrower elects not to exercise the Debt Pushdown Option, the Interest Rate Cap will increase to 13.25%. To the extent the interest on any Extended Loan exceeds a rate of 11.50% per annum (or until such time (if any) as Bidco shall hold 90 per cent or more of the Target Shares, 12.00%) (any such excess, the “PIK Interest Amount”), the Borrower may elect (i) to pay such PIK Interest Amount in cash or (ii) to add such PIK Interest Amount to the principal amount of such Extended Loan, . In no event shall the interest rate on the Extended Loans exceed the highest rate permitted under applicable law.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

The Borrower agrees, on each anniversary of the Extension Date (or at such other times as the Agent may reasonably request), to confirm in writing to the Agent that it consents to the capitalization of interest accrued since the Extension Date or since the date of its last confirmation and payable in respect of the Extended Loans to the extent contemplated hereby.

Default Interest:	After the occurrence and during the continuance of an event of default, the interest rate will increase by 100 basis points with respect to any overdue amounts.

Voluntary Prepayment:

Subject to any limitations imposed by the Senior Facilities Agreement or under the Intercreditor Agreement, the Borrower may, if it gives the Agent not less than three Business Days’ prior notice (or such shorter period as the Lender or Lenders whose Extended Loans aggregate more than 50% of the aggregate outstanding Extended Loans (the “Majority Lenders”) may agree), prepay the whole or any part of an Extended Loan (but, if in part, being an amount that reduces the amount of the relevant Extended Loan by a minimum amount of €10,000,000) without premium or penalty (but subject to payment of any breakage costs). Whenever the Borrower makes a voluntary prepayment of the Extended Loans, it shall make a rateable redemption of the Floating Rate Notes.

Change of Control:

The Borrower will be required to offer to repay all the Extended Loans at 101% of par plus accrued and unpaid interest, upon the occurrence of a change of control (to be defined in a manner customary for affiliates of the Initial Investors).

Representations and Warranties:

The following representations and warranties, to be consistent with the representations and warranties set forth in Clauses 17.1, 17.2 and 17.4 of the Bridge Agreement (but to be applicable only to the Borrower and the Guarantors):

1. Status (due incorporation, valid existence, power to carry on business).

2. Obligations under the Extended Loan Agreement being binding and enforceable.

3. Power and authority to enter into the Extended Loan Agreement and perform the obligations thereunder.

Affirmative Covenants:

The following affirmative covenants consistent with high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates (to be applicable to the Borrower and its restricted subsidiaries), and such other affirmative covenants as to which the Borrower consents, such consent not to be unreasonably withheld or delayed, and subject, in each case, to customary exceptions for high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates:

1. Performance of obligations.

2. Financial reporting.

3. Delivery of compliance certificates.

Negative Covenants:

The following incurrence-based negative covenants consistent with high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates (with, in any event, no covenant being more restrictive than the corresponding covenant under the Bridge Agreement) (to be applicable to the Borrower and its restricted subsidiaries), and such other incurrence-based negative covenants as to which the Borrower consents, such consent not to be unreasonably withheld, and subject, in each case, to customary exceptions for transactions with affiliates of the Initial Investors:

1. Limitations on debt.

2. Limitations on liens.

3. Limitations on mergers, consolidations or sales of all or substantially all assets.

4. Limitations on asset dispositions.

5. Limitations on restrictions on distributions from restricted subsidiaries.

6. Limitations on transactions with affiliates.

7. Limitations on restricted payments.

8. Limitation on dividends and other payment restrictions affecting restricted subsidiaries.

9. Anti-layering.

10. Subject to the Agreed Security Principles, limitation on future guarantees of the Senior Facilities by restricted subsidiaries without such subsidiaries also guaranteeing the Extended Loans.

11. Impairment of the security interest with respect to any material collateral.

Events of Default:

The following events of default consistent with high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates, subject, in each case, to exceptions customary for affiliates of the Initial Investors:

1. Failure to pay principal, interest (with 30 days grace) or any other amount when due.

2.                                       Failure to comply with the limitations on merger covenant; failure to comply with other specified covenants for a period of 30 days after notice; and failure to comply with other obligations for a period of 60 days after notice.

3. Failure to pay principal at final maturity or cross-acceleration to debt of the Borrower or any restricted subsidiary aggregating an amount to be agreed or more.

4.                                       Unsatisfied judgment or order against the Borrower or any Significant Subsidiary (to be defined in a manner customary for affiliates of the Initial Investors) not covered by insurance in excess of an amount to be agreed individually or in the aggregate.

5. Certain events of bankruptcy of the Borrower or any Significant Subsidiary.

6. Actual or asserted invalidity of any guarantee of any Significant Subsidiary.

If a Default or Event of Default under Clause 21.1 (Non-Payment) of the Bridge Agreement is continuing on the Extension Date, such Default or Event of Default shall be deemed to exist with respect to the Extended Loans and any notices given in respect of such Default or Event of Default while the Initial Loans were outstanding shall be deemed given (as of the actual dates thereof) with respect to the Extended Loans (with the same effect as if the Extended Loans had been outstanding as of the actual dates thereof).

If (i) a Default or an Event of Default under Clause 21.2 (Breach of obligations) of the Bridge Agreement by reason of a breach of Clause 20.16 (Dividends) and/or Clause 20.18 (Financial Indebtedness) of the Bridge Agreement is continuing on the Extension Date, (ii) a Bridge Facility Standstill Period is in effect with respect to such Default or Event of Default on the Extension Date and (iii) the events giving rise to such Default or Event of Default would also have given rise to a Default or an Event of Default under the Extended Loan Credit Agreement had the Extended Loan Credit Agreement been in effect at the time of such events, then such Default or Event of Default shall be deemed to exist with respect to the Extended Loans from and after the Extension Date until such Default or Event of Default is cured or waived pursuant to the Extended Loan Credit Agreement and any notices given or cure periods commenced under the Bridge Agreement prior to the Extension Date shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Extended Loans (with the same effect as if the Extended Loans had been outstanding as of the actual dates thereof).

Voting:

Amendments and waivers of the Extended Loan Credit Agreement will require the approval of Holders (of Extended Loans and Exchange Notes) holding more than 50% of the outstanding Extended Loans and Exchange Notes voting as a single class to the extent practicable (other than for certain matters that relate only to the terms of the Extended Loans or the Exchange Notes, as the case may be), except that (a) the consent of each directly affected Lender will be required for certain matters, as customary for transactions for affiliates of the Initial Investors, including (i) reductions of principal and interest rates (with respect to any Extended Loans held by a non-consenting Lender) and (ii) restrictions of the right of any Lender to exchange Extended Loans for Exchange Notes (or amendment of the rate or terms of such exchange), (b) certain amendments and waivers (as customary for high yield offerings for affiliates of the Initial Investors) may be effected solely by the Agent and the Borrower, including amendments to cure ambiguities, to add Guarantors and to make any change that does not materially adversely affect the rights of any Lender and (c) certain procedural amendments (which do not materially affect the rights of any Lender) may be effected solely with the consent of the Majority Lenders.

Assignment and Participation of Extended Loans:

The Lenders will have the right to assign Extended Loans to their affiliates and to other Lenders or to any Federal Reserve Bank without restriction, or to other financial institutions with the consent, not to be unreasonably withheld or delayed, of the Agent. Minimum aggregate assignment level (except to other Lenders) of €5.0 million and increments of €1.0 million in excess thereof will apply to assignment of Extended Loans. The transferee shall pay to the Agent an administrative fee in a customary amount to be agreed. To the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock, no Lender may transfer any Extended Loans to any person subject to any such laws or regulations.

Each Lender will have the right to sell participations in its rights and obligations under the Extended Loan Credit Agreement, subject to restrictions customary for transactions with affiliates of the Initial Investors on the participants’ voting rights.

Yield Protection, Taxes and Other Deductions:	Same as Bridge Facility.

Governing Law and Forum:	New York.

Waiver of Jury Trial:

The parties to the Extended Loan Credit Agreement will waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Extended Loans and related transactions.

SCHEDULE 14

SUMMARY TERMS AND CONDITIONS OF EXCHANGE NOTES

All capitalized terms used in this Schedule 14 but not defined herein shall have the meanings provided in the Bridge Facility Agreement (the “Bridge Agreement”) to which this Schedule is attached.

Issuer:	Nordic Telephone Company Holding ApS (the “Issuer”) (or subject to the Intercreditor Agreement, another Group Company agreed by the Bridge Facility Agent and the Borrower).

Exchange Note Trustee:

A bank or trust company (complying with the requirements of the Extended Loan Credit Agreement (as described in the Summary Terms and Conditions of Extended Loans under “Exchange Note Documents/Exchange Requests”)) selected by the Issuer and reasonably acceptable to the Bridge Facility Agent.

Exchange Note Holders:	Persons in whose names the Exchange Notes are registered.

Guarantors:

Subject to the Agreed Security Principles, the obligations of the Issuer in respect of the Exchange Notes will be unconditionally and irrevocably guaranteed, on a senior subordinated basis (the “Subordinated Guarantees”), by each member of the Group that guarantees the Senior Facilities.  For the avoidance of doubt, Bidco will not provide any guarantee.  A Subordinated Guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which the relevant Guarantor is no longer a subsidiary of the Issuer, or if a Guarantor is otherwise released from its guarantee obligations under the Senior Facilities.

Collateral:

Subject to the Agreed Security Principles, the obligations of the Issuer in respect of the Exchange Notes will be secured (equally and ratably with the Extended Loans) by a second ranking pledge over (i) the shares in Bidco and, following the merger of Bidco and Target, over the shares in the survivor of such merger (“Mergerco”), (ii) the shares of any other Holding Company of the Target or Mergerco that secure the obligations under the Senior Facilities Agreement (iii) any Proceeds Loans (as defined in the Summary Terms and Conditions of Extended Loans), and, if applicable (iv) any Notes On-Loan (as defined in the Intercreditor Agreement) made with the proceeds of Extended Loans or Exchange Notes.

Ranking:

The Exchange Notes (and the guarantees and security in respect thereof) will rank pari passu with the Extended Loans and will be subordinated to the Senior Facilities (either pursuant to the Intercreditor Agreement or an additional intercreditor agreement) on terms equivalent to those on which the Loans are subordinated to the Senior Facilities.

Documentation:

The Exchange Notes will be governed by an indenture (the form of which shall be agreed by the Issuer and the Bridge Facility Agent prior to the Initial Maturity Date) having terms and conditions consistent with this Schedule 15 and customary for high yield offerings for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates.

Maturity:	The tenth anniversary of the Closing Date or, if such date is not a Business Day, the Business Day next preceding such date (Final Maturity Date).

Interest:

The Exchange Notes (other than Fixed Rate Notes, which shall bear interest as described under “Fixed Rate Notes” below) will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below).  Notwithstanding the foregoing, the weighted average interest rate on the Exchange Notes (as if all denominated in Euro) in effect at any time shall not exceed a cash interest rate (the “Cash Cap”) of 11.50% per annum or a total interest rate (the “Total Cap”) of 12.50% per annum; provided however, that until such time (if any) as Bidco shall hold 90 per cent. or more of the Target Shares, the Cash Cap will be 12.00% and the Total Cap will be 13.50%; provided further, that if, on the Step-Up Election Date, the Debt Pushdown Availability Criteria are met and the Issuer elects not to exercise the Debt Pushdown Option (each such defined term having the meanings provided in the Summary Terms and Conditions of Extended Loans), the Total Cap will increase to 13.25%.  In no event shall the interest rate on the Exchange Notes exceed the highest rate permitted under applicable law.

“Initial Rate” shall be determined on the Extension Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Extension Date plus 50 basis points.

“Exchange Spread” means 0 basis points during the 3 month period commencing on the Extension Date and shall increase by 50 basis points at the beginning of each subsequent 3 month period, subject to the Total Cap in effect at the beginning of each such period.

Interest on the Exchange Notes will be payable quarterly in arrears (in the case of Floating Rate Notes, as defined below) or semi-annually in arrears (in the case of Fixed Rate Notes, as defined below) and, in each case, on the final maturity date and, with respect to any principal amount redeemed, the relevant redemption date.

Fixed Rate Notes:

At any time and from time to time after the Initial Maturity Date each holder of Exchange Notes or Extended Loans shall have the right, on at least 5 Business Days’ written notice, to fix the interest rate on any Exchange Notes held by it (each Exchange Note on which the interest rate is so fixed being a “Fixed Rate Note” and each other Exchange Note being a “Floating Rate Note”) (or, in the case of a holder of Extended Loans, to exchange any of its Extended Loans for Fixed Rate Notes), at a rate which is no higher than the then-applicable interest rate; provided, that Fixed Rate Notes shall only be issued (i) in connection with a contemporaneous sale thereof to an unaffiliated third party and (ii) when an aggregate amount of at least €200,000,000 of such Fixed Rate Notes has been requested to be issued.

Optional Redemption of Floating Rate Notes:

The Floating Rate Notes may be redeemed, in whole or in part, at the option of the Issuer, at any time upon not less than three Business Days’ prior notice, at par plus accrued and unpaid interest.  Whenever the Issuer makes a voluntary prepayment of the Extended Loans under the Extended Loan Credit Agreement, it shall make a rateable redemption of the Floating Rate Notes.

Optional Redemption of Fixed Rate Notes:

Each Fixed Rate Note will be callable for five years from the Closing Date (and also subject to the equity clawback provisions described below) at par plus accrued interest plus the Applicable Premium (to be defined in a manner customary for affiliates of the Initial Investors) and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date its interest rate is fixed, which premium shall decline rateably on each yearly anniversary of the Closing Date to zero two years before the Final Maturity Date.  The Fixed Rate Notes will also contain tax redemption provisions customary for transactions for affiliates of the Initial Investors.

On or before the third anniversary of the Closing Date, the Issuer may redeem up to 40% (or, if the Arrangers determine to be necessary in order to effect a sale of the Fixed Rate Notes, 35%) of the principal amount of the Fixed Rate Notes at a price equal to par plus the coupon on such Fixed Rate Notes, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (to be defined in a manner customary for affiliates of the Initial Investors) within 120 days of any such Equity Offering.

Change of Control:

The Issuer will be required to offer to repurchase all the Exchange Notes at 101% of par plus accrued and unpaid interest, upon the occurrence of a change of control (to be defined in a manner customary for affiliates of the Initial Investors).

Affirmative Covenants:

The following affirmative covenants consistent with high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates (to be applicable to the Issuer and its restricted subsidiaries), and such other affirmative covenants as to which the Issuer consents, such consent not to be unreasonably withheld or delayed, and subject, in each case, to customary exceptions for high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates:

1. Performance of obligations.

2. Financial reporting.

3. Delivery of compliance certificates.

Negative Covenants:

The following incurrence-based negative covenants consistent with high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates (with, in any event, no covenant being more restrictive than the corresponding negative covenant under the Bridge Agreement) (to be applicable to the Issuer and its restricted subsidiaries), and such other incurrence-based negative covenants as to which the Issuer consents, such consent not to be unreasonably withheld, and subject, in each case, to customary exceptions for transactions with affiliates of the Initial Investors:

1. Limitations on debt.

2. Limitations on liens.

3. Limitations on mergers, consolidations or sales of all or substantially all assets.

4. Limitations on asset dispositions.

5. Limitations on restrictions on distributions from restricted subsidiaries.

6. Limitations on transactions with affiliates.

7. Limitations on restricted payments.

8. Limitation on dividends and other payment restrictions affecting restricted subsidiaries.

9. Anti-layering.

10. Subject to the Agreed Security Principles, limitation on future guarantees of the Senior Facilities by restricted subsidiaries without such subsidiaries also guaranteeing the Exchange Notes.

11. Impairment of the security interest with respect to any material collateral.

Events of Default:

The following events of default consistent with high yield transactions for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates, subject, in each case, to exceptions customary for affiliates of the Initial Investors:

1. Failure to pay principal, interest (with 30 days grace) or any other amount when due.

2.                                      Failure to comply with the limitations on merger covenant; failure to comply with other specified covenants for a period of 30 days after notice; and failure to comply with other obligations for a period of 60 days after notice.

3. Failure to pay principal at final maturity or cross-acceleration to debt of the Issuer or any restricted subsidiary aggregating an amount to be agreed or more.

4.                                      Unsatisfied judgment or order against the Issuer or any Significant Subsidiary (to be defined in a manner customary for affiliates of the Initial Investors) not covered by insurance in excess of an amount to be agreed individually or in the aggregate.

5. Certain events of bankruptcy of the Issuer or any Significant Subsidiary.

6. Actual or asserted invalidity of any guarantee of any Significant Subsidiary.

If a Default or an Event of Default under Clause 21.1 (Non-Payment) of the Bridge Agreement is continuing on the Extension Date, such Default or Event of Default shall be deemed to exist with respect to any Exchange Notes issued on the Extension Date and any notices given in respect of such a Default or Event of Default while the Initial Loans were outstanding shall be deemed given (as of the actual dates thereof) with respect to such Exchange Notes (with the same effect as if such Exchange Notes had been outstanding as of the actual dates thereof).

If (i) a Default or an Event of Default under Clause 21.2 (Breach of obligations) of the Bridge Agreement by reason of a breach of Clause 20.16 (Dividends) and/or Clause 20.18 (Financial Indebtedness) of the Bridge Agreement is continuing on the Extension Date, (ii) a Bridge Facility Standstill Period is in effect with respect to such as Default or Event of Default on the Extension Date and (iii) the events giving rise to such a Default or Event of Default would also have given rise to a Default or an Event of Default under the Exchange Note Indenture had the Exchange Note Indenture been in effect at the time of such events, then such a Default or Event of Default shall be deemed to exist with respect to the Exchange Notes from and after the Extension Date until such Default or Event of Default is cured or waived pursuant to the Exchange Note Indenture and any notices given or cure periods commenced under the Bridge Agreement prior to the Extension Date shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

Registration Rights:

None; provided that, if the Arrangers (after making reasonable efforts to place the Fixed Rate Notes without registration rights) determine that registration rights are necessary for a successful placement of the Fixed Rate Notes, the Issuer shall, no later than 365 days after such placement, cause the holders of such Fixed Rate Notes to be entitled to exchange offer and other registration rights to permit resale without restriction under applicable securities laws on terms customary for offerings pursuant to Rule 144A by affiliates of the Initial Investors, including entering into an Exchange Notes Registration Rights Agreement, in the form customary in transactions with affiliates of the Initial Investors, with the Arranger and such holder).

Registration (in the event the Target securities have not been de-listed from the New York Stock Exchange):

If all the Target’s securities have not been de-listed from the New York Stock Exchange, then the Borrower shall (i) use its commercially reasonable efforts to cause a registration statement for the offer and sale of the Exchange Notes to be declared effective within 30 days following the Initial Maturity Date and (ii) use its commercially reasonable efforts to keep such registration statement effective, subject to Customary Exceptions (as defined below), until the earliest of (x) the date on which the Target’s securities are de-listed from the New York Stock Exchange, (y) the second anniversary of the Initial Maturity Date and (z) the date on which such registration statement is no longer needed to permit unrestricted sales of the Exchange Notes.

If such registration statement (i) has not been declared effective within 30 days following the Initial Maturity Date or (ii) ceases to be effective (subject to Customary Exceptions) during the time period specified above, then, if such event or circumstance continues for more than thirty consecutive Business Days, such event or circumstance shall constitute an Event of Default under the Exchange Note Indenture if and for so long as any of the Target’s securities remain listed on the New York Stock Exchange.

Holders holding at least 50.1% of the outstanding Extended Loans and Exchange Notes (the “Majority Holders”) may, upon written notice to the Borrower (each such notice, an “Effectiveness Extension Request”), request that the Borrower keep such registration statement effective following the second anniversary of the Initial Maturity Date.  Each Effectiveness Extension Request shall apply in respect of a one-year period commencing on the anniversary of the Initial Maturity Date next following the date of the Effectiveness Extension Request.  If the Borrower has received an Effectiveness Extension Request on or prior to the date that is three months prior to the second (and each subsequent) anniversary of the Initial Maturity Date, the Borrower will use its commercially reasonable efforts, unless and until (x) such registration statement is no longer needed to permit unrestricted sales of the Exchange Notes or (y) the Target securities are de-listed from the New York Stock Exchange, to keep such registration statement effective, subject to Customary Exceptions, during the one year period for which each such Effectiveness Extension Request applies.

“Customary Exceptions” are circumstances under which:

(1) a registration statement or the related prospectus is not effective or available for use solely as a result of the filing of a post-effective amendment to such shelf registration to incorporate annual or periodic financial information where such post-effective amendment is not yet effective and needs to be declared effective to permit use of the related prospectus; or

(2) the Borrower has issued a notice suspending the use of the registration statement and the related prospectus pending the announcement of a material business combination or other material corporate event or other material development; provided that no more than two such notices may be issued in any consecutive twelve-month period.

Listing:	Luxembourg Stock Exchange, Irish Stock Exchange or another internationally recognized stock exchange acceptable to the Arrangers and the Issuer.

Voting:

Amendments and waivers of the documentation for the Exchange Notes will require the approval of Holders (of Extended Loans and Exchange Notes) holding more than 50% of the outstanding Extended Loans and Exchange Notes, voting as a single class to the extent practicable (other than for certain matters that relate only to the terms of the Extended Loans or the Exchange Notes, as the case may be)) holding more than 50% of the outstanding Extended Loans and Exchange Notes, except that (a) the consent of each affected Exchange Note Holder will be required for certain matters, as customary for high yield transactions for affiliates of the Initial Investors, including reductions of principal and interest rates (with respect to any Exchange Notes held by a non-consenting Holder) and (b) certain amendments and waivers (as customary for high yield offerings for affiliates of the Initial Investors) may be effected solely by the Exchange Note Trustee and the Issuer, including amendments to cure ambiguities, to add Guarantors and to make any change that does not materially affect the rights of any Exchange Note Holder.

Right to Transfer Exchange Notes:

The Exchange Note Holders shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.  To the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock, no Exchange Note Holder may transfer any Exchange Notes to any person subject to any such laws or regulations.

Governing Law and Forum:	New York.

Waiver of Jury Trial:

The parties to the documentation for the Exchange Notes will waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Exchange Notes and related transactions.

SIGNATORIES

Borrower

NORDIC TELEPHONE COMPANY HOLDING APS

By:	By:

Arrangers

BARCLAYS CAPITAL

By:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	By:

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

J.P. MORGAN plc

By:

THE ROYAL BANK OF SCOTLAND plc

By:

Original Lenders

BARCLAYS BANK PLC

By:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	By:

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

JPMORGAN CHASE BANK, N.A.

By:

THE ROYAL BANK OF SCOTLAND plc

By:

Bridge Facility Agent

J.P.MORGAN EUROPE LIMITED

By:

Security Agent

J.P.MORGAN EUROPE LIMITED

By: